    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1997

                                                     REGISTRATION NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               _________________
                       GEORGIA BANK FINANCIAL CORPORATION
                 (Name of small business issuer in its charter)

                GEORGIA                              6711                            58-2005097
(State or jurisdiction of incorporation)  (Primary Standard Industrial  (I.R.S. Employer Identification No.)
                                          Classification Code Number)

                               3530 WHEELER ROAD
                            AUGUSTA, GEORGIA  30909
                                 (706) 738-6990
         (Address and telephone number of principal executive offices)

                               RONALD L. THIGPEN
                               3530 WHEELER ROAD
                            AUGUSTA, GEORGIA  30909
                                 (706) 738-6990
           (Name, address and telephone number of agent for service)

                                   COPIES TO:

                              W. THOMAS CARTER III
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA  30309-3424
                                 (404) 881-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                            PROPOSED
                                            MAXIMUM    PROPOSED
                                            OFFERING   MAXIMUM
TITLE OF EACH CLASS OF         AMOUNT TO     PRICE     AGGREGATE   AMOUNT OF
   SECURITIES TO BE               BE          PER      OFFERING  REGISTRATION
     REGISTERED               REGISTERED   SHARE (1)   PRICE (1)      FEE
================================================================================
Common Stock                   278,000           $18   $5,004,000         $1,517
                                Shares
================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(e).
____________________
                              ___________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS                                                SUBJECT TO COMPLETION,
                                                          DATED AUGUST 20, 1997
                              UP TO 278,000 SHARES
                       GEORGIA BANK FINANCIAL CORPORATION
                                  COMMON STOCK

                             --------------------
     This Prospectus relates to the offering by Georgia Bank Financial Corporation, a Georgia corporation (the "Company"), of up to 278,000 shares (the "Shares") of common stock, $3.00 par value (the "Common Stock"). From ______________, 1997, until 5:00 p.m. Eastern time on ________________, 1997, subject to the terms and conditions set forth elsewhere herein, shareholders of the Company ("Shareholders") at 9:00 a.m. Eastern time on August 8, 1997 (the "Record Date") will have the right to subscribe for a number of shares of Common Stock equal to the product of (i) .18025 and (ii) the number of shares of Common Stock owned by such Shareholder as of the Record Date, at a purchase price of $18 per share (the "Rights Offering"). After 5:00 p.m. Eastern time on ________________, 1997, until the close of the offering at 5:00 p.m. Eastern time on ___________, 1997, any Common Stock not subscribed for by Shareholders will be offered to persons, including existing Shareholders, at a purchase price of $18 per share and on the terms and conditions set forth elsewhere herein (the "Community Offering" and together with the Rights Offering, the "Offering").
The termination date for this Offering is the earlier of the date the Company sells all of the 278,000 Shares offered hereby or 5:00 p.m. Eastern time on __________________, 1997. Such termination date may be extended at the discretion of the Company until _________________, 199_. No fractional shares of Common Stock will be issued in connection with either the Rights Offering or the Community Offering. See "The Offering."

                             --------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE
                                 COMMON STOCK.

 THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSIT ACCOUNTS AND ARE NOT GUARANTEED OR INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                          ANY OTHER GOVERNMENT AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================
                                                         Fees and
                                     Price to Public   Commissions (1)     Proceeds to Company (2)
--------------------------------------------------------------------------------------------------
Rights Offering - Per Share......                          -0-
--------------------------------------------------------------------------------------------------
Community Offering - Per Share...                          -0-
--------------------------------------------------------------------------------------------------
Total............................                          -0-
--------------------------------------------------------------------------------------------------

(1) Offers and sales of the Common Stock will be made on behalf of the Company by certain of its executive officers in reliance on Commission Rule 3a4-1 under the Securities Exchange Act of 1934. Such officers will receive no special compensation, commissions or other remuneration for such activities, but may be reimbursed for reasonable expenses, if any, incurred in connection therewith. See "The Offering"
(2) Before deducting expenses of the offering, estimated to be $50,000, all of which will be paid by the Company.

     The Company reserves the right, in its sole discretion, to reject any Community Offering subscription in whole or part, to allocate Common Stock among subscribers, and to withdraw, cancel or modify the Offering without notice. Subscriptions are not binding obligations of the Company until accepted by the Company in writing. In determining which Community Offering subscriptions to accept, in whole or part, including in the event the offering is over-subscribed, the Company may take into account factors such as whether a subscriber is an existing shareholder of the Company, the order in which the subscriptions were received and a subscriber's potential to do business with or refer customers to the Bank (as defined herein).

[INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.]

                THE DATE OF THIS PROSPECTUS IS AUGUST ___, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants such as the Company that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System.

     The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the schedules and exhibits thereto, which may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus may constitute forward-looking statements for the purposes of the Securities Act and the Exchange Act and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: the effects of the Company's growth and whether such growth is sustainable in future economic circumstances; the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral and securities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone and computer and the Internet; and the failure of assumptions underlying the establishment of the allowance for loan losses, including the value of collateral underlying delinquent loans and other factors. The Company cautions that such factors are not exclusive. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

                                  ----------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. [THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION WITHIN SUCH JURISDICTION.

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the financial statements, and the notes thereto, appearing elsewhere in this Prospectus.


                                  THE COMPANY

     The Company is a Georgia bank holding company with total consolidated assets of approximately $235.1 million, total deposits of approximately $208.9 million and total shareholders' equity of approximately $17.3 million at June 30, 1997. Through its wholly-owned subsidiary, Georgia Bank & Trust Company of Augusta (the "Bank"), the Company operates a total of seven banking offices in the greater Augusta area of Richmond and Columbia Counties, Georgia.

     The Bank is community oriented and focuses primarily on offering real estate, commercial and consumer loans and various deposit and other services to individuals, small to medium-sized businesses and professionals in its market area. The Bank is the only locally owned and managed commercial bank operating in both Richmond and Columbia Counties. Its management team includes a number of banking professionals with years of experience in the Augusta area market with this and other banking organizations, a number of whom have worked together for many years. The Bank competes against the larger regional and super-regional banks operating in its market by emphasizing the stability and accessibility of its management, management's long-term familiarity with the market, immediate local decision making and the pride of local ownership.

     The Bank was organized by a group of local citizens from Richmond and Columbia Counties and commenced business from its main office location at 3530 Wheeler Road in Augusta on August 28, 1989. The Bank opened its first Augusta branch at 3111 Peach Orchard Road in December 1991 and its second Augusta branch at 1530 Walton Way in December 1992. The Bank became a subsidiary of the Company in 1992 as a result of its holding company reorganization. The Company acquired FCS Financial Corporation ("FCS") and its wholly-owned subsidiary, First Columbia Bank ("First Columbia") on December 31, 1992. This allowed the Company to expand its banking operations into neighboring Columbia County. In July 1993, First Columbia merged into the Bank, and the Bank now operates the former main office of First Columbia at 4105 Columbia Road, Martinez, Georgia, as a branch. The Bank opened an additional branch in Columbia County in November 1994 that is located in Evans, Georgia. In October 1995, the Bank opened its sixth banking office at 3133 Washington Road. In July 1996, the Bank opened a seventh location in a newly constructed Wal-Mart SuperCenter located at 3209 Deans Bridge Road. This second location in the heavily populated and consumer retail oriented southern section of Richmond County is anticipated to provide additional opportunities for consumer loans and retail deposits.

     The Company was founded with an experienced management team, and that team has continued to expand with the growth of the Bank. The Company proposes to expand in the Richmond County and faster growing Columbia County markets primarily by capturing a larger market share from its various competitors through internal growth. Management believes that the Bank's seven locations in these two counties are strategically positioned to take advantage of important segments of the market and that the depth and experience of management in those locations will assist it in its effort toward market penetration and growth.

     The principal executive offices of the Company and the Bank are located at 3530 Wheeler Road, Augusta, Georgia 30909. The Company's telephone number is
(706) 738-6990.

                                  THE OFFERING

Securities Offered.................................       278,000 shares of Common Stock
Common Stock Outstanding as of the Record Date.....     1,542,368 shares
Common Stock Outstanding after the Offering........     1,820,368 shares/(l)/

----------
(1) Assumes the sale of all of the 278,000 shares of Common Stock offered hereby.

Use of Proceeds....................   For general corporate purposes, including
                                      capital to support future growth.  See
                                      "Use Of Proceeds."

Structure of Offering..............   A total of 278,000 shares of Common Stock
                                      will be offered initially on an exclusive basis to shareholders of the Company as of August 8, 1997 ("Shareholders"). Each
                                      Shareholder will have the opportunity to subscribe for a number of shares of Common
                                      Stock equal to the product of (i) .18025 and (ii) the number of shares of Common
                                      Stock owned by such Shareholder as of the Record Date at a price of $18 per share.
                                      Any of such shares of Common Stock not
                                      subscribed for by Shareholders will be
                                      offered to other persons, including
                                      existing shareholders, at a purchase price of $18 per share. No fractional shares of Common Stock will be issued in connection with either the Rights Offering or the Community Offering.

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS. INVESTORS SHOULD CAREFULLY EVALUATE THESE RISKS BEFORE MAKING AN INVESTMENT DECISION. SEE "RISK FACTORS."

                       GEORGIA BANK FINANCIAL CORPORATION
                             SUMMARY FINANCIAL DATA

                                           SIX MONTHS ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                                        -----------------------------   ---------------------------------------
                                            1997        1996              1996              1995         1994
                                        ----------   ----------      ------------   ---------------------------
                                               (UNAUDITED)
                                                      (Dollars in thousands, except per share data)
EARNINGS
   Total interest income                  $  8,980     $  7,595          $ 15,677          $ 14,026    $ 11,081
   Total interest expense                    4,130        3,547             7,373             6,728       4,368
   Net interest income                       4,850        4,048             8,305             7,298       6,713
   Provision for loan losses                   464          220               470               200         180
   Non-interest income                       1,125          944             2,151             1,415         900
   Non-interest expense                      4,155        3,476             7,234             6,341       5,771
   Net income                                1,023          812             1,952             1,405       1,118

PER SHARE DATA
   Net income                             $   0.66     $   0.53          $   1.27          $   0.91    $   0.77
   Book value                                11.24        10.95             10.60             10.76        9.46
   Weighted average shares outstanding       1,542        1,543             1,542             1,538       1,460
      (in thousands)

SELECTED AVERAGE BALANCES
   Assets                                 $228,958     $192,186          $201,961          $171,733    $151,170
   Loans (net of unearned income)          143,190      124,377           128,592           113,977     102,166
   Deposits                                208,706      171,061           181,416           152,564     135,294
   Shareholders' equity                     16,743       14,599            15,426            13,740      11,842

SELECTED PERIOD-END BALANCES
   Assets                                 $235,148     $201,126          $216,008          $179,348    $160,410
   Loans (net of unearned income)          155,365      128,780           135,212           120,427     108,223
   Allowance for loan losses                 1,845        1,448             1,468             1,335       1,275
   Deposits                                208,930      180,267           195,668           157,150     141,365
   Other borrowings                          5,160        4,780             1,187             4,640       5,318
   Shareholders' equity                     17,341       14,687            16,347            14,439      12,458

SELECTED RATIOS
   Return on average total assets             0.89%        0.85%             0.97%             0.82%       0.74%
   Return on average equity                  12.22        11.12             12.65             10.23        9.44
   Average earning assets to average
            total assets                     90.62                          88.98             89.00       88.40
                                                          88.69
   Average loans to average deposits         68.61        73.71             70.88             74.71       75.51
   Average equity to average
            total assets                      7.31                           7.64              8.00        7.83
                                                           7.60
   Net interest margin                        4.72         4.81              4.62              4.78        5.03
   Net charge-offs to average loans           0.12         0.17              0.26              0.12        0.17
   Non-performing assets to period end        1.11         1.46              1.40              0.72        1.14
            loans
   Allowance for loan losses to net
    loans   (period-end)                      1.19         1.12              1.09              1.11        1.18

   Risk-based capital
      Tier 1 capital                          9.85         9.90             10.70             10.15        9.46
      Total capital                          10.93        10.89             11.84             11.19       10.56
   Tier 1 leverage ratio                      7.21         6.80              7.36              7.30        6.74

                                  RISK FACTORS

     An investment in the shares offered hereby involves certain risks and should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus, and should be undertaken only by persons who can afford an investment involving such risks.


OFFERING PRICE

     The price of the Common Stock offered hereby and the aggregate number of shares being offered were established by the Company's Board of Directors with reference to historical and projected earnings, book value, management's analysis of the capital needs of the Company and Bank and other criteria without the assistance of any investment banking or investment advisory firm. The offering price is not the product of arm's-length negotiation between the Company and any third party and should not be relied upon by Shareholders or other prospective investors in this offering as a measure of current value of the Common Stock. No assurance is or can be given that any of the Common Stock could be resold at a price equal to or greater than the offering price or that such price necessarily indicates the fair market value of the shares. See "The Offering - Determination of the Offering Price."

OPERATING HISTORY

     The Company and the Bank have experienced rapid growth throughout their relatively short operating histories. This growth accelerated in late 1992 and early 1993 with the acquisition of FCS and its wholly-owned banking subsidiary, First Columbia, and the subsequent merger of First Columbia into the Bank. This rapid growth has placed and will continue to place demands on the Company's and the Bank's management and other resources and there is no assurance that these demands can be successfully met.

ECONOMIC CONDITIONS

     The financial condition and performance of the Bank are impacted by the economic conditions in its market area. The Bank's market area is primarily dependent on the medical care, educational and manufacturing sectors of the economy. There can be no assurance that the current economic performance in this market will be sustained, and any significant downturn in the local economy will likely affect the Bank's loan demand and the value of collateral which secures the Bank's loans. See "Business - Market Area."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company and the Bank is highly dependent on the performance of the Bank's executive officers. The Bank's rapid growth will continue to place significant demands on the Bank's management and there can be no assurance that the Bank can keep the management team intact.

SUPERVISION AND REGULATION

     The success of the Company and the Bank depends not only upon competitive factors but also on state and federal regulations affecting banks, savings and loan associations, and bank and savings and loan holding companies generally. The Company and the Bank operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance and the Securities and Exchange Commission. On September 29, 1994, the President signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), which, among other things, has permitted nationwide interstate banking and branching subject to certain restrictions. The Reigle-Neal Act may result in greater competition for the Bank. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate impact of such changes cannot be predicted. Recently, Congress and the federal bank regulatory agencies have proposed and promulgated laws and regulations that would significantly alter the financial services industry, including the powers and activities of financial institutions, the types of entities that may own banks and bank holding companies, and the supervisory authority and jurisdiction of various federal bank regulatory agencies. Regulations now affecting the Company and the Bank may be modified at any time. There can be no assurance that any such legislation or regulations will not adversely affect the business of the Company and the Bank. See "Supervision And Regulation."

RESTRICTIONS ON DIVIDENDS

     Because the Company's principal operations are conducted through the Bank, it generates cash to pay dividends on the Common Stock primarily through dividends paid to it by the Bank. The Company is also dependent on dividends from the Bank to service its long-term debt. The Bank's ability to pay dividends to the Company is limited by certain legal and regulatory restrictions. The Boards of Directors of the Company and the Bank presently intend that earnings of the Bank will be retained by the Bank during the foreseeable future for the purpose of enhancing the Bank's capital to support future growth, except to the extent dividends must be paid to the Company to service its debt and pay its operating expenses. Consequently, it is unlikely that the Company will have funds available for distribution as cash dividends to its shareholders in the foreseeable future. See "Market Information And Dividends."

COMPETITION

     The banking business in general and in the Bank's market area is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, consumer finance companies, securities brokerages, insurance companies, and money market mutual funds operating in Richmond and Columbia Counties, surrounding areas, and elsewhere. Many of these competitors have substantially greater resources and lending limits, more diversified markets and larger branch networks than the Company, and are able to offer similar services at varying costs with higher lending limits. In addition, with the enactment of the Reigle-Neal Act and other laws affecting interstate bank expansion, there have been major interstate acquisitions involving Augusta financial institutions which have offices in the Company's market area but are headquartered in other states. The effect of such acquisitions (and the possible increase in size of the financial institutions operating in the Company's market areas) may be to increase further the competition faced by the Company. See "Business-Competition."

NO ESTABLISHED TRADING MARKET

     No active trading market exists for the Common Stock, and the Company has no reason to believe that a more active trading market will develop in the forseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any stock exchange or in the over-the-counter market. There is currently one independent market maker in the Common Stock. Officers and directors of the Company and the Bank are expected to purchase approximately 88,000 shares in the Offering thereby reducing the number of Shares available to be purchased by non-affiliates in the Community Offering. The ability of a holder of Common Stock to sell shares of Common stock and the price at which the Common Stock could be sold could be affected by significant fluctuations in the securities markets and bank stocks generally in response to variations in interest rates, periodic operating results and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of specific companies. These broad fluctuations may adversely affect the price of the Common Stock. See "The Offering" and "Market Information And Dividends."

DILUTION OF PERCENTAGE OWNERSHIP

     The Company's principal stockholders have acquired their Common Stock in various transactions and at different prices over a number of years. A current holder of Common Stock will suffer dilution in his or her percentage interest in the aggregate outstanding shares of Common Stock to the extent that such holder does not purchase the total number of shares allotted to such holder in the Rights Offering.

ANTI-TAKEOVER CONSIDERATIONS/CONTROLLING SHAREHOLDERS

     The Company's Articles of Incorporation and Bylaws, and the Georgia Business Corporation Act (the "GBCA"), contain certain provisions that could have the effect of discouraging a party from attempting to acquire or acquiring control of the Company without the approval of the Company's Board of Directors. As of June 30, 1997, the directors and officers of the Company beneficially owned approximately 491,132 shares (31.8% of the shares then outstanding and the directors and officers of the Company and the Bank collectively beneficially owned 530,649 shares (34.40%). The Company's and Bank's directors and officers are expected to purchase approximately 88,000 shares in the Offering. As a result of this director and officer group ownership percentage, the ability of other subscribers as a group to effectively exercise control over the election of directors of the Company and thereby exercise control over the supervision of the management or the business of the Company and the Bank is limited. See "Management" and "Description Of Common Stock- Anti-takeover Provisions."

LEGAL PROCEEDINGS

     In the ordinary course of operations, the Company is a party to various legal proceedings. In the opinion of management, there is no proceeding pending or, to the knowledge of management, threatened in which an adverse decision could result in a material adverse change in the business or assets of the Company. No assurance can be given, however, that a future legal proceeding will not result in a material adverse change in the business or assets of the Company.

NO UNDERWRITING/NO MINIMUM NUMBER OF SHARES REQUIRED TO BE SOLD

     The Common Stock is being offered directly by the Company and is not subject to any underwriting agreements assuring the sale of any of the Common Stock offered. No minimum number of Shares is required to be sold, and no assurance is given that any particular number of Shares will be sold. In the event all of the Shares offered are not sold in the Offering, the proceeds available to the Company will be reduced. See "The Offering" and "Market Information And Dividends."

FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements concerning the Company's existing and contemplated operations, economic performance and financial condition. Such forward looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, including, without limitation: the effects of the Company's growth and whether such growth is sustainable in future economic circumstances; the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral and securities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, and computer and the Internet; and the failure of assumptions underlying the establishment of the allowance for loan losses, including the value of collateral underlying delinquent. The Company cautions that such factors are not exclusive. See "Special Cautionary Notice Regarding Forward-Looking Statements."

                                  THE OFFERING

BASIC TERMS OF THE OFFERING

     The Company is offering up to 278,000 shares of Common Stock in accordance with the terms below. The termination date for this Offering is the earlier of the date the Company sells all of the 278,000 Shares offered hereby or 5:00 p.m. Eastern time on __________________, 1997. Such termination date may be extended at the discretion of the Company until _________________, 199_.

COMMON STOCK AVAILABLE TO EXISTING SHAREHOLDERS

     From _____________, 1997, until 5:00 p.m. Eastern time on ______________,
1997, 278,000 shares of Common Stock will be offered only to shareholders of record of the Company ("Shareholders") at 9:00 a.m. Eastern time on August 8, 1997 (the "Record Date"). During such period, each Shareholder will have the opportunity to subscribe for a number of shares of Common Stock equal to the product of (i) .18025 and (ii) the number of shares of Common Stock owned by such Shareholder as of the Record Date, at a purchase price of $18 per share (the "Rights Offering"). If, for example, a Shareholder owns 10% of the aggregate number of shares of the Common Stock issued and outstanding on the Record Date, such Shareholder will have the right to subscribe for all or a portion of 27,800 additional shares of Common Stock, an amount representing 10% of the total number of shares of Common Stock being offered, at a purchase price of $18 per share. No fractional shares or interests will be issued by the Company in connection with either the Rights Offering or the Community Offering.

     A Shareholder desiring to subscribe for shares in the Rights Offering must deliver to the Company before 5:00 p.m. Eastern time on _____________, 1997, a completed Subscription Agreement and check as described below under "- How to Subscribe."

COMMON STOCK AVAILABLE AFTER RIGHTS OFFERING

     Any portion of the 278,000 shares of Common Stock offered in the Rights Offering and not subscribed for by Shareholders on or before 5:00 p.m. Eastern time on ______________, 1997 will be offered to existing Shareholders and any other person or entity that qualifies as a Georgia Resident or a South Carolina Resident, beginning at 5:00 p.m. Eastern time on _______________, 1997, and continuing thereafter until the termination of the offering at a purchase price of $18 per share (the "Community Offering").

     A "Georgia Resident" and "South Carolina Resident" is defined to be a resident of the State of Georgia or the State of South Carolina, respectively, as determined in accordance with the following rules regarding determination of residence:

     (a) A corporation, partnership, trust or other form of business organization shall be deemed to be a resident of a state if, at the time of the offer and sale to it, it has its principal office within such state.

     (b) An individual shall be deemed to be a resident of a state if such individual has, at the time of the offer and sale to him, his principal residence in the state.

     (c) A corporation, partnership, trust or other form of business organization which is organized for the specific purpose of acquiring part of an issue shall be deemed not to be a resident of a state unless all of the beneficial owners of such organization are residents of such state.

     The Company reserves the right, in its sole discretion, to reject any Community Offering subscription in whole or part, to allocate Common Stock among subscribers, and to withdraw, cancel or modify the Offering without notice. Subscriptions are not binding obligations of the Company until accepted by the Company in writing. In determining which Community Offering subscriptions to accept, in whole or part, including in the event the offering is over-subscribed, the Company may take into account factors such as whether a subscriber is an existing shareholder of the Company, the order in which the subscriptions were received and a subscriber's potential to do business with or refer customers to the Bank.

     The Community Offering will terminate on the earlier of the date the Company sells all of the 278,000 Shares offered hereby or 5:00 p.m. Eastern time on __________________, 1997. Such termination date may be extended at the discretion of the Company until _________________, 199_.

HANDLING OF SUBSCRIPTIONS

     Subscriptions are binding upon the Company only if and to the extent accepted by the Company. The Company will decide which subscriptions to accept within _______ days after receipt. In the event the Company rejects all or a portion of any subscription, the Company will promptly refund by mail to the subscriber all or the appropriate portion of the amount remitted with the subscription, without interest. Upon rejection of a subscription or the termination or expiration of this Offering, the Company, its Subsidiaries, and their respective directors, officers, employees, agents and affiliates will have no further liability to the subscribers whose subscriptions are being returned once all appropriate refunds have been mailed to the address shown in the Subscription Agreement.

     The Company will confirm all sales of Common Stock. Certificates representing Shares of Common Stock duly subscribed and fully paid will be issued by the Company's registrar and transfer agent promptly after the Company's acceptance of the subscriptions and the issuance of a confirmation therefor.

DETERMINATION OF THE OFFERING PRICE

     The price of the Common Stock offered hereby was established by the Company's Board of Directors with reference to historical and projected earnings, book value, management's analysis of the capital needs of the Company and Bank and other criteria without the assistance of any investment banking or investment advisory firm. The offering price is not the product of arm's-length negotiation between the Company and any third party and should not be relied upon by Shareholders or other prospective investors in this offering as a measure of current value of the Common Stock. No assurance is or can be given that any of the Common Stock could be resold at a price equal to or greater than the offering price or that such price necessarily indicates the fair market value of the shares.

METHOD OF DISTRIBUTION

     The Common Stock is being offered hereby and sold through the efforts of certain executive officers of the Company in reliance on Commission Rule 3a4-1 under the Exchange Act on behalf of the Company. Their activities in connection with the offering will be in addition to their other duties, and they will not receive any additional compensation, commission, or other remuneration for such activities.

NOTICE TO REGULATORY AUTHORITIES REGARDING CERTAIN PURCHASES

     Provisions of federal and Georgia laws make it unlawful for a company to acquire control of a bank or a bank holding company without the prior approval of the appropriate regulatory authority, or for an individual to acquire control of a bank unless notices are filed with the appropriate regulatory authorities. Ownership, control, or the power to vote a substantial percentage of a class of voting securities raises the presumption that such control exists. Therefore, the Company reserves the right, but does not assume the obligation, to reject any subscription for Common Stock offered hereunder if the Company is not satisfied that the subscriber has obtained the required approvals or filed the required notices. See "Supervision And Regulation - The Company."

HOW TO SUBSCRIBE

     Each prospective investor who desires to purchase Common Stock should:

     1. Complete, date, and execute the Subscription Agreement, which has been delivered along with this Prospectus;

     2. Make a check payable to "Georgia Bank Financial Corporation" in the amount of $18 for each share subscribed for in the Offering;

     3. Return the completed Subscription Agreement and check to the Company in the return envelope enclosed with the Prospectus or mail the Subscription Agreement and check to:

               Georgia Bank Financial Corporation
               3530 Wheeler Road
               Augusta, Georgia 30909
               Attention:  Ronald L. Thigpen

     4. Subscription Agreements and checks for the purchase of Common Stock in the Rights Offering MUST be received by the Company prior to 5:00 p.m. Eastern time on ___________, 1997; and

     5. Subscription Agreements and checks for the purchase of Common Stock in the Community Offering MUST be received by the Company prior to 5:00 p.m. Eastern time on _____________, 1997, unless this date is otherwise extended by the Company.


                                USE OF PROCEEDS

     The net proceeds of the Company from the sale of all Shares offered hereby are estimated to be approximately $4,954,000. The Company intends to use the net proceeds for general corporate purposes, including use in operating activities and the origination of loans. Following the Offering, the Company's consolidated shareholders' equity to total assets on a pro forma basis as of June 30, 1997 would be approximately 9.55%. No minimum number of shares of Common Stock must be sold in the Offering. To the extent that all 278,000 shares of Common Stock are not sold in the Offering, the proceeds from the Offering available to the Company will be reduced.

                        MARKET INFORMATION AND DIVIDENDS

     No active trading market exists for the Common Stock, and the Company has no reason to believe that a more active trading market will develop in the forseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any stock exchange or in the over-the-counter market. There is currently one independent market maker in the Common Stock.
As of June 30, 1997, there were approximately 502 holders of record of the Company's Common Stock. As of June 30, 1997, 1,542,368 shares of Common Stock were issued and outstanding. Transactions in the Company's Common Stock generally are negotiated through J. C. Bradford & Company. The following table reflects the range of quotations from J. C Bradford & Company since the fourth quarter of 1995 when they began making a market in the Company's stock:

            GEORGIA BANK FINANCIAL CORPORATION COMMON STOCK PRICE *

QUARTER ENDED                    LOW     HIGH
-------------                  -------  ------
December 31, 1995               13 1/4      15
March 31, 1996                  13 7/8  15 5/8
June 30, 1996                   14 1/4  16 3/8
September 30, 1996**           16 1/16  16 5/8
December 31, 1996               17 1/4  17 1/2
March 31, 1997                  18 3/4  19 1/2
June 30, 1997                   19 5/8      20

          *    The prices reflect inter-dealer prices, without retail markup, mark-down or commission and may not represent actual
               transactions. No formal market existed for the Company's Common
               Stock prior to the fourth quarter of 1995.
          **   The Company issued a 15% stock dividend on September 25, 1996

     No cash dividends have been paid to date on the Common Stock, and it is anticipated that earnings will be retained for the foreseeable future to support the Bank's rapid growth and expansion. The Company currently has no source of income other than dividends and other payments received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulation and policies.

     Cash dividends on the Bank's common stock may be declared and paid only out of its retained earnings, and dividends may not be declared at any time at which the Bank's paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Georgia Department of Banking and Finance's (the "Department") current rules and regulations require prior approval before cash dividends may be declared and paid if: (i) the Bank's ratio of equity capital to adjusted total assets is less than 6%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank's net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank's loans classified as adverse as to repayment or recovery by the Department at the most recent examination of the Bank exceeds 80% of the Bank's equity capital as reflected at such examination.

     The Company's Board of Directors declared a 15% stock dividend to holders of the Company's Common Stock on record as of September 4, 1996. The dividend was payable on September 25, 1996. All per share information has been restated to reflect the effect of this dividend.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997, and as adjusted to show the effects of the sale of 278,000 shares of Common Stock in the Offering at the public offering price of $18 producing estimated net proceeds to the Company of $4,954,000 and the application of the net proceeds as set forth under "Use Of Proceeds." The information set forth in the table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus.

                                                    JUNE 30, 1997
                                            ----------------------------
                                               (Dollars in Thousands)

                                                ACTUAL     AS ADJUSTED
                                                ------     -----------
LONG-TERM DEBT:
Bonds payable, interest at 64% of            $   160,002   $   160,002
 prime, not to
 exceed 11% or be less than 6%
   Total Long-Term Debt

SHAREHOLDERS' EQUITY:
Common Stock, par value $3.00;                 4,627,104     5,461,104
 10,000,000
 shares authorized; 1,542,368 shares
  issued and outstanding - Actual;
  1,820,368 shares issued and
  outstanding - As Adjusted
Additional Paid in Capital                    10,337,222    14,457,222
Retained Earnings                              2,587,469     2,587,469
                                             -----------   -----------
Unrealized loss on investment                   (211,288)     (211,288)
 securities available-for-
   sale
 Total Shareholders' Equity                   17,340,507    22,294,507
 Total Long-Term Debt and                     17,500,509    22,454,509
   Shareholders' Equity                      ===========   ===========

                                    BUSINESS

GENERAL

     Georgia Bank Financial Corporation is a Georgia bank holding company with total consolidated assets of approximately $235.1 million, total deposits of approximately $208.9 million and total stockholders' equity of approximately $17.3 million at June 30, 1997. Through its wholly owned subsidiary, Georgia Bank & Trust Company, the Company operates a total of seven banking offices in the greater Augusta area of Richmond and Columbia Counties, Georgia.

     The Bank is community oriented and focuses primarily on offering real estate, commercial and consumer loans and various deposit and other services to individuals, small to medium-sized businesses and professionals in its market area. The Bank is the only locally owned and managed commercial bank operating in Richmond and Columbia Counties. Its management team includes a number of banking professionals with years of experience in the Augusta area market with this and other banking organizations, a number of whom have worked together for many years. The Bank competes against the larger regional and super-regional banks operating in its market by emphasizing the stability and accessibility of its management, management's long-term familiarity with the market, immediate local decision making and the pride of local ownership.

     The Bank was organized by a group of local citizens from Richmond and Columbia Counties and commenced business from its main office location at 3530 Wheeler Road in Augusta on August 28, 1989. The Bank opened its first Augusta branch at 3111 Peach Orchard Road in December 1991 and its second Augusta branch at 1530 Walton Way in December 1992. The Bank became a subsidiary of the Company in 1992 as a result of its holding company reorganization. The Company acquired FCS Financial Corporation and First Columbia Bank ("First Columbia") on December 31, 1992. This allowed the Company to expand into neighboring Columbia County. In July 1993, First Columbia merged into the Bank, and the Bank now operates the former main office of First Columbia at 4105 Columbia Road, Martinez, Georgia, as a branch. The Bank opened an additional branch in Columbia County in November 1994 that is located in Evans, Georgia. In October 1995, the Bank opened its sixth banking office at 3133 Washington Road. In July 1996, the Bank opened a seventh location in a newly constructed Wal-Mart SuperCenter located at 3209 Deans Bridge Road. This second location in the heavily populated and consumer/retail oriented southern section of Richmond County is anticipated to provide additional opportunities for consumer loans and retail deposits.

     The Bank was founded with an experienced management team, and that team has continued to expand with the growth of the Bank. The Bank's President, Patrick
G. Blanchard, its Executive Vice President and Chief Operating Officer, R. Daniel Blanton, and its Chief Operations Officer, Patricia E. Leopard, have worked together for over eight years with the Bank and before that with First Union National Bank and its predecessor, Georgia State Bank, for a period of 12 years. With the acquisition of First Columbia, the Bank obtained its Chief Financial Officer, Ronald L. Thigpen, who had served as Chief Executive Officer of First Columbia since 1991 and before that served in various capacities with First Union National Bank and its predecessors. J. Pierce Blanchard Jr., Group Vice President-Branch Administration, joined the team in 1994. He previously served for six years as President of Citizens Bank & Trust Company in Evans, Georgia, and had prior experience with First Union National Bank and its predecessor, Georgia Railroad Bank & Trust Company.

MARKET AREA

     The Bank's market area includes Richmond and Columbia Counties and is centered in West Augusta. This area represents a significant portion of the Augusta-Aiken metropolitan area. Aiken-Augusta is one of 313 metropolitan statistical areas (MSA) in the United States and its 1995 population of 453,209 ranked 104th in the nation. Between 1990 and 1995, the population increased 9.1%. The Augusta market area has a diversified economy based principally on health care, education, government, military, manufacturing, wholesale and retail trade concerns. Augusta is one of the leading medical centers in the Southeast with more than 25,000 people employed in the medical community. Significant medical facilities include the Medical College of Georgia, the University Hospital, Veteran's Administration Hospital, Dwight D. Eisenhower Hospital, Gracewood State School and Hospital, Columbia/Augusta Medical Center and St. Joseph's Hospital. Other major employers in the Augusta market area include the Fort Gordon military installation, E-Z Go (golf car manufacturer), International Paper Board Company (bleached paper board manufacturer), Thermal Ceramics (insulating material manufacturer), President Baking Company (cookie manufacturer), John P. King Manufacturing (textile manufacturer) and Club Car (golf car manufacturer). The area is served by Interstate 20, which connects it to Atlanta 140 miles to the west and Columbia, South Carolina, 70 miles to the east. Augusta is also served by a major commercial airport (Bush Field) and a commuter airport (Daniel Field). The average unemployment rate for the first three quarters of 1996 for the Augusta-Aiken MSA was 6.6% compared to 4.6% for the state of Georgia. Between June 1989 and June 1996, total commercial bank and thrift deposits in Richmond County increased 7.4% from $1,803 million to $1,936 million, and total commercial bank and thrift deposits in Columbia County increased 50.6% from $229 million to $345 million. The demographic information as presented above is based upon information and estimates provided by the Selig Center for Economic Growth at the University of Georgia and the Federal Deposit Insurance Corporation.

LENDING ACTIVITIES

     General. The Bank offers a range of lending services, including real estate, commercial and consumer loans, to individuals and small to medium-sized businesses and professionals that are located in, or conduct a substantial portion of their business in, the Bank's market area. The Bank's total loans at June 30, 1997, were approximately $155.4 million, or approximately 73.7% of total earning assets. An analysis of the composition of the Bank's loan portfolio is set forth under "Management's Discussion And Analysis Of Financial Condition And Results Of Operations - Composition of Loan Portfolio."

     Real Estate Loans. Loans secured by real estate are the primary component of the Bank's loan portfolio, constituting approximately $100.2 million, or approximately 64.5% of the Bank's total loans, at June 30, 1997. These loans consist of commercial real estate loans, construction and development loans and residential real estate loans, but exclude home equity loans, which are classified as consumer loans. See "- Consumer Loans."

     At June 30, 1997, the Bank held approximately $51.6 million of commercial real estate loans of various sizes secured by office buildings, retail establishments, and other types of property. Loan terms are limited to five years and often do not exceed three years, although the installment payments may be structured on a 15-year amortization basis. Interest rates may be fixed or adjustable, and tend to be fixed in the case of three-year term loans and adjustable in the case of five-year term loans. The Bank generally charges an origination fee. Management attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank typically requires personal guarantees from the principal owners of the property supported with an analysis by the Bank of the guarantors' personal financial statements. A number of the loans classified as commercial real estate loans are, in fact, commercial loans for which a security interest in real estate has been taken as additional collateral. These loans are subject to underwriting as commercial loans as described below. The Bank experienced net loan charge offs on commercial real estate loans of approximately $134,000 during 1996 and no charge offs in 1995.

     Construction and Development Loans. Construction and development real estate loans comprise approximately $22.2 million, or approximately 14.3% of the Bank's total loans at June 30, 1997.

     A construction and development loan portfolio represents special problems and risks. This level of construction and development loans are representative of the character of the Bank's market. Columbia County has been rated among the top five in the State of Georgia in population growth during each of the last three years. This growth has spawned a significant demand for residential housing in the county. The Bank subjects this type of loan to underwriting criteria that include: certified appraisal and valuation of collateral; loan-to-value margins (typically not exceeding 75%); cash equity requirements; evaluations of borrowers' cash flows and alternative sources of repayment; and a determination that the market is able to absorb the project on schedule.

     To further reduce the risk related to construction and development loans generally, the Bank relies upon the long-standing relationship between its loan officers (particularly R. Daniel Blanton) on the one hand and the developer and contractor borrowers, on the other. In most cases these relationships exceed ten or more years. The

Bank targets seasoned developers and contractors who have experience in the local market. Various members of the Bank's Board of Directors have close contacts with the construction industry; Robert W. Pollard, Jr., manages a lumber manufacturing company; E. G. Meybohm, owns a prominent real estate brokerage firm; Larry S. Prather, owns a utility and grading company; and William J. Badger owns and operates a lumber company. Through these connections to the industry, the Bank attempts to monitor current economic conditions in the market place for residential real estate, and the financial standing and on-going reputation of its construction and development borrowers.

     Infrastructure development loans are generally made with an initial maturity of one year, although the Bank may renew the loan for up to two additional one-year terms to allow the developer to complete the sale of the lots comprising the property before requiring the payment of the related loan. These loans typically bear interest at a floating rate and the Bank typically charges an origination fee. These loans are repaid, interest only, on a monthly or quarterly basis until sales of lots begin, and then principal reductions are made as each lot is sold at a rate allowing the Bank to be repaid in full by the time 75% of the lots have been sold. In order to reduce the credit risk associated with these loans, the Bank requires the project's loan to value ratio (on an as completed basis) to be not more than 70%. The Bank experienced net loan charge offs on these loans of $37,000 during 1996 and no losses during 1995.

     Residential construction loans are typically made for homes with a completed value in the range of $110,000 to $250,000. Loans for the lower-value homes are typically made for a term of 6 months, while loans for the larger homes are typically made for a term of nine to 12 months. These loans bear interest at a floating rate and the Bank collects an origination fee. The Bank may renew these loans for one additional term to allow the contractor time to market the home. In order to reduce the credit risk with respect to these loans, the Bank restricts the loans that are made for homes being built on a speculative basis, carefully manages its aggregate lending relationship with each borrower, and requires approval of the Loan Committee of the Board of Directors to lend more than $300,000 in the aggregate to any borrower and its related interests.

     Residential Loans. The Bank originates, on a selective basis, residential loans for its portfolio on single-and multi-family properties, both owner-occupied and non-owner-occupied. At June 30, 1997, the Bank held approximately $26.0 million of such loans (exclusive of home equity loans), representing approximately 16.7% of the Bank's loan portfolio, as compared to $22.1 million, or 17.2% of the Bank's loan portfolio at June 30, 1996. The growth in this portfolio is due to the relative importance of residential real estate lending in the Columbia County market. This portfolio includes, typically 15 or 25-year adjustable rate mortgage loans whose terms mirror those prevalent in the secondary market for mortgage loans or, less typically, floating rate non-amortized term loans for purposes other than acquisition of the underlying residential property.

     The Bank also originates residential loans for sale into the secondary market, an activity that began with the acquisition of First Columbia and its mortgage operations. The Bank originates both fixed and variable rate residential mortgage loans for sale with servicing released. Loans originated for sale into the secondary market are approved for purchase by an investor prior to closing and the Bank takes no credit or interest rate risk with respect to these loans. The Bank generates loan origination fees, typically ranging from 1.0% to 1.5% of the loan balance, and servicing release fees, generally ranging from 0.25% to 0.75% of the loan balance, both of which are recognized as income when the loan is sold. The Bank limits interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     Commercial Loans. The Bank makes loans for commercial purposes in various lines of businesses. At June 30, 1997, the Bank held approximately $26.5 million of these loans, representing approximately 17.0% of the loan portfolio, excluding for these purposes commercial loans secured by real estate. See "- Lending Activities - Real Estate." Equipment loans are made for a term of up to five years (more typically three years) at fixed or variable rates, with the loan being fully amortized over the term and secured by the financed equipment with a loan-to-value ratio of 80% or less. Working capital loans are made for a term typically not exceeding one year. These loans are usually secured by accounts receivable or inventory, and principal is either repaid as the assets securing the loan are converted into cash, or principal is due at maturity. The Bank experienced net loan charge-offs on commercial loans of $70,000 during 1996 and $72,000 during 1995.

     Consumer Loans. The Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit and revolving lines of credit such as credit cards. At June 30, 1997, the Bank held approximately $22.0 million of consumer loans, representing approximately 14.2% of total loans. These loans typically carry balances of less than $25,000 and earn interest at a fixed rate. Non-revolving loans are either amortized over a period not exceeding 48 months or are ninety-day term loans. Revolving loans require monthly payments of interest and a portion of the principal balance (typically
2-3% of the outstanding balance).   In the case of home equity loans and lines
of credit, the underwriting criteria are the same as applied by the Bank when making a first mortgage loan, as described above. Home equity lines of credit typically expire ten years after their origination. The Bank experienced net loan charge offs on consumer loans of $96,000 during 1996 and $19,000 during 1995.

     Loan Approval and Review. The Bank's loan approval policies provide for various levels of officer lending authority. When the aggregate amount of outstanding loans to a single borrower exceeds that individual officer's lending authority, the loan request must be considered and approved by an officer with a higher lending limit or by the Officers' Loan Committee. The lending limits of individual officers range from $5,000 to $300,000 depending on seniority and type of loan. The Officers' Loan Committee has a lending limit of $100,000 for unsecured and $300,000 for secured loans. Any loan in excess of the lending limit of the Officers' Loan Committee must be approved by the Directors' Loan Committee.

     The Bank has a continuous loan review procedure involving multiple officers of the Bank which is designed to promote early identification of credit quality problems. All loan officers are charged with the responsibility of rating all their loans exceeding $25,000 and reviewing those loans on a periodic basis, the frequency of which increases as the quality of the loans decreases. The Bank's Senior Credit Officer is charged with the responsibility of ensuring that all loans or lines of credit of $200,000 and above are reviewed annually. In addition, the Senior Credit Officer is involved in the analysis and approval of all loans that require Officers' Loan Committee approval.

DEPOSITS

     The Bank offers a variety of deposit programs to individuals and to small to medium-sized businesses and other organizations at interest rates generally consistent with local market conditions. The following table sets forth the mix of depository accounts at the Bank as a percentage of total deposits at the dates indicated.

                                  DEPOSIT MIX

                                        At December 31
                                        ---------------
                                   1996     1995     1994
                                  -------  -------  ------

   Non-interest bearing demand     17.02%   17.11%   16.14%
   Interest checking               12.24    12.06    16.36
   Market rate investment          10.86    10.23    11.99
   Savings                         22.26    12.76     4.34
   Time Deposits
       Under $100,000              21.71    27.15    31.29
       $100,000 and over           15.91    20.69    19.88
                                  ------   ------   ------
                                  100.00%  100.00%  100.00%
                                  ------   ------   ------

     The Bank accepts deposits at its main office and six branch banking offices, each of which maintains an automated teller machine. The Bank is a member of the "HONOR" network of automated teller machines, which permits Bank customers to perform certain transactions in cities throughout Georgia and other regions. The Bank controls deposit volumes primarily through the pricing of deposits and to a certain extent through promotional activities such as "free checking." In 1994 and 1995, the Bank adjusted the rates it paid on its interest checking deposits downward to be more nearly in line with its competition, resulting in a shift in its deposit base from interest checking accounts to time deposits as customers sought the higher rates available in certificates of deposit.

This continued in 1996 and a significant shift to savings occurred when the bank promoted a variable rate account tied to the prime rate. Deposit rates are set weekly by senior management of the Bank. Management believes that the rates it offers are competitive with or, in some cases, slightly above those offered by other institutions in the Bank's market area. The Bank does not actively solicit deposits outside of its market area.

COMPETITION

     The banking business generally is highly competitive, and sources of competition are varied. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, consumer finance companies, securities brokerages, insurance companies, and money market mutual funds operating in Columbia and Richmond Counties and elsewhere.

     Many of the financial organizations in competition with the Company have much greater financial resources, more diversified markets and larger branch networks than the Company, and are able to offer similar services at varying costs with higher lending limits. In addition, with the enactment of the Reigle-Neal Act and other laws affecting interstate bank acquisitions, there have been major interstate acquisitions involving Augusta financial institutions which have offices in the Company's market area but are headquartered in other states. The effect of such acquisitions (and the possible increase in size of the financial institutions in the Company's market areas) may be to increase further the competition faced by the Company. The Company believes, however, that it will be able to use its local independent image to its advantage in competing for business from certain Augusta individuals and businesses.

EMPLOYEES

     The Company had approximately 131 full-time equivalent employees at June 30, 1997.

PROPERTY

     The Company currently operates a main office, six branches and an operations center. The principal administrative offices of the Company are located at 3530 Wheeler Road, Augusta, Georgia. The main office and four branch offices are located in Augusta, Georgia, one branch is located in Martinez, Georgia and one branch is located in Evans, Georgia. With the exception of the Fury's Ferry and the Wal-Mart branches each banking office is a brick building of Georgian architecture with a teller line, customer service area, offices for the Bank's lenders, drive-in teller lanes, a vault with safe deposit boxes, and a walk-up or drive-up automated teller machine. The banking offices are generally 3,000 - 5,000 square foot buildings except for the main office and the Fury's Ferry Branch. The main office contains approximately 14,000 square feet of space. The Fury's Ferry branch contains 1,800 square feet with all the facilities of the other branches except safe deposit boxes. The Wal-Mart branch, located inside the Wal-Mart SuperCenter, contains 517 square feet and provides teller, customer service and lending areas. An automated teller machine is also located on the premises. The 5,000 square foot operations center is located in Grovetown, Georgia.

     In April of 1997, the Bank acquired 24,000 square feet of commercial office space located at 3515 Wheeler Road, Augusta, Georgia, across the street from its main office. Approximately 12,000 square feet will be renovated to accommodate all of the Bank's operations functions. The remaining 12,000 square feet will leased to third parties and will be available to the Bank for any future expansion. The existing operations building will be sold.

     The Company has expanded its automated teller machine network to include three drive-up machines located in major retail shopping areas and has also located four walk-up machines in convenience/gasoline outlets.

     See Note 5 to the Consolidated Financial Statements for additional information concerning the Bank's premises and equipment and Note 7 to the Consolidated Financial Statements for additional information concerning the Bank's commitments under various equipment leases.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

     The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. Statements made in this Registration Statement, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: the effects of the Company's growth and whether such growth is sustainable in future economic circumstances; the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral and securities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone and computer and the Internet; and the failure of assumptions underlying the establishment of the allowance for loan losses, including the value of collateral underlying delinquent loans and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

THE BUSINESS OF THE COMPANY

     Georgia Bank Financial Corporation was organized on September 11, 1991, to become a bank holding company by acquiring all outstanding capital stock of Georgia Bank & Trust Company of Augusta. The Company acquired FCS Financial Corporation on December 31, 1992, and merged its wholly owned subsidiary, First Columbia Bank into the Bank on July 1, 1993.

     The Bank is engaged in general commercial and retail banking from its main office and six other offices in Richmond and Columbia Counties. The Bank offers a full range of deposit, lending and other services to its customers. The deposit services include checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The lending services include short to medium-term secured and unsecured commercial loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery, consumer loans for financing automobiles, home improvements, and real estate construction and acquisition loans. The Bank also offers a full range of long-term mortgage services. Other services of the Bank include various MasterCard and Visa credit programs, 24 hour telephone access to accounts through Express Banking, cash management and automated clearing services. The Bank provides access to the HONOR network of automated teller machines through 13 strategically located ATM's throughout Richmond and Columbia Counties. In addition, as of August 1997, the Bank began offering its customers selected securities brokerage and investment advisory services through a third party securities firm. These securities activities are expected to provide the Bank with additional fee income and enable the Bank to better diversify the Bank's income.

FISCAL YEARS ENDED DECEMBER 31, 1996 AND 1995

Results of Operations
---------------------

     The Company had record net income of $1,952,000 in 1996, compared to $1,405,000 in 1995, an increase of 39%. The 1995 earnings of $1,405,000 were a
26% increase above 1994 earnings of $1,118,000.

     The improvement in 1996 earnings resulted primarily from increased levels of net interest income and non-interest income, specifically service charges and fees on deposits. The increase in net interest income was primarily the result of balance sheet growth with the resulting higher levels of earning assets. Net interest income grew 13.8% in 1996 on a net interest margin of 4.62%, a decline from the net interest margin of 4.78% in 1995. Non-interest income increased $736,000 (52.0%) in 1996 to $2.2 million compared to $1.4 million in 1995.

     The earnings performance of the Company is reflected in a return on average assets and average equity of 0.97% and 12.65%, respectively, during 1996 compared to 0.82% and 10.23%, respectively, in 1995. The return on average assets and average equity was 0.73% and 9.44% in 1994. Earnings per share improved to $1.27 in 1996 compared to $0.91 in 1995. The Company's average equity to average asset ratio decreased to 7.64% from 8.00% the previous year as a result of an increase in average assets of 17.6%. The average equity to average asset ratio was 7.83% for 1994. The Company did not pay any cash dividends in 1996 or 1995. The Company declared a 15% stock dividend on September 4, 1996, payable on September 25, 1996.

     The improved earnings of the Company represent, in part, the continued leveraging of the Company's and the Bank's investment in additional offices during prior years; these offices are maturing and generating higher asset and deposit levels. In addition, the reduction of the Company's long-term debt resulted in lower interest expense, which also contributed to the improved earnings.

Net Interest Income/Margins
---------------------------

     The primary source of revenue for the Company is net interest income, which is the difference between income on interest-earning assets, such as loans and investment securities, and interest expense incurred on interest-bearing sources of funds, such as deposits and borrowings. The following table shows the average balances of earning assets and interest-bearing liabilities, average yields earned and rates paid on those respective balances, and the resulting interest income and expense for the periods indicated:

                                      AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES

                             YEAR ENDED DECEMBER 31, 1996            YEAR ENDED DECEMBER 31, 1995
                           --------------------------------        --------------------------------
                              AVERAGE   AVERAGE   AMOUNT              AVERAGE   AVERAGE   AMOUNT
                              AMOUNT     YIELD     PAID               AMOUNT     YIELD     PAID
                                        OR RATE     OR                          OR RATE     OR
                                                  EARNED                                  EARNED
                           ------------------------------          --------------------------------
                                           (Amounts in thousands, except yields and rates)
ASSETS:
Loans......................  $128,592      9.70%  $12,470            $113,977     10.12%     $11,530
Investments
    Taxable................    43,863      6.36%    2,788              31,795      6.50%       2,068
    Tax-free...............     1,635      4.71%       77               1,583      4.30%          68
Interest-bearing deposits
 with                             - -       - -       - -                 - -       - -           (2)
     banks.................
Federal funds sold.........     5,615      6.09%      342               5,479      6.61%         362
                           ----------             --------           --------              ---------
     TOTAL EARNING ASSETS..   179,705      8.72%   15,677             152,834      9.18%      14,026
                           ----------             --------           --------              ---------
Cash and due from banks....    11,139                                   9,148
Premises and equipment.....     8,799                                   8,375
Other......................     3,759                                   2,643
Allowance for loan losses..    (1,441)                                 (1,267)
                           ----------                                --------
     TOTAL ASSETS..........  $201,961                                $171,733
                           ==========                                ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing
 transaction                 $ 20,454      2.54%  $   520            $ 19,314      2.73%     $   528
     accounts..............
Savings, MMA...............    55,661      4.38%    2,436              30,674      4.00%       1,226
Certificates...............    74,048      5.67%    4,196              78,953      5.96%       4,705
Federal funds purchased/
    repurchase agreements..     1,068      4.12%       44                 486      5.56%          27
Other borrowings...........     2,713      6.52%      177               4,198      5.76%         242
                           ----------          ------------          --------              ---------
     TOTAL INTEREST-BEARING
      LIABILITIES..........   153,944      4.79%    7,373             133,625      5.03%       6,728
                           ----------          ------------          --------              ---------
Demand deposits............    31,253                                  23,623
Other liabilities..........     1,338                                     745
Shareholders' equity.......    15,426                                  13,740
                           ----------                    --          --------
     TOTAL LIABILITIES AND
        SHAREHOLDERS'
         EQUITY............  $201,961                                $171,733
                           ==========                                ========

Net interest spread........                3.93%                                   4.15%
Benefit of non-interest sources            0.69%                                   0.63%
Net interest margin/income.                4.62%  $ 8,304                          4.78%     $ 7,298
                                               ==========                                  =========

                                     YEAR ENDED DECEMBER 31, 1994
                             ---------------------------------------------
                              AVERAGE           AVERAGE           AMOUNT
                              AMOUNT             YIELD             PAID
                                                OR RATE             OR
                                                                  EARNED
                             ---------------------------------------------
                           (Amounts in thousands, except yields and rates)
ASSETS:
Loans......................  $102,166            9.16%            $ 9,355
Investments
    Taxable................    24,723            5.84%              1,443
    Tax-free...............     1,545            3.95%                 61
Interest-bearing deposits
 with                              66            4.55%                  3
     banks.................
Federal funds sold.........     5,133            4.27%                219
                           ----------                          ----------
     TOTAL EARNING ASSETS..   133,633            8.30%             11,081
                           ----------                          ----------
Cash and due from banks....     7,416
Premises and equipment.....     7,626
Other......................     3,764
Allowance for loan losses..    (1,269)
                           ----------
     TOTAL ASSETS..........  $151,170
                           ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing
 transaction                 $ 26,185            2.72%            $   713
     accounts..............
Savings, MMA...............    23,596            2.78%                657
Certificates...............    65,828            4.31%              2,841
Federal funds purchased/
    repurchase agreements..       404            3.47%                 14
Other borrowings...........     2,629            5.43%                143
                           ----------                          ----------
     TOTAL INTEREST-BEARING
      LIABILITIES..........   118,642            3.68%              4,368
                           ----------                          ----------
Demand deposits............    19,685
Other liabilities..........     1,001
Shareholders' equity.......    11,842
                           ----------
     TOTAL LIABILITIES AND
        SHAREHOLDERS'        $151,170
         EQUITY............
                           ==========

Net interest spread........                      4.62%
Benefit of non-interest sources                  0.41%
Net interest margin/income.                      5.03%            $ 6,713
                                                               ==========

     Net interest income was $8.3 million for 1996, a 13.8% increase from 1995. Net interest income increased as a result of an increase in the volume of average earning assets, which was offset partially by a decrease in the rate on those earning assets. Earning assets averaged $179.7 million in 1996, an increase of 17.6% from 1995. Average rates on earning assets decreased to 8.72% from 9.18% in 1995. These decreases were due primarily to a declining interest rate environment and competitive pressures in the pricing of loans.

     A key performance measure for net interest income is the "net interest margin", or net interest income divided by the average interest-earning assets. Unlike "net interest spread", net interest margin is affected by the level of non-interest sources of funding used to support earning assets. The Company's net interest margin decreased to 4.62% in 1996 from 4.78% in 1995. In 1994, the net interest margin was 5.03%. The net interest margin decreased as the average rate earned on earning assets declined at a faster rate than the decline in the average rate paid on interest-bearing liabilities and the amount of earning assets increased more that the amount of interest-bearing liabilities.
Increased competition in the local market for both loans and deposits also negatively impacted the net interest margin. The net interest margin was assisted, however, by an increasing amount of demand deposits which function as a non-interest source of funds.

     Changes in net interest income from period to period result from increases or decreases in volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the earning asset portfolio, and the availability of particular sources of funds, such as non-interest bearing deposits. The table titled "Analysis of Changes in Net Interest Income" which follows indicates the changes in the Company's net interest income as a result of changes in volume and rate from 1995 to 1996, 1994 to 1995, and 1993 to 1994. The analysis of changes in net interest income included in the following table indicates that on an overall basis in 1996, positive changes in the balances or volumes of the interest-earning assets had a greater impact on the increase in interest income than the negative changes in yields and rates applicable to those balance sheet accounts which served to reduce interest income, and the positive changes in the balances or volume of the interest bearing liability categories had a greater impact on the increase in interest expense than did negative changes in yields and rates which served to reduce interest expense. In 1995, positive changes in the balances or volumes of the interest earning assets and in the yields contributed to the increase in interest income, and interest expense increased as a result of both positive changes in the balances or volume of and the rates paid on interest-bearing liabilities.


                                       ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                 YEAR ENDED DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                          1996                              1995
                                   COMPARED WITH 1995                COMPARED WITH 1994
                                    VARIANCES DUE TO                  VARIANCES  DUE TO
                           ---------------------------------------------------------------------------
                                              RATE/                              RATE/
                             VOLUME    RATE   VOLUME  TOTAL   VOLUME    RATE     VOLUME     TOTAL
                           ---------------------------------------------------------------------------
                                                     (AMOUNTS IN THOUSANDS)
INTEREST INCOME FROM EARNING ASSETS:
Loans......................  $1,479   ($478)  ($61)  $  940   $1,082   $  981   $113         $2,176
Investments,
                                785     (45)   (17)     723      413      163     47            623
   taxable.................
Investments, tax-
                                  2       6      0        8        2        5      0              7
   free....................
Interest-bearing
   deposits with                  0       0      0        0       (4)      (4)     4             (4)
   banks...................
Federal funds sold.........       9     (28)    (1)     (20)      15      120      8            143
                           ---------------------------------------------------------------------------
    Total..................  $2,275   ($545)  ($79)  $1,651   $1,508   $1,265   $172         $2,945
                           ---------------------------------------------------------------------------

INTEREST EXPENSE ON INTEREST BEARING LIABILITIES:
Interest-bearing
   transaction
                             $   31    ($37)   ($2)     ($8)   ($188)  $    2    ($2)         ($188)
   accounts................
Savings and market
   rate investments........     999     116     95    1,210      196      287     86            569
Certificates and
   other time deposits.....    (293)   (229)    14     (508)     565    1,086    216          1,867
Federal funds                    32      (7)    (9)      16        3        8      2             13
   purchased...............
Other borrowings...........     (86)     32    (11)     (65)      85        9      5             99
                           ---------------------------------------------------------------------------
    Total..................  $  683   ($125) $  87   $  645   $  661   $1,392   $307         $2,360
                           ---------------------------------------------------------------------------

CHANGE IN NET INTEREST INCOME:                       $1,006                                  $  585
                                                  =========                             ===========

                                     YEAR ENDED DECEMBER 31,
                                              1994
                                       COMPARED WITH 1993
                                        VARIANCES DUE TO
                           -----------------------------------------
                                              RATE/
                             VOLUME    RATE   VOLUME        TOTAL
                           -----------------------------------------
                                     (AMOUNTS IN THOUSANDS)
INTEREST INCOME FROM EARNING ASSETS:
Loans...................... $1,004   $  325  $  40         $1,369
Investments,
                                (4)      48      0             44
   taxable.................
Investments, tax-
                                38       (9)    (9)            20
   free....................
Interest-bearing
   deposits with                (7)      (1)     0             (8)
   banks...................
Federal funds sold.........    (88)     137    (54)            (5)
                           --------------------------------------
    Total.................. $  943   $  500   ($23)        $1,420
                           --------------------------------------

INTEREST EXPENSE ON INTEREST BEARING LIABILITIES:
Interest-bearing
   transaction
                             ($207)    ($76) $  16          ($267)
   accounts................
Savings and market
   rate investments........     82      (14)    (2)            66
Certificates and
   other time deposits.....    612      (61)   (16)           535
Federal funds                  (12)      36    (27)            (3)
   purchased...............
Other borrowings...........   (172)     (52)    26           (198)
                           --------------------------------------
    Total.................. $  303    ($167)   ($3)        $  133
                           --------------------------------------

CHANGE IN NET INTEREST INCOME:                             $1,287
                                                      ===========

     The variances for each major category of interest-earning asset and interest-bearing liability are attributable to (a) changes in volume (changes in volume times old rate), (b) changes in rate (changes in rate times old volume) and (c) changes in rate/volume (changes in rate times the change in volume).

Non-Interest Income
-------------------

     Non-interest income for 1996 was $2.2 million, an increase of $736,000 from 1995. The increase is attributable to a 50.7% increase in service charges on deposit accounts resulting from a higher volume of deposits and increases in the overall pricing of accounts. A decrease in losses on investment securities of $21,000 also contributed to the increase in non-interest income. The following table presents the principal components of non-interest income for the last three years.

                              NON-INTEREST INCOME

                                                   YEAR ENDED DECEMBER 31,
                                        ------------------------------------------
                                              1996           1995          1994
                                        ------------------------------------------
                                               (AMOUNTS IN THOUSANDS, EXCEPT
                                                        PERCENTAGES)

                 Service charges on             $2,150        $1,427        $1,014
                  deposit accounts......
                 Investment securities               0           (21)         (117)
                  gains (losses)........
                 Other..................             1             8             3
                                        ------------------------------------------
                      Total                     $2,151        $1,414        $  900
                       non-interest
                       income...........
                                        ==========================================

                 Non-interest income as
                  a percentage                    1.07%         0.82%         0.60%
                      of total average
                       assets...........

Non-Interest Expense
--------------------

     Non-interest expense totaled $7.2 million in 1996, up 14.1% from 1995 non-interest expense of $6.3 million. The increase was the result of the Company's continued growth and expansion. The Company experienced a full year of operating expenses associated with the Fury's Ferry branch which opened in October, 1995 in addition to the opening and operating expenses of the Wal-Mart branch which opened in July, 1996. This increase in non-interest expense is necessary to support the Company's continued growth and to better position itself with strategic locations in the market.

     Management continues to place a significant emphasis on expense control and continues to improve its ability to monitor growth in discretionary expense categories and to maintain improved control over future increases. The following table presents the principal components of non-interest expense for the years ended December 31, 1996, 1995 and 1994.

                              NON-INTEREST EXPENSE

                                                  YEAR ENDED DECEMBER 31,
                                       ------------------------------------------
                                             1996           1995          1994
                                       ------------------------------------------
                                         (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
 Salaries and employee benefits........        $3,653        $3,146        $2,798
 Occupancy expense.....................         1,262         1,032           924
 Amortization of intangible assets.....           280           287           298
 Business development expense..........           402           290           180
 Communication expense.................           515           419           359
 Data processing expense...............           137           150           199
 Insurance expense.....................            37           198           325
 Legal and professional fees...........           202           210           193
 Office Supplies.......................           434           328           272
 Other.................................           312           281           223
                                       ------------------------------------------
    Total non-interest expense.........        $7,234        $6,341        $5,771
                                       ==========================================

 Non-interest expense as a percentage
      of total average assets..........          3.58%         3.69%         3.82%

     The Company's efficiency ratio (non-interest expense as a percentage of net interest income and non-interest income, excluding gains and losses on the sale of investment securities) improved to 69.2% in 1996 compared to 72.6% in 1995 and 74.7% in 1994. This improvement continues even through though the Company incurs significant expense associated with the expansion of facilities to deliver the Company's products and services.

Composition of the Loan Portfolio
---------------------------------

     Loans are the primary component of the Bank's earning assets and, generally, are expected to provide higher yields than the other types of earning assets. Those higher yields reflect the inherent credit risks associated with the loan portfolio. Management attempts to control and balance those risks with the rewards associated with the higher returns.

     Loans averaged $128.6 million in 1996 compared to $114.0 million in 1995 and $102.2 million in 1994. At December 31, 1996, loans totaled $135.2 million, compared to $120.4 million at the end of 1995, or an increase of $14.8 million (12.3%), and $108.2 million at the end of 1994, an increase during 1995 of $12.2 million (11.3%).

     The Company continues to experience significant increases in loan volumes and balances. These increases are attributable to a continued stable local economy and the Company's relatively small market share. The successful expansion in Columbia County (acquisition of FCS Financial Corporation at the end of 1992 and branch expansion in November 1994), and the continued expansion in Richmond County (opening of the Fury's

Ferry branch in October, 1995 and the Wal-Mart branch in July, 1996) have provided significant opportunities to grow the loan portfolio. While absolute loan growth continues in double digits, loan growth as a percentage of average earning assets and average total assets decreased in 1996. Average loans constituted 71.6% of average earning assets and 63.7% of average total assets in 1996 as compared with 76.4% of average earning assets and 66.4% of average total assets during 1995, and 74.6% of average earning assets and 67.6% of average total assets in 1994. This decrease in percentage illustrates that deposit growth increased at a faster pace than loan growth during the year.

     The following table sets forth the composition of the Company's loan portfolio as of December 31, for the past five years.

                           LOAN PORTFOLIO COMPOSITION

                                     1996                 1995                 1994                 1993                1992
                             --------------------  -------------------  -------------------  ------------------  ------------------
                               AMOUNT       %       AMOUNT       %       AMOUNT       %       AMOUNT      %       AMOUNT      %
                           -------------------------------------------------------------------------------------------------------
                                                        (AMOUNT IN THOUSANDS, EXCEPT PERCENTAGES)
Real Estate
   Commercial..............    $ 48,422    35.81%   $ 44,053    36.58%   $ 34,336    31.73%   $30,413    31.71%   $35,907    42.49%
   Residential.............      24,156    17.87%     24,856    20.64%     23,452    21.67%    17,646    18.40%    11,746    13.89%
   Residential held for
       sale................         477     0.35%        404     0.34%        341     0.32%     1,048     1.09%       381     0.45%
   Construction and
      Development..........      10,829     8.01%     13,273    11.02%     18,155    16.78%    19,002    19.81%    11,068    13.09%
                           -------------------------------------------------------------------------------------------------------
    Total real
      estate (1)...........      83,884    62.04%     82,586    68.58%     76,284    70.49%    68,109    71.02%    59,102    69.92%
                           -------------------------------------------------------------------------------------------------------
Commercial
   Financial and
   agricultural............      32,141    23.77%     22,614    18.78%     18,734    17.31%    15,292    15.95%    14,722    17.41%
                           -------------------------------------------------------------------------------------------------------
Lease financing............         - -      - -         - -      - -         - -      - -        - -      - -        - -      - -
Consumer
   Direct..................      11,998     8.87%     10,874     9.03%      9,029     8.34%     8,413     8.77%     7,940     9.39%
   Indirect................         - -      - -         - -      - -         - -      - -        - -      - -        - -      - -
   Home equity.............       5,580     4.13%      2,928     2.43%      2,676     2.47%     2,171     2.26%     1,847     2.18%
   Revolving (2)                  1,609     1.19%      1,425     1.18%      1,500     1.39%     1,917     2.00%       928     1.10%
                               --------   ------    --------   ------    --------   ------    -------   ------    -------   ------
     Total consumer........      19,187    14.19%     15,227    12.64%     13,205    12.20%    12,501    13.04%    10,715    12.67%
                               --------   ------    --------   ------    --------   ------    -------   ------    -------   ------
     Total.................    $135,212   100.00%   $120,427   100.00%   $108,223   100.00%   $95,902   100.00%   $84,539   100.00%
                               ========   ======    ========   ======    ========   ======    =======   ======    =======   ======

-------------------
(1) Excluding home equity lines that, while secured by real estate and reported elsewhere herein as real estate loans, are included under the consumer loan category in this table.
(2) Includes credit cards and other revolving consumer lines, excluding home equity lines.

Loan Quality
------------

     Allowance for Loan Losses. The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The Bank has developed policies and procedures for evaluating the overall quality of its loan portfolio and the timely identification of problem credits. Management continues to review these policies and procedures and makes further improvements as needed. The adequacy of the Bank's allowance for loan losses and the effectiveness of the Bank's internal policies and procedures are also reviewed periodically by the Bank's regulators, independent auditors and the Bank's internal loan reviewer. The Bank's regulators may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     The Bank's Board of Directors, with the recommendation of management, approves the appropriate level for the allowance for loan losses based upon the internal policies and procedures, historical loan loss ratios and present or anticipated economic conditions.

     For significant problem loans, management's review consists of evaluation of the financial condition and strengths of the borrower, the related collateral supporting the loan, and the effects of current and expected economic conditions. When the evaluation reflects a greater than normal risk associated with the individual problem loan, management classifies the loan accordingly and allocates a portion of the allowance for loan losses for that loan. The table below indicates those specific allowances allocated for problem loans and also the unallocated general allowances included in allowances for loan losses for the years indicated. As reflected by the unallocated portion of the allowance, the adequacy of the Company's allowance for loan losses is evaluated on an overall portfolio basis. Because these allocations are based on estimates and subjective judgment it is not necessarily indicative of the specific amounts or loan categories in which charge-offs may occur.

                 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES(1)

                                  DECEMBER 31,
                   (AMOUNTS IN THOUSANDS EXCEPT PERCENTAGES)

                                               1996             1995             1994             1993
                                          ---------------  ---------------  ---------------  ---------------
                                          Amount    % (2)  Amount    % (2)  Amount    % (2)  Amount    % (2)
                                          ------  ------   ------  ------   ------  ------   ------  ------
Specific Reserves for Classified Loans..
   Commercial,
   financial,
   and agricultural.....................  $  189   23.77%  $  257   18.78%  $  115   17.31%  $   23   23.39%
   Real estate                                30    8.01%     111   11.02%    -  -   16.78%      55   19.81%
      construction......................
   Real-estate mortgage.................     189   54.03%      85   57.56%     274   53.71%     123   48.16%
   Installment loans to
      individuals.......................      37   14.19%      21   12.64%      29   12.20%      33    8.64%
Unallocated.............................   1,023     - -      861     - -      857     - -    1,031     - -
                                          ------  ------   ------  ------   ------  ------   ------  ------

Balance at Period End...................  $1,468  100.00%  $1,335  100.00%  $1,275  100.00%  $1,265  100.00%
                                        ========        =========        =========        =========

______________________
(1) Prior to 10-SB Registration in 1993, Company used an unallocated General Reserve
(2)  Percent of total loans

     Additions to the allowance for loan losses, which are expensed on the Company's income statement as the "provision for loan losses", are made periodically to maintain the allowance for loan losses at an appropriate level based upon management's evaluation of the potential risk in the loan portfolio. The actual amount of the provision is determined by evaluating the level of loans outstanding, the level of non-performing loans, historical loan loss ratios, that amount of loan losses actually charged against the reserve, delinquency trends, and an assessment of present and anticipated economic conditions.

     The Company's provision for loan losses in 1996 was $470,000, an increase of $270,000 over the provision in 1995. The provision in 1996 was necessary to maintain an adequate allowance and support the growth of the loan portfolio during the year. The provision for loan losses charged to earnings in 1994 was $180,000.

     The following table, "Allowance for Loan Losses," provides details regarding loan losses and recoveries by category of loan during the most recent five-year period, as well as supplemental information relating to both net loan losses and the provision and allowance for loan losses during each of the past five years. As the following table indicates, net charge-offs for 1996 represented 0.26% of average loans outstanding, compared to 0.12% for 1995 and 0.17% for 1994. The Company's charge-off ratios continue to be significantly below the average for the industry.

                           ALLOWANCE FOR LOAN LOSSES

                                              (Amounts in thousands, except percentages)
                                        ----------------------------------------------------
                                                        YEAR-ENDED DECEMBER 31,
                                            1996       1995       1994       1993      1992
                                          ---------  ---------  ---------  --------  --------
Total loans outstanding at end of
                                          $135,212   $120,427   $108,223   $95,902   $84,539
     period, net of unearned income.....
                                        ====================================================
Daily average amount of loans

     outstanding, net of unearned         $128,592   $113,977   $102,166   $90,744   $43,975

     income.............................
                                        ====================================================

Balance of allowance for loan losses....  $  1,335   $  1,275   $  1,265   $ 1,377   $   363
Charge-offs:
  Commercial, financial and
     agricultural.......................        77         93        101        51        50
  Real estate - construction............       - -        - -        - -       - -       - -
  Real estate - mortgage................       171         54         41        19       - -
  Consumer..............................       121         43         74        61        15
     Total charge-offs..................       369        190        216       131        65
                                        ----------------------------------------------------

Recoveries of previous charge-offs:
  Commercial, financial and
     agricultural.......................         7         21        - -       - -       - -
  Real estate - construction............       - -        - -        - -       - -       - -
  Real estate - mortgage................       - -          5          5        22       - -
  Consumer..............................        25         24         41        26         2
                                                             -------------------------------
     Total recoveries...................        32         50         46        48         2
                                        ----------------------------------------------------

Net charge-offs.........................       337        140        170        83        63
                                        ----------------------------------------------------
Provision for loan losses...............       470        200        180       - -       247
Adjustment for sale of branch...........       - -        - -        - -       (29)      - -
Adjustment for FCS acquisition..........       - -        - -        - -       - -       830
Balance of allowance for loan losses at
   end of period........................  $  1,468   $  1,335   $  1,275   $ 1,265   $ 1,377
                                        ====================================================

Allowance for loan losses to period end
                                              1.09%      1.11%      1.18%     1.36%     1.63%
     loans..............................
Net charge-offs to average loans........      0.26%      0.12%      0.17%     0.09%     0.14%

     At December 31, 1996, the allowance for loan losses was 1.09% of outstanding loans, a slight decline from the 1.11% level of December 31, 1995. Management considers the decline in the allowance, measured as a percentage of loans, to be acceptable based on its analysis of the potential risk in the portfolio using the methods previously discussed. Management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not prove correct. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance will not be required.

     Non-Performing Assets. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when it is not reasonable to expect collection of interest and principal under the original terms, generally when a loan becomes 90 days or more past due. These loans are classified as non-accrual, even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. There are a number of adverse implications for the earnings of the Company when a loan is placed on non-accrual. The interest which has been accrued but remains unpaid is reversed and deducted from current period interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. Also, there may be a write-down and, ultimately, the total charge-off of the principal balance of the loan, which could necessitate additional charges to earnings through the provision for loan losses. During 1996, 1995, and 1994, approximately $28,000, $58,000, and $37,000 respectively, in additional interest income would have been recognized as earnings if the Company's non-accrual loans had been current under their original terms. The total amount of interest recognized as earnings on the non-accrual loans in 1996 was $106,188.

     Non-performing loans are defined as non-accrual and renegotiated loans. When real estate acquired by foreclosure and held for sale is included with non-performing loans, the result comprises non-performing assets. The following table, "Non-Performing Assets", presents information on these assets and loans past due 90 days or more and still accruing interest as of December 31, for the past five years. Non-performing assets were approximately $1.9 million at December 31, 1996, or 1.4% of total loans and real estate acquired by foreclosure, compared to $861,000 in non-performing assets at December 31, 1995 or 0.72% of total loans and real estate acquired by foreclosure and $1.2 million at December 31, 1994, or 1.14% of total loans and real estate acquired by foreclosure. One credit for $1.1 million accounts for a significant portion of the total non-accrual loan balance at December 31, 1996. That loan is secured by real estate collateral and other collateral as well as the personal guaranty of the principal. Due to the superior lien position of the Bank, management feels there is minimum risk of loss although there is no assurance of this assessment until the normal repayment and collection process are completed.

     The increase in non-performing loans during 1996 reflects primarily the deterioration of a significant relationship. The reduction in the remaining non-performing loans represents the resolution of several prior "problem loans" and management's continued emphasis on asset quality. At December 31, 1996, loans past due 90 days or more and still accruing interest totaled $131,000 a decrease from $279,000 at the end of 1995 and equivalent to the $131,000 at the end of 1994. Management currently believes the Company will receive full payment of principal and interest on these loans despite their past due status because of the Company's collateral position and other factors. This amount of loans past due 90 days or more does not indicate a deterioration in loan quality or portend a future increase in non-accruals.

                             NON-PERFORMING ASSETS
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                        AT DECEMBER 31,
                                        -----------------------------------------------
                                            1996      1995      1944      1993     1992
                                          ------   -------   -------   -------   ------
Non-accrual loans.......................  $1,747   $   786   $ 1,237   $   726   $  303
Restructured loans......................       0         0         0        21        0
Other real estate owned.................     150        75         0        24    1,245
                                        -----------------------------------------------
     Total nonperforming assets.........  $1,897   $   861   $ 1,237   $   771   $1,548
                                        ===============================================

Loans past due 90 days or more and still
     accruing interest..................  $  131   $   279   $   131   $   260   $   99
                                        ===============================================

Allowance for loan losses to period end
     loans..............................    1.09%     1.11%     1.18%     1.36%    1.63%
Allowance for loan losses to period end
     nonperforming loans................   84.03%   169.85%   103.07%   164.07%   88.95%
Net charge-offs to average loans........    0.26%     0.12%     0.17%     0.09%    0.14%
Nonperforming assets to period end          1.40%     0.72%     1.14%     0.80%    1.70%
 loans.
Nonperforming assets to period end loans
     and foreclosed property............    1.40%     0.72%     1.14%     0.80%    1.68%

     Management is not aware of any other loans classified for regulatory purposes as loss, doubtful or substandard that have not been disclosed which (i) represents or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Asset/Liability Management, Interest Rate Sensitivity and Liquidity
-------------------------------------------------------------------

     General. It is the objective of the Company to manage assets and liabilities to preserve the integrity and safety of the deposit and capital base of the Company by protecting the Company from undue exposure to poor asset quality and interest rate risk. Additionally, the Company pursues a consistent level of earnings as further protection of the depositors and to assure an appropriate return to stockholders on their investment.

     These objectives are achieved through compliance with an established framework of asset/liability, loan, investment and capital policies. Management is responsible for monitoring policies and procedures that ensure proper management of the components of the asset/liability function to achieve the stated objectives. The Company's philosophy is to support quality asset growth primarily through growth of core deposits, which include non-volatile deposits of individuals, partnerships and corporations. Management seeks to invest the largest portion of the Company's assets in those loans that meet the Company's quality standards. Alternative investments are made in the investment portfolio. The Company's asset/liability function and related components of liquidity and interest rate risk are monitored on a continuous basis by management. The Board of Directors reviews and monitors these functions on a monthly basis.

     Interest Sensitivity Analysis. The process of asset/liability management involves monitoring the Company's balance sheet in order to determine the potential impact that changes in the interest rate environment would have on net interest income so that the appropriate strategies to minimize any negative impact can be implemented. The primary objective of asset/liability management is to ensure the steady growth of the net interest income, the Company's primary earnings component.

     In theory, interest rate risk can be minimized by maintaining a nominal level of interest rate sensitivity. In practice, however, this is made difficult because of uncontrollable influences on the Company's balance sheet, including variations in both loan demand and the availability of funding sources.

     The measurement of the Company's interest rate sensitivity, or "gap", is one of the principal techniques employed by the Company in asset/liability management. Interest sensitive gap is the dollar difference between assets and liabilities which are subject to interest-rate repricing within a given time period, including both floating rate or adjustable rate instruments and instruments which are approaching maturity.

     The Company manages its sensitivity to interest rate movements by adjusting the maturity of, and establishing rate prices on, the earning asset portfolio and interest-bearing liabilities in line with management's expectations relative to market interest rates. The Company would generally benefit from increasing market interest rates when the balance sheet is asset sensitive and would benefit from decreasing market rates when it is liability sensitive.

     The following table, "Interest Sensitivity Analysis," shows the interest rate sensitivity of the Company's balance sheet as of December 31, 1996. In that table, the principal balances of the various interest-earning and interest-bearing balance sheet instruments are shown in the time frame where they are first subject to repricing, either as a result of floating or adjustable rate contracts or a contractual maturity. In the three-month time frame, the Company had a liability sensitive gap of $23.7 million or 12.22% of total earning assets. In the one-year time frame, the pricing mismatch on a cumulative basis was liability sensitive $34.4 million or 17.7% of total earning assets. In the current interest rate environment, management considers this level of interest rate risk to be acceptable although procedures are in place to carefully monitor and reduce this one-year cumulative gap as the interest rate environment changes. It should also be noted that all interest rates and yields do not adjust at the same velocity. As an example, the majority of the savings category listed below is priced on an adjustable basis that is sixty percent of Prime Rate. Therefore, as Prime Rate adjusts 100 basis points, the rate on this liability only adjusts 60 basis points. Hence, the gap is only a general indicator of interest rate sensitivity and cannot be interpreted as an absolute measurement of the Company's interest rate risk.

                         INTEREST SENSITIVITY ANALYSIS

                                                                      AT DECEMBER 31, 1996
                             -------------------------------------------------------------------------------------------------------


                                              AFTER THREE      AFTER SIX                       ONE YEAR
                              WITHIN THREE    THROUGH SIX       THROUGH        WITHIN ONE    THROUGH FIVE     OVER FIVE
                                 MONTHS          MONTHS      TWELVE MONTHS        YEAR           YEARS          YEARS        TOTAL
                           ---------------------------------------------------------------------------------------------------------

                                                              (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

EARNING ASSETS:
Loans......................      $  83,430       $   7,308       $  12,950       $ 103,688        $30,234       $   1,290   $135,212

Investment securities,               7,799             135           5,633          13,567         27,505          14,132     55,204

 taxable...................
Investment securities,                 - -             - -             225             225            970             912      2,107

 tax-free..................
Interest-bearing deposits
 with                                  - -             - -             - -             - -            - -             - -        - -

     banks.................
Federal Funds sold.........          1,520             - -             - -           1,520            - -             - -      1,520

                           ---------------------------------------------------------------------------------------------------------

     Total earning assets..      $  92,749       $   7,443       $  18,808       $ 119,000        $58,709       $  16,334   $194,043

                           =========================================================================================================


INTEREST BEARING
 LIABILITIES:
Money market accounts......      $  21,241       $     - -       $      --       $  21,241        $   - -       $     - -   $ 21,241

Savings deposits...........         43,558             - -             - -          43,558            - -             - -     43,558

NOW accounts...............         23,942             - -             - -          23,942            - -             - -     23,942

Time deposits..............         25,304          18,332          18,692          62,328         11,292             - -     73,620

Federal Home Loan advances/
    securities repurchased.          1,225             - -             - -           1,225            - -             - -      1,225

Notes and Bonds payable....          1,187             - -             - -           1,187            - -             - -      1,187

                           ---------------------------------------------------------------------------------------------------------

   Total interest-bearing
      liabilities..........      $ 116,457       $  18,332       $  18,692       $ 153,481        $11,292       $     - -   $164,773

                           =========================================================================================================


Interest-free funds........              -               -               -               -              -          29,270     29,270

                           ---------------------------------------------------------------------------------------------------------

Funds supporting earning
                                 $ 116,457       $  18,332       $  18,692       $ 153,481        $11,292       $  29,270   $194,043

     assets................
                           =========================================================================================================


Period gap.................       ($23,708)       ($10,889)      $     116        ($34,481)       $47,417        ($12,936)       - -

Cumulative gap.............       ($23,708)       ($34,597)       ($34,481)       ($34,481)        12,936             - -        - -

Ratio of cumulative gap to
     total earning assets..         -12.22%         -17.83%         -17.77%         -17.77%          6.67%            - -        - -


     Liquidity. Management of the Company's liquidity position is closely related to the process of asset liability management. Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits.

     Average liquid assets (cash and amounts due from banks, federal funds sold, investment securities and other short term investments) were maintained at 33.6% of average deposits in 1996 compared to 30.5% in 1995 and 28.1 % in 1994.

     The structure of the loan portfolio with regards to repricing and the resulting sensitivity to changes in interest rates are important in the overall management of the Company's asset/liability position. The following table sets forth the repricing maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the loan portfolio at December 31, 1996.

                            LOAN REPRICING SCHEDULE

                                                           AT DECEMBER 31, 1996



                                                            AFTER ONE THROUGH
                                          ONE YEAR OR LESS     FIVE YEARS      AFTER FIVE YEARS   TOTAL
                                        -----------------------------------------------------------------
                                                         (AMOUNTS IN THOUSANDS)

Commercial, financial and agricultural..          $ 28,360            $ 3,746            $   35  $ 32,141
Real estate-construction................            10,829                - -               - -    10,829
All other loans.........................            64,499             26,488             1,255    92,242
                                        -----------------------------------------------------------------
     Total loans........................          $103,688            $30,234            $1,290  $135,212
=========================================================================================================

Loans maturing after one year with:
   Fixed interest rates.................                              $29,900            $1,290  $ 31,190
   Floating interest rates..............                                  334               - -       334
                                                          -----------------------------------------------
     Total Loans........................                              $30,234            $1,290  $ 31,524

     The investment securities portfolio is intended primarily to provide a steady source of interest income, but also serves as a secondary source of liquidity. Maturities of the portfolio are intentionally staggered to provide a predictable source of liquidity for the Company. The following table sets forth the scheduled maturities and average yields of securities held in the investment portfolio at December 31, for the past three years.

                      MATURITY DISTRIBUTION AND YIELDS OF
                             INVESTMENT SECURITIES

                                                                    AT DECEMBER 31
                                                       ---------------------------------
                                                      -------------------------------------
                                                            1996                       1995
                                                           ------                     ------

                                         AMORTIZED COST    YIELD    AMORTIZED COST    YIELD
                                        -----------------  ------  -----------------  ------

SECURITIES AVAILABLE FOR SALE
U.S. Treasury
   One year or less...................     $   499,318      7.51%     $ 1,507,300      6.37%
   Over one through five years........       6,924,910      5.90%         985,216      7.00%
                                           -----------      ----      -----------      ----
      Total U. S. Treasury............     $ 7,424,228      6.01%     $ 2,492,516      6.62%

U.S. Government Agency
   One year or less...................             - -       - -          477,533      7.41%
   Over one through five years........      21,357,845      6.35%      14,469,979      6.36%
   Over five through ten years........       7,168,442(1)   6.86%       5,514,602      6.64%
   Over ten years.....................      16,365,026(2)   6.43%       9,975,665(3)   5.85%
                                           -----------      ----      -----------      ----
      Total U. S. Government  Agency..     $44,891,313      6.46%     $30,437,779      6.26%

Other Equity Securities
   One year or less...................         783,121      6.00%         726,021      6.00%
                                      ================          =================

Total Securities Available for Sale...     $53,098,662      6.39%     $33,656,316      6.28%

SECURITIES HELD TO MATURITY
U.S. Government Agency................
   One year or less...................             - -       - -              - -       - -
   Over one through five years........             - -       - -              - -       - -
   Over five through ten years........         659,532      7.02%             - -       - -
   Over ten years.....................       1,339,956      7.24%             - -       - -
                                           -----------      ----      -----------      ----
      Total U.S. Government Agency....     $ 1,999,488      7.17%             - -       - -

Municipal Securities (4)
   One year or less...................         359,980      5.82%         255,000      5.80%
   Over one through five years........       1,219,847      6.04%       1,579,654      5.61%
   Over five through ten years........         731,830      5.88%             - -       - -
   Over ten years.....................         180,000      7.29%         180,000      7.29%
                                           -----------      ----      -----------      ----
      Total Municipal Securities......       2,491,657      6.05%     $ 2,014,654      5.78%
                                      ================          =================

Total Securities Held to Maturity.....     $ 4,491,143      6.54%     $ 2,014,654      5.78%

Total Investment Securities...........     $57,589,807      6.40%     $35,670,970      6.25%
                                      ================          =================

--------------------------

(1)  Includes $2,631,651 in adjustable-rate mortgage-backed securities
(2)  Includes $5,170,925 in adjustable-rate mortgage-backed securities
(3)  Includes $6,896,651 in adjustable, mortgage-backed securities
(4)  Tax-equivalent yield

     The following table presents the amortized cost and fair value of investment securities held by the Company at December 31, 1996, 1995 and 1994.

                             INVESTMENT SECURITIES

                                                1996                                        1995
                           -----------------------------------------------  ---------------------------------------------
                                                                 Estimated                                      Estimated
 Available-for-sale          Amortized    Unrealized  Unrealized  Fair      Amortized    Unrealized  Unrealized   Fair
($ in thousands)               Cost         Gains      Losses     Value        Cost         Gains      Losses     Value
-------------------------------------------------------------------------------------------------------------------------
U.S. Treasuries                  7,424          32          (8)   7,448       2,492          39         - -    2,532
U.S. Government Agencies
                                24,245          75        (200)  24,120      16,037          56         - -   16,093
Mortgage-backed securities

                                10,588          39         (38)  10,590       3,294          23         (33)   3,284
REMICs                          10,058          27        (206)   9,879      11,107          65        (372)  10,800
Equity securities                  783         - -         - -      783         726         - -         - -      726
                           -----------------------------------------------------------------------------------------
                                53,098         173        (452)  52,820      33,656         183        (405)  33,435


                                                1996                                        1995
                           -----------------------------------------------  --------------------------------------------
                                                                 Estimated                                     Estimated
Held-to-maturity             Amortized    Unrealized  Unrealized  Fair     Amortized    Unrealized  Unrealized   Fair
($ in thousands)               Cost         Gains      Losses     Value       Cost         Gains      Losses     Value
------------------------------------------------------------------------------------------------------------------------
Obligations of states and
 political subdivisions         2,492          30          (9)   2,512        2,015          25         (16)   2,024

U.S. Government Agencies
                                   - -         - -         - -      - -          - -         - -         - -      - -
REMICs                           1,999           5          (3)   2,001          - -         - -         - -      - -
                           --------------------------------------------------------------------------------------------
                                 4,491          35         (12)   4,513        2,015          25         (16)   2,024














                                                1994
                        -------------------------------------------------
                                                              Estimated
Available-for-sale        Amortized    Unrealized  Unrealized  Fair
($ in thousands)            Cost         Gains      Losses     Value
-------------------------------------------------------------------------
U.S. Treasuries                 2,466         - -         (25)      2,441
U.S. Government Agencies
                                3,215         - -         (38)      3,177
Mortgage-backed securities

                                3,955         - -        (215)      3,740
REMICs                          9,869         - -        (363)      9,506
Equity securities                 726         - -         - -         726
                           ----------------------------------------------
                               20,231          --        (641)     19,590

                                                1994
                        -------------------------------------------------
                                                              Estimated
Held-to-maturity          Amortized    Unrealized  Unrealized  Fair
($ in thosuands)            Cost         Gains      Losses     Value
-------------------------------------------------------------------------
Obligations of states and
 political subdivisions         2,032         - -         (86)      1,946

U.S. Government Agencies
                                3,897         - -         - -       3,897
REMICs                            - -         - -         - -         - -
                           ----------------------------------------------
                                5,929         - -         (86)      5,843

     On the liability side of the balance sheet, liquidity is enhanced through the pricing of certificates of deposit at various maturities and by the Company's excellent reputation in its market, which allows the Company to maintain borrowing lines and a stable base of deposits. Historically, this has allowed the Company to meet its liquidity needs successfully. Management anticipates that deposits, particularly its base of core deposits, will continue to grow and continue to be the Company's primary source of funding in the future. Average loans were 69.4% of average deposits in 1996 compared to 72.5% in 1995 and 73.9% in 1994.

     The scheduled maturities of the Company's time deposits over $100,000 at December 31, 1996, are shown in the table below.

                           MATURITY OF TIME DEPOSITS

                              AT DECEMBER 31, 1996

                                                   After Three Through Six       After Six Through
                             Within Three Months            Months                 Twelve Months        After Twelve Months   Total

                           ---------------------------------------------------------------------------------------------------------

(Amounts in thousands)
Certificates of deposit
  of $100,000 or more              $14,160                  $9,103                    $7,204                $619             $31,122


     Almost forty-six percent of those time deposits had scheduled maturities within three months. This is typical of the Company's market where the majority of certificate of deposits, regardless of size have had a maturity of six months or less in recent interest environments. Large certificate of deposit customers tend to be extremely rate sensitive, making these deposits less stable sources of funding for liquidity planning purposes. However, dependent upon pricing, these certificates are virtually always available in the Company's market. The Company does not obtain large certificates of deposit from outside its local market area.

     Overnight and short-term borrowed funds can also be used as a source of liquidity. However, the Company does not often utilize such funding. The Company maintains overnight borrowing lines, but they are seldom used. The Company does utilize from time to time borrowings from the Federal Home Loan Bank. These borrowings often provide a lower cost source of funds. At December 31, 1996, the Company had no borrowings outstanding from the Federal Home Loan Bank.

Capital
-------

     Total shareholders' equity was $16.3 million at December 31, 1996, increasing $1.9 million from the previous year. While the increase in shareholders' equity was comprised primarily of earnings of $1.9 million, it does reflect an increase in the unrealized losses on investment securities of $37,000 and the cash paid in lieu of fractional shares for the stock dividend of $6,000.

     The Company's average equity-to-assets ratio was 7.64% in 1996, compared to 8.00% in 1995 and 7.83% in 1994. Both the Company and the Bank exceeded their respective regulatory capital requirements at December 31, 1996, as is reflected in the following table:

                              ANALYSIS OF CAPITAL

                          Required         Actual          Excess
                           Amount     %    Amount    %     Amount    %
-----------------------------------------------------------------------
                                          (Dollars in thousands)
GEORGIA BANK FINANCIAL CORPORATION
DECEMBER 31, 1996
Risk-based capital:
   Tier 1 capital.......  $  5,850  4.00% $15,650  10.70% $ 9,800  6.70%
   Total capital........    11,700  8.00%  17,182  11.84%   5,575  3.84%
Tier 1 leverage ratio...     8,506  4.00%  15,650   7.36%   7,144  3.36%
DECEMBER 31, 1995
Risk-based capital:
   Tier 1 capital.......     5,160  4.00%  13,101  10.15%   7,941  6.15%
   Total capital........    10,321  8.00%  14,439  11.19%   4,115  3.19%
Tier 1 leverage ratio...     7,179  4.00%  13,101   7.30%   5,922  3.30%

GEORGIA BANK & TRUST COMPANY
DECEMBER 31, 1996
Risk-based capital:
   Tier 1 capital.......  $  5,741  4.00% $14,325   9.98% $ 8,584  5.98%
   Total capital........    11,483  8.00%  15,793  11.00%   4,310  3.00%
Tier 1 leverage ratio...     8,451  4.00%  14,325   6.78%   5,874  2.78%
DECEMBER 31, 1995
Risk-based capital:
   Tier 1 capital.......     5,077  4.00%  12,466   9.82%   7,389  5.82%
   Total capital........    10,155  8.00%  13,801  10.87%   3,646  2.87%
Tier 1 leverage ratio...     7,134  4.00%  12,466   6.99%   5,332  2.99%

THREE MONTH AND SIX MONTH PERIODS ENDED JUNE 30, 1997

Performance Overview -- Net Income
----------------------------------

     The Company's net income for the second quarter of 1997 was $537,000, which was an increase of $79,000 (17.2%) compared to net income of $458,000 for the second quarter of 1996. Earnings per share for the quarter were $0.35 in 1997 compared to $0.30 in 1996. Net income for the first six months of 1997 was $1,023,000, an increase of $211,000 (26.0%) above net income of $812,000 for the first six months of 1996. Total assets decreased $1.7 million (0.7%) and reflect an increase of $19 million (8.9%) from year end 1996 and $34 million (16.9%) over the comparable period in 1996.

     For the second quarter of 1997, as compared to the second quarter of 1996, the increase in net income resulted from an increase in net interest income of $308,000 and an increase in non-interest income of $89,000. The total of these increases in income were reduced by an increase in non-interest expense of $321,000 and an increase in the provision for loan losses of $215,000. The increase in the provision for loan losses reflects the growth in the loan portfolio and the maintenance of the allowance for loan losses at desired levels. The net impact of these changes was a decrease in income before taxes of $141,000; however, this change was offset by a decrease in the provision for income taxes of $220,000 due to the determination by management that the existing valuation allowance for deferred taxes was no longer necessary. This determination was based on the nature of existing timing differences and levels of historical income, such that management believes it is more likely than not that the benefits of deductible differences will be realized.

     The return on average assets for the Company was 0.89% for the six months ended June 30, 1997, compared to 0.85% for the same period last year. The return on average stockholders' equity increased to 12.22%, compared to 11.12% for the comparable period in 1996.

Net Interest Income
-------------------

     Net interest income increased $118,000 (14.15%) over the first quarter of 1997 and $802,000 (19.8%) during the first six months over the comparable period in 1996, primarily due to increases in earning asset balances. Interest earning assets increased $2.9 million (1.4%) over the first quarter of 1997, $31.4 million (17.5%) over June 30, 1996 and $16.9 million (8.7%) over December 31, 1996. Loans, the highest yielding component of interest earning assets, increased $12.3 million (8.6%) during the second quarter, $20.2 million (14.9%) over year end and $26.6 million (20.6%) over the comparable period in 1996. Investment securities decreased $8.8 million (13.9%) during the second quarter, decreased $2.9 million (5.0%) from year end and increased $9.0 million (19.8%) over the comparable period in 1996. Federal funds sold decreased $400,000 from year end and $4.1 million from June 30, 1996.

Interest Income
---------------

     Interest income increased $274,000 (6.3%) over the first quarter of 1997 and $625,000 (15.6%) over the comparable quarter in 1996. Interest income on loans increased $313,000 (9.46%) over the first quarter of 1997 and $499,000 (15.9%) over the second quarter in 1996. These increases are primarily the result of significantly higher volumes. Interest income earned on investment securities decreased $36,000 (3.7%) over the first quarter of 1997 and increased $169,000 (22.2%) over the comparable period in 1996. The volume of investment securities was lower in the second quarter of 1997 as securities were sold to fund loan growth However, the volume remains significantly higher than the comparable period in 1996. Interest income from Federal funds sold decreased from both comparable periods as excess funds were utilized to fund loan growth and purchases of investment securities.

Non-interest Income
-------------------

     Non-interest income (excluding investment securities gains and losses) for the second quarter was $589,000, an increase of $35,000 (6.3%) above the first quarter and $98,000 (20.0%) above the second quarter of 1996. The increases for both periods are the result of increases in volumes of demand deposit accounts. Demand deposits increased $1.1 million during the second quarter of 1997 and $3.4 million over the comparable period in 1996. Total deposits decreased $6.3 million (2.9%) during the second quarter of 1997 and increased $28.6 million (15.9%) over June 30, 1996. During the second quarter of 1997, the Bank allowed higher cost time deposits over $100,000 ($3.0 million) and other time deposits ($600,000) to mature and replaced them with lower cost Federal Home Loan Bank borrowings.

Non-interest expense
--------------------

     Non-interest expense totaled $2.1 million for the second quarter, an increase of $47,000 (2.3%) over the first quarter of 1997 and an increase of $321,000 (18.0%) over the comparable period in 1996. Increases for the respective periods are attributable to increases in salary and benefits expense of $44,000 (4.2%) and $181,000 (19.9%) respectively, a decrease in occupancy expense of $17,000 (4.2%) from the first quarter and an increase of $83,000 (27.1%) over the comparable quarter in 1996, and increases in other operating expenses of $19,000 (3.1%) and $57,000 (10.1%), respectively.

     The increases are the result of the continued expansion in the Company's local market that is reflected in additions to staff and the higher occupancy and operating expense associated with operating seven full service offices and the resulting overall growth of the Company. The Company continues to add lines of business that should increase profitability in the future as the Company continues to grow. Management continues to focus on expense control and improving operating efficiencies based upon the significant increases in the volumes of loans and deposits.

Income Taxes
------------

     Income taxes in the second quarter of 1997 totaled $55,000, a decrease of $222,000 from the first quarter of 1997 and a decrease of $220,000 from the comparable period in 1996. The decrease is primarily due to a tax benefit recorded related to a decrease of $163,000 in the valuation allowance for deferred taxes. Without the impact of this change, effective tax rates remained comparable for the periods.

Asset Quality
-------------

     The following table shows the current and prior period amounts of non-performing assets. Non-performing assets were $1.6 million at June 30, 1997, compared to $1.9 million at December 31, 1996 and $1.8 million at June 30, 1996. The ratio of non-performing loans to total loans and other real estate was 1.02% at June 30, 1997, compared to 1.40% at December 31, 1996 and 1.41% at June 30, 1996. The control and monitoring of non-performing assets continues to be management priority.

     Loans past due 90 days or more and still accruing decreased to $50,000, down from $131,000 at December 31, 1996 and $99,000 at June 30, 1996. Based upon the information available to it, management continues to believe that the value of the collateral securing each loan is sufficient to cover principal and interest.

     Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based upon management's analysis of potential risk in the loan portfolio. The amount of the loan loss provision is determined by an evaluation of the level of loans outstanding, the level of non-performing loans, historical loan loss experience, delinquency trends, the amount of actual losses charged to the allowance in a given period, and an assessment of present and anticipated economic conditions. A provision for losses in the amount of $370,000 was charged to expense for the quarter ended June 30, 1997. This provision for losses far exceeded the net charge-offs for the second quarter which totaled $109,000. At June 30, 1997, the ratio of allowance for loan losses to total loans was 1.19%, increases from 1.09% at December 31, 1996 and 1.12% at June 30, 1996. Management considers the current allowance for loan losses appropriate based upon its analysis of the potential risk in the portfolio, although there can be no assurance that the assumptions underlying such analysis will continue to be correct.

Liquidity and Capital Resources
-------------------------------

     The liquidity of the Company is primarily dependent on the Bank. Because the Company's principal operations are conducted through the Bank, the Company generates cash to pay dividends on the Common Stock primarily through dividends paid to it by the Bank. The Company is also dependent on dividends from the Bank to service its long-term debt and to conduct other activities. The Bank's ability to pay dividends to the Company is limited by certain legal and regulatory restrictions. The Boards of Directors of the Company and the Bank presently intend that earnings of the Bank will be retained by the Bank during the foreseeable future for the purpose of enhancing the Bank's capital to support future growth, except to the extent dividends must be paid to the Company to service its debt and pay its operating expenses.

     The Company's liquidity remains adequate to meet operating and loan funding requirements. The loan to deposit ratio at June 30, 1997 was 74.4% compared to 69.1% at December 31, 1996 and 71.4% at June 30, 1996. This increase in the loan to deposit ratio and resulting decrease in liquidity is due to the increase in loans of $20.1 million during the first six months while deposits only increased $13.3 million.

     Shareholders' equity to total assets was 7.37% at June 30, 1997 compared to 7.57% at December 31, 1996. This decrease reflects the growth experienced during the first six months of the year. The capital of the Company and the Bank exceeded all required regulatory guidelines at June 30, 1997. The Company's Tier 1 risk-based, total risk-based and the leverage capital ratios were 9.85%, 10.93%, and 7.21%, respectively, at June 30, 1997. The following schedule reflects the current regulatory capital levels in more detail, including comparisons to the regulatory minimums.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY
                          CONSOLIDATED FINANCIAL DATA
                             (Dollars in Thousands)
                                  (Unaudited)

                                               Six Months Ended June 30
                                             -----------------------------
PROFITABILITY                                  1997                 1996
-------------                                --------             --------
Return on average assets *                      0.89%                0.85%
Return on average equity *                     12.22%               11.12%

ALLOWANCE FOR LOAN LOSSES
-------------------------
Beginning balance, January 1                  $1,468               $1,335
 Loans charged off:
   Commercial, financial and
      agricultural                                31                   61
   Real estate-construction                        -                    -
   Real estate-mortgage                            -                    -
   Consumer                                      104                   59
       Total charge-offs                         135                  120
                                          ----------           ----------

 Recoveries:
   Commercial, financial and
      agricultural                                15                    5
   Real estate-construction                        -                    -
   Real estate-mortgage                            9                    -
   Consumer                                       24                    8
                                          ----------           ----------
       Total recoveries                           48                   13
Net charge-offs                                   87                  107
Provision charged to expense                     464                  220
Ending balance, June 30                       $1,845               $1,448
                                          ==========           ==========


NON-PERFORMING ASSETS               June 30, 1997      December 31, 1996    June 30, 1996
----------------------------------  -------------      -----------------    -------------
Non-accrual loans                   $1,574               $1,739                    $  585
Other real estate owned                 11                  150                        75
Restructured loans                      --                   --                     1,156
                                  --------          -----------          ----------------
Total non-performing assets         $1,585               $1,889                    $1,816
                                  ========          ===========          ================

LOANS PAST DUE 90 DAYS OR
MORE AND STILL ACCRUING             $   50               $  131                    $   99
                                  ========          ===========          ================
Net charge-offs to average loans
outstanding for period                0.12%                0.26%                     0.17%

*  Annualized

                              ANALYSIS OF CAPITAL

                                 JUNE 30, 1997
                             (Dollars in Thousands)

                                             Required              Actual            Excess
                                    Amount    Percent    Amount   Percent   Amount  Percent
                                  ---------------------------------------------------------
GEORGIA BANK FINANCIAL
CORPORATION

Risk-based capital:
   Tier 1 capital                   $ 6,825      4.00%  $ 16,812     9.85%  $9,987     5.85%
   Total capital                     13,650      8.00%    18,657    10.93%   5,007     2.93%
Tier 1 leverage ratio                 9,327      4.00%   16,8120     7.21%   7,485     3.21%


GEORGIA BANK & TRUST
COMPANY
Risk-based capital:
   Tier 1 capital                     6,765      4.00%    15,483     9.16%   8,718     5.16%
   Total capital                     13,530      8.00%    17,328    10.25%   3,798     2.25%
Tier 1 leverage ratio                 9,271      4.00%    15,483     6.68%   6,212     2.68%

                                   MANAGEMENT

     The Bylaws of the Company provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors, with the exact number to be determined by the Board of Directors, each having a term of office of one year and continuing thereafter until his or her successor has been elected and has qualified. At the 1997 Annual Meeting of Shareholders twelve directors were elected by the Company's Shareholders. Subsequent to being reelected to the Company's Board of Directors at the 1997 Annual Meeting of Shareholders, Mr. C. Linton DeVaughn III passed away, and Mr. Warren A. Daniel no longer serves on the Company's Board of Directors, but maintains his position on the Board of Directors of the Bank. As a result, the Board has reduced from 12 to 10 the number of persons to constitute the Board of Directors.

                                  Position with
Name                         Age  the Company
----                         ---  -------------

William J. Badger             47  Director

Patrick G. Blanchard          54  President
                                  and Director

R. Daniel Blanton             47  Executive Vice
                                  President, Chief
                                  Operating Officer and
                                  Director

William P. Copenhaver         72  Director

Patricia E. Leopard           48  Senior Vice President,
                                  Chief Operations
                                  Officer

Edward G. Meybohm             54  Vice Chairman and
                                  Director

Travers W. Paine III          49  Corporate Secretary
                                  and Director

Robert W. Pollard, Jr.        47  Chairman of the Board,
  Chief Executive Officer
                                  and Director

Randolph R. Smith, M.D.       53  Director

Ronald L. Thigpen             45  Senior Vice President,
  Chief Financial Officer
                                  and Director

John W. Trulock, Jr.          51  Director

ADDITIONAL INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

     No director or executive officer of the Bank or Company is related to any other director or executive officer, except that Robert W. Pollard, Jr. is the brother-in-law of R. Daniel Blanton, and Patrick G. Blanchard is the brother of
J. Pierce Blanchard, Jr. No director or executive officer currently serves as an officer or director of any other financial institution.

     All directors of the Company and the Bank will serve until the next annual meeting of the shareholders of the Company and the Bank, respectively, or until their successors are elected and have qualified. Officers of the Company and the Bank serve at the pleasure of their respective Board of Directors.

     The following additional information has been supplied by the directors and officers of the Company and Bank.

     Earl W. Allen, Sr., a Director of the Bank since January 1993, served as an organizer, member of the Board of Directors and later Chairman of the Board of FCS Financial Corporation and First Columbia Bank from 1984 until their acquisition by the Company in 1992. From 1968 to 1992, Mr. Allen also served as President of CSRA Camperland, Inc. in Martinez, Georgia. He is a past President of the Columbia County Chamber of Commerce and has served for more than two decades as a member of the Columbia County Planning and Zoning Commission.

     William J. Badger, a Director of the Company and Bank since the organization of each (November 1988 and February 1992, respectively), has been the President of Howard Lumber Company, a dealer in building materials and supplies, since 1978. Prior to that time, he served as treasurer and worked in sales for the company. Mr. Badger graduated from Richmond Academy in Augusta, Georgia, and received his B.A. degree from the University of Georgia in 1972. He is active in the Kiwanis Club, the Construction Suppliers Association of Georgia, and the Augusta Builders Exchange. Mr. Badger serves on the Vestry of St. Paul's Episcopal Church, Augusta.

     James G. Blanchard, Jr., was elected a Director of the Bank in 1996. Mr. Blanchard is a senior partner in the law firm of Fleming, Blanchard, Jackson & Durham, P.C. He has actively practiced law since 1968. Mr. Blanchard is a native of Evans, Georgia, and graduated from Georgia Southern University. He received his law degree from the Cumberland School of Law at Stamford University in Birmingham, Alabama. Mr. Blanchard was an organizing director of Georgia State Bank in 1970 and continued his service through the acquisition by Georgia Railroad Bank & Trust Company in 1986. He later served on the Board of Directors of Citizens Bank & Trust Company of Evans, Georgia. Mr. Blanchard serves as the attorney for the Columbia County Board of Education, Associate Judge of the Columbia County Juvenile Court and is City Attorney for the City of Grovetown, Georgia.

     J. Pierce Blanchard, Jr., has served as Group Vice President and Columbia County Executive of the Bank since March 1994. In November of 1995, he was designated as Marketing Officer responsible for business development activities, branch administration, and the overall marketing plan for the Bank. He was formerly employed as the President and Chief Executive Officer of Citizens Bank & Trust Company in Evans, Georgia, from 1989 until March 1994. He also served with First Union National Bank and its predecessor, Georgia Railroad Bank & Trust Company from 1979 until 1989. Mr. Blanchard received his B.B.A. degree from Georgia Southern University and is a graduate of the Georgia Banking School and the School of Banking of the South at Louisiana State University. He currently serves as a member of the Board of Directors of Augusta Technical Institute, the Columbia County Chamber of Commerce, the United Way of the CSRA, the Private Industry Council, and is a member of the Board and Vice Chairman of the Residential Care Facilities for the Elderly Authority.

     Patrick G. Blanchard, has been the President and a Director of the Company since its formation. He has been the President of the Bank since it was organized and a Director since June 1990. Before joining the Bank, he was Senior Vice President of First Union National Bank of Georgia ("First Union") from February 1987 through May 1989. Prior to its acquisition by First Union, Mr. Blanchard was President of the Columbia County Division of the Georgia Railroad Bank from January 1986 to February 1987. He was President and Chief Executive Officer of Georgia State Bank in Martinez, Georgia, from 1974 to 1985. From 1971 to 1974, Mr. Blanchard served as the

Assistant State Treasurer of Georgia, at the State Capitol in Atlanta. Mr. Blanchard received his B.B.A. degree from Georgia Southern University. He has served as a member of the Board of Directors of the Community Bankers Association of Georgia and the Georgia Bankers Association. He currently serves as Chairman of the Metro Augusta Chamber of Commerce and is Past President of the Columbia County Chamber of Commerce. He also serves on the Board of Directors of St. Joseph Hospital, Inc., Historic Augusta, Inc., and the Advisory Board of the Gertrude Herbert Institute of Art. Blanchard is an active member of the Augusta Rotary Club and was named "1994 CEO of the Year" by The Business Journal. Mr. Blanchard was the 1995 recipient of the "Sponsor of the Year" Award from Credit Professionals International of Georgia. Mr. Blanchard is an honorary member of the United States Signal Corps Regiment and holds the rank of Brevet Colonel in the United States Signal Corps. He is a member of First Baptist Church of Augusta.

     R. Daniel Blanton, has been a Director and Executive Vice President of the Company since it was formed. He has been a Director of the Bank since June 1990 and Executive Vice President and Senior Lending Officer of the Bank since it was organized. He was named Chief Operating Officer of the Company and the Bank in
November 1995.    Mr. Blanton was Vice President of The Bank of Columbia County
in Martinez, Georgia, from 1987 to 1988. From 1986 to 1987, he was self employed as a real estate developer, and is the President and Owner of Summerville Land Co., Inc., a real estate development company. From 1976 to 1986, Mr. Blanton served as the Senior Vice President and Senior Lending Officer of Georgia State Bank in Martinez, Georgia. A graduate of Georgia Military College, Mr. Blanton received his B.S. Degree from Clemson University in 1973 and received further training at the Georgia Banking School in 1984. He graduated from the School of Banking of the South at Louisiana State University in 1986.

     William P. Copenhaver, a Director of the Company since its formation and a Director of the Bank since September 1991, is a private investor and the retired Chairman of the Board and President of Columbia Nitrogen Corporation and Nipro, Inc., positions he held until 1991. Mr. Copenhaver is a graduate of Virginia Polytechnic Institute and State University and the Harvard University Business School. He currently serves on the Board of Directors of Thermal Ceramics, the Creel Foundation, Inc. the Greater Augusta Community Foundation, Inc. and the Pinnacle Club, Inc. A resident of Augusta since 1971, Mr. Copenhaver is a member of the Augusta National Golf Club, the West Lake and Augusta Country Clubs, and the Augusta Rotary Club. Mr. Copenhaver previously served on the Board of Directors of Arcadian Corporation, Millhaven Corporation and the Southern Company.

     Warren A. Daniel, a director of the Company since its formation and a director of the Bank since July, 1990, has been an agent for Northwestern Mutual Life Insurance Company since 1978, and is a director of Howard Lumber Company. Prior to 1978, Mr. Daniel was a Loan Officer with Trust Company Bank of Augusta. He is a graduate of Richmond Academy in Augusta and received his B.B.A. degree from the University of Georgia in 1970. Mr. Daniel's professional designations include Chartered Life Underwriter and Chartered Financial Consultant. He is the past Chairman of the Metro Augusta Chamber of Commerce and is active in other civic and business organizations.

     Patricia E. Leopard, has served as Senior Vice President and Chief Operations Officer of the Company since April, 1993 and Group Vice President and Chief Operations Officer of the Bank since December 1988. Mrs. Leopard previously served as Vice President of First Union National Bank and its predecessor Georgia Railroad Bank, and was Senior Vice President of Georgia State Bank prior to its acquisition by Georgia Railroad Bank. A native of Augusta, she is a graduate of Aquinas High School and attended Augusta State University. Mrs. Leopard formerly served as State President of Financial Women International, President of the Augusta Chapter of the American Institute of Banking, Vice President and Board Member of Safe Homes of Augusta, Inc., Ticket Chairman of the Augusta Invitational Rowing Regatta and Treasurer of the Augusta Junior Rowing Association. She currently serves as Chair-Elect of the American Institute of Banking, Georgia Chapter; and serves on the Human Resources Committee of the Georgia Bankers Association. She is an honor graduate of the GBA Operations School. Mrs. Leopard also serves on the Board of Directors of the March of Dimes and the Board of Directors and Executive Committee of the CSRA Partnership for Community Health, Inc.

     Dr. Shirley A. R. Lewis, a Director of the Bank since August 1994, is the President of Paine College in Augusta, Georgia. She earned a Ph.D. in Education from Stanford University and the M.S.W. and B.A. degrees from the University of California, Berkeley. She also holds a Certificate in African Studies from the Joint program of the University of London and University of Ghana. From 1986 to 1994, Dr. Lewis served as Assistant General Secretary of the Black College Fund of the General Board of Higher Education and Ministry of the United Methodist Church in Nashville, Tennessee. She is a past member of the College of Education Planning Committee for the Africa University in Mutare, Zimbabwe. She is the author of numerous articles and research memoranda on higher education, language arts, historically black colleges and universities, and teacher training. Dr. Lewis participates in a variety of civic, educational and service activities including the Metro Augusta Chamber of Commerce, the United Negro College Fund, and the National Association of Independent Colleges and Universities. She is a member of the Board of Directors of the Morris Museum, the Medical College of Georgia Research Institute, and she is a member of Augusta Rotary Club.

     Edward G. Meybohm, has served as Vice Chairman of the Company's Board of Directors since its formation and is the current Chairman of the Bank's Board of Directors and the Bank's Asset/Liability and Investment Committee. He has been the President of Meybohm Realty, Inc., a real estate brokerage firm, since 1977. Prior to that time, Mr. Meybohm worked at Southern Finance Corporation, where he was employed as a Sales Manager from 1972 to 1977. Mr. Meybohm, a native of Harlem, Georgia, received his B.S. degree in Education from Georgia Southern University in 1964. He served as a member of the Board of Directors of Georgia State Bank, Martinez, Georgia, from November 1983 through December 1985, when Georgia State Bank merged with Georgia Railroad Bank. Thereafter, Mr. Meybohm continued to serve on the Columbia County Advisory Board of Georgia Railroad Bank and its successor, First Union National Bank of Georgia, until his resignation in June 1988. Mr. Meybohm is past president of the Georgia Association of Realtors, a past Chairman of the Metro Augusta Chamber of Commerce and is active in other civic and business organizations. He is currently a member of the Board of Governors of Augusta Country Club, Inc., President of the Augusta Golf Association, and was recently appointed to the State Board of Education.

     Travers W. Paine, III, a Director and Corporate Secretary of the Company since its formation and a director and Corporate Secretary of the Bank since it was organized, is a partner in the law firm of Paine Little LLP, of Augusta. After graduating from Richmond Academy in Augusta, Mr. Paine received his Bachelor of Business Administration and Juris Doctor degrees from the University of Georgia in 1970 and 1973, respectively. He is a member of the Board of Directors of numerous closely held companies, including Southmed Management, Inc., a medical consulting company, and R. W. Allen & Associates, Inc., a
construction company.   Active in civic, business and professional
organizations, he is a member of the Forum Committee on Health Law of the American Bar Association and the National Health Lawyers Association, and a former member of the City Council of Augusta. Mr. Paine also serves on the Board of Governors of the State Bar of Georgia and is a member of the National Association of Bond Lawyers.

     Robert W. Pollard, Jr., has been a Director of the Company and the Bank since August 1994. In April of 1995, he was elected Chairman of the Board of the Company and Vice Chairman of Georgia Bank & Trust Company. He also serves as Chief Executive Officer and Chairman of the Company's Executive Committee.
He is President of Pollard Lumber Company, Inc., a lumber manufacturer located in Appling, Georgia. He is a native of Georgia, and attended Harlem High School. He also attended the University of Georgia and received his B.S. degree in Forest Resources. Mr. Pollard has served on the Board of Directors of the Southeastern Lumber Manufacturers Association, the Georgia Forestry Association,
and on the Steering Committee of the Southern Timber Purchasers Council.   He
currently serves on the Board of Trustees of Westminster Schools and is a member and Deacon of Kiokee Baptist Church in Appling.

     Larry S. Prather, a Director of the Bank since January 1, 1993, was previously an organizer and member of the Board of Directors of FCS Financial Corporation and First Columbia Bank. He has been self-employed as the President and owner of Prather Construction Company, Inc., a utility and grading contractor, for the past twenty-six years. A native of Columbia County, Mr. Prather has served as a member of the Columbia County Board of Education and as Chairman of the Columbia County Board of Commissioners. He is also a past Chairman of Columbia County Development Authority and continues to serves as a member of the Authority. Mr. Prather is a graduate of Harlem High School and the University of Georgia where he received a B.S. degree in Business Administration.

     Larry E. Sconyers, a Director of the Bank since August 1994, is a native of Richmond County. He is a graduate of the public school system of Richmond County and the Augusta Technical Institute. In 1993, he was elected as a member of the Richmond County Commission and served as its Chairman through 1995. In January 1996, Mr. Sconyers assumed his role as Mayor/Chairman of the newly consolidated Augusta-Richmond County Government, a position he was elected to in November 1995. He is a past member of the Board of Directors of University Health Care Foundation, Inc. He is President of Sconyers Bar-B-Que, Inc. which has been named one of the top ten barbecue restaurants in America by People Magazine.

     Randolph R. Smith, M.D., has been a Director of the Company and Bank since each was formed, and is currently the Chairman of the Company's Audit Committee. He is a medical doctor specializing in plastic and reconstructive surgery and a member of the medical staff of University Hospital in Augusta where he has served as Chief of Staff. He has practiced his specialty in the Augusta area since 1978. Prior to that time, Dr. Smith served his residency at the Medical College of Georgia in Augusta and Duke University. He graduated from Richmond Academy in Augusta, received his B.S. Degree from Clemson University in 1966 and received his M.D. degree from the Medical College of Georgia in 1970. Dr. Smith is active in civic and professional associations and is a native of Augusta.

     Ronald L. Thigpen, has been Senior Vice President and Chief Financial Officer of the Company and Group Vice President and Chief Financial Officer of the Bank since April of 1993. He was elected to the Board of Directors of both the Company and the Bank in April of 1995. He was previously employed as the President and Chief Executive Officer of FCS Financial Corporation and First Columbia Bank from January 1991 to December 1992. From January 1989 until January 1991, Mr. Thigpen was Vice President and Regional Commercial Banking Manager for First Union National Bank of Georgia. From 1971 to 1989, Mr. Thigpen served First Union National Bank, and its predecessors Georgia Railroad Bank and Central Bank of Georgia, in a variety of positions including Macon City Executive Officer from November 1986 until January 1989. He received his B.B.A. degree from Augusta College in 1973 and is a graduate of the Graduate School of Retail Bank Management at the University of Virginia and the School of Banking of the South at Louisiana State University. He has served as a member of the Board of Directors of the Georgia Bankers Association and is presently a member of the Risk Management Committee. Mr. Thigpen is Secretary of the Rotary Club of Columbia County. He is a member of the Board of Directors of University Health Care Foundation; the Development Authority of Columbia County, CSRA Unified Development Authority, and the Golden Harvest Food Bank.

     Mr. John W. Trulock, Jr., a Director of the Company and the Bank since April 1995, is a native Augustan. He attended Augusta State University and is a graduate of the University of Georgia, Athens, Georgia. Since 1981, Mr. Trulock has served as an agent for Massachusetts Mutual Life Insurance Company in Augusta. Mr. Trulock is a past President of the Exchange Club of Augusta, the Augusta College Alumni Association, Garden City Lions Club, and Boys Club of Augusta as well as past Chairman of the Augusta College Foundation. He is a member of Covenant Presbyterian Church and has served as Deacon, Elder, and Trustee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 30, 1997, with respect to the directors, executive officers and certain other members of the Company's and Bank's management and any shareholder of the Company known to the Company to own 5% or more of the Common Stock:

NAME AND ADDRESS        POSITION(S) WITH THE    NUMBER OF SHARES        PERCENTAGE OF
                      COMPANY AND THE BANK (1) BENEFICIALLY OWNED (2)   OWMERSHIP (3)
--------------------------------------------------------------------------------------

Earl A. Allen, Sr.           Director of            3,218      (4)            0.21%
3842 Washington Road         the Bank
Martinez, Georgia 30907


William J. Badger            Director              33,770      (5)            2.19%
P. O. Box 1039

Evans, Georgia 30809


                                POSITION(S) WITH THE       NUMBER OF SHARES       PERCENTAGE OF
NAME AND ADDRESS              COMPANY AND THE BANK (1)    BENEFICIALLY OWNED (2)  OWNERSHIP (3)
---------------------------  ------------------------------------------------------------------

J. Pierce Blanchard, Jr.     Group Vice President               285(6)                   0.02%
4109 Columbia Road           and Marketing Officer
Martinez, Georgia 30907


James G. Blanchard           Director of the Bank            27,133(7)                   1.76%
610 High Hampton Drive
Martinez, Georgia 30907

Patrick G. Blanchard         Director and President           1,570(8)                   0.10%
3530 Wheeler Road
Augusta, Georgia 30909

R. Daniel Blanton            Director, Executive            118,858(9)                   7.71%
3530 Wheeler Road            Vice President and
Augusta, Georgia 30909       Chief Operating
                             Officer


William P. Copenhaver        Director                        16,649(10)                  1.08%
3531 Interlachen Road
Martinez, Georgia 30907


Warren A. Daniel             Director of the Bank             5,648(11)                  0.37%
P.O. Box 14445
Augusta, Georgia 30919

Patricia E. Leopard          Senior Vice President            7,182(12)                  0.47%
3530 Wheeler Road            and Chief Operations
Augusta, Georgia 30909       Officer of the
                             Company, and Group
                             Vice President and
                             Chief Operations
                             Officer of the Bank

Dr. Shirley A. R. Lewis      Director of the Bank                --                       --
1238 Beman Street
Augusta, Georgia 30909

Edward G. Meybohm            Vice Chairman of the            77,650(13)                  5.03%
3523 Walton Way              Board of the Company,
Augusta, Georgia 30909       and Chairman of the
                             Board of the Bank



Travers W. Paine, III        Corporate Secretary             23,559(14)                  1.53%
301 Wheeler Executive        of the Bank and
Center                       Director
Augusta, Georgia 30909


Robert W. Pollard, Jr.       Chairman of the Board          129,611(15)                  8.40%
6313 Keg Creek Road          and Chief Executive
Appling, Georgia 30802       Officer of the
                             Company, and Vice
                             Chairman of the Board
                             of the Bank



Larry S. Prather             Director of the Bank             3,233                      0.21%
302 Louisville Street
Harlem, Georgia 30907

Larry E. Sconyers            Director of the Bank                --                       --
3052 Richmond Hill Road
Augusta, Georgia 30906


                                                POSITION(S) WITH                    NUMBER OF SHARES          PERCENTAGE OF
NAME AND ADDRESS                                 THE COMPANY AND                  BENEFICIALLY OWNED (2)      OWNERSHIP (3)
                                                  THE BANK (1)

---------------------------                  -------------------------------------------------------------------------------------

Randolph R. Smith, MD                            Director                                 80,018(16)                5.19%
820 St. Sebastian Way
Augusta, Georgia 30901

Ronald L. Thigpen                                Director, Senior Vice President and       2,159                     .14%
3530 Wheeler Road                                Chief Financial Officer of the
Augusta, Georgia 30909                           Company and Director, Group Vice
                                                 President and Chief Financial
                                                 Officer of the Bank

John W. Trulock, Jr.                             Director                                    106                     .01%
211 Pleasant Home Road
Bldg. E
Augusta, GA  30907

All executive officers and directors                                                     491,132                   31.84%
of the Company as a group
 (11 persons)

All executive officers and directors                                                     530,649                   34.40%
of the Company and the Bank as a group
(18 persons)

                              SHAREHOLDERS OWNING GREATER THAN 5% OF THE COMMON STOCK OF THE COMPANY
                                    WHO ARE NOT DIRECTORS OR EXECUTIVE OFFICERS  OF THE COMPANY

Estate of Robert W. Pollard, Sr.                                                         270,477(17)               17.53%
5975 Washington Road
Appling, Georgia 30802

Levi A. Pollard                                                                          104,021(18)                6.74%
3310 Scotts Ferry Road
Appling, Georgia 30802

--------------------

1. Each person holds the offices listed with both the Company and the Bank unless otherwise noted.

2. Information relating to beneficial ownership of Common Stock by officers, directors and shareholders is based upon information furnished by each person using "beneficial ownership" concepts set forth in rules of the SEC under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, certain persons are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, the above named persons possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

3. Based on 1,542,368 shares issued and outstanding. There are no options to purchase the Common Stock held by any listed person.
4. Includes 380 shares held by Mr. Allen's grandchildren as to which Mr. Allen disclaims beneficial ownership.
5. Includes 731 by Mr. Badger's wife in an IRA, 2,566 by Mr. Badger's IRA and 575 held with J. C. Bradford.
6. Includes 152 in an IRA and joint ownership with wife of 133.
7. Includes 22,270 in Profit Sharing Plan of which Mr. Blanchard is beneficiary, 1,915 in wife's IRA, 957 with wife as custodian, 460 joint with wife and 1,531 in his IRA.
8..  Includes 570 shares held by Mr. Blanchard's wife and children
9. Includes 60,596 shares held by Mr. Blanton's wife and 18,838 shares held in trust by Mr. Blanton's wife for their minor children.
10. Includes 1,317 shares held by Mr. Copenhaver's wife.
11. Includes 476 shares held by Mr. Daniel's minor children and 1,072 held in an IRA.
12. Includes 5,985 shares held by Mrs. Leopard's husband, mother and children.
13. Includes 19,965 shares owned by a pension and profit sharing plan of which Mr. Meybohm is a beneficiary.
14. Includes 765 shares held by Mr. Paine's wife, 765 shares held by his minor children and 6,809 shares held by Mr. Paine in an IRA.
15. Includes 1,225 shares held by Mr. Pollard's wife and 26,498 held in trust for their minor children.
16. Includes 24,830 shares held in a pension and profit sharing plan of which Dr. Smith is a beneficiary
17. Includes 1,043 shares held by Mr. Pollard's widow but excludes shares owned by Mr. Pollard's adult children or held in trust by such persons for their own minor children and shares held by his son-in-law, Mr. Blanton, as to all of which the estate of Mr. Pollard disclaims beneficial ownership.
18. Includes 9,812 shares held in trust for Mr. Pollard's children.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and the Bank have had, and expect to have in the future, banking and other business transactions in the ordinary course of business with directors and officers of the Company and Bank and their related interests, including corporations, partnerships or other organizations in which such officers or directors have a controlling interest. All of such transactions, in the opinion of management, were on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and have not involved more than the normal risk of collectibility nor present other unfavorable features to the Bank. Loans outstanding to officers, directors and affiliates of the Company and the Bank totaled $5,816,381 and aggregated 33.5% of the Company's shareholder equity at June 30, 1997.

     The law firm of Paine Little LLP, in which Mr. Paine is a partner, serves as legal counsel to the Company and Bank in connection with a variety of matters. Such services have been, and will continue to be, provided at a rate less than or equal to the prevailing rates in the Augusta area for comparable services from unrelated parties. The representation has been approved by the directors, with Mr. Paine abstaining. For the two years ended December 31, 1996, the Company and the Bank paid Paine Little LLP and its predecessors an aggregate of $47,269 for legal services.

                             DIRECTOR COMPENSATION

     The Company's Board of Directors receives a fee for their service on the Board at the rate of $100 for each Board meeting attended. No additional fees are paid for committee participation.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Under rules established by the SEC, the Company is required to provide certain data and information regarding the compensation and benefits provided to its chief executive officer and other executive officers, including the four other most highly compensated executive officers who receive more than $100,000 in compensation. Collectively, for purposes hereof, only two executive officers are compensated at this level. The disclosure requirements for these officers include the use of tables and a report explaining the rationale and considerations that led to executive compensation decisions affecting these individuals.

     The Compensation Committee either approves or recommends to the Board of Directors payment amounts and bonus award levels for executive officers of the Company and the Bank. The report reflects the compensation philosophy of the Company and the Bank as endorsed by the Company's Board of Directors and the Compensation Committee and resulting actions taken by the Company for the reporting periods shown in the compensation table.

                         COMPENSATION COMMITTEE REPORT

Overview

     The Compensation Committee is composed entirely of individuals who are outside directors. The Compensation Committee fully supports the Company's philosophy that the relationship between pay and individual performance is fundamental to a salary administration program. Pay for performance relating to executive officer compensation comprises base salary and annual incentives. The administration of executive officer compensation in these areas is based not only on individual performance and contributions but also total Company performance relative to profitability and shareholder interests. The Compensation Committee makes recommendations to the Board to assure that competitive and fair compensation is provided the officers and employees in order to recruit and retain quality personnel. The committee periodically reviews and revises salary ranges and total compensation programs for officers and employees using an outside consultant to recommend salary ranges based upon current surveys of peer group market salaries for specific jobs.

Base Salary and Increases

     In establishing executive officer salaries and increases, the Compensation Committee considers individual annual performance and the relationship of total compensation to the existing salary market. The decision to increase base pay is recommended by the chief operating officer and approved by the Compensation Committee. Information regarding salaries paid by other financial institutions is obtained through formal salary surveys and other means and is used in the decision process to ensure competitiveness with the Company's peers and competitors.

     The Company's general philosophy is to provide base pay competitive with other banks and bank holding companies of similar size in the Southeast. The Company is beginning to reward individual performance with annual cash incentives.

Executive Officer Pay

     The Compensation Committee formally reviews the compensation paid to executive officers in January of each year. Changes in base salary and the awarding of cash incentives are based on overall financial performance and profitability related to the Company's financial performance objectives and the initiatives taken to direct the Company.

Annual Cash Incentives

     The Company has begun to utilize cash incentives to better align pay with individual and Company performance. Funding for the cash incentives will be dependent on the Company attaining performance thresholds for return on equity and earnings per share. The performance objectives promote a group effort by all key managers. Once these thresholds are attained, the Compensation Committee, based in part upon recommendations of the chief operating officer, may approve awards to those officers who have made superior contributions to Company profitability as measured and reported against the performance goals established at the beginning of the year. This philosophy, when fully implemented, will better control overall expenses associated with salary increases by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance. Market information regarding salaries will be used to establish competitive rewards that are adequate to motivate strong individual performance during the year.

Long-Term Incentives

     The Company has established a Long-Term Incentive Plan designed to motivate sustained high levels of individual performance and align the interests of key officers with those of the Company's shareholders by rewarding capital appreciation and earnings growth. Upon recommendation by the chief operating officer, and subject to approval by the Compensation Committee, stock appreciation rights may be awarded annually to those key officers whose performance during the year has made a significant contribution to the Company's long-term growth. The initial incentives under the plan could be awarded based upon the financial performance of the Company beginning in 1997.

Employment and Severance Contracts

     The Company presently has no employment or severance contracts with any officer or employee of the Company or the Bank.

Summary

     In summary, the Compensation Committee believes that the compensation program of the Company is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for superior personal, Company and share value performance. The compensation program incorporates a shareholder point of view in several different ways. The Compensation Committee monitors the various guidelines that make up the program and may adjust them as it deems appropriate to continue to meet Company and shareholder objectives.

     Robert W. Pollard, Jr.  Chairman,    William P. Copenhaver    E. G. Meybohm


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

           Name and                                          Deferred        Other
      Principal Position        Year     Salary   Bonus    Compensation   Compensation
-------------------------------------------------------------------------------------------
Robert W. Pollard, Jr.          1996      -0-      -0-          -0-            (1)
   Chairman & CEO               1995      -0-      -0-          -0-            (1)

Patrick G. Blanchard            1996  $95,000  $10,000       $3,800       $11,157(2)
   President                    1995   95,000      -0-        3,800        10,225(3)
                                1994   92,000      -0-        3,680         9,097(4)

R. Daniel Blanton               1996   94,500  $15,000        3,780       $ 6,578(5)
   Executive Vice President     1995   90,000      -0-        3,600         6,292(6)
   & Chief Operating Officer    1994   78,000      -0-        3,120         7,223(7)

___________________
(1) Mr. Pollard receives compensation only as a director, which totaled $1,300 in 1996 and $1,300 in 1995.
(2) Included club dues of $3,120 health insurance of $6,040 and life insurance of $1,997.
(3) Includes club dues of $3,120, health insurance of $5,035 and life insurance of $2,070.
(4) Includes club dues of $3,120, health insurance of $3,399 and life insurance of $2,578.
(5) Includes club dues of $480, health insurance of $5,409 and life insurance of $689.
(6) Includes club dues of $480, health insurance of $5,160 and life insurance of $652.
(7) Included club dues of $480, health insurance of $6,172 and life insurance of $571.

                                 BENEFIT PLANS

     The Bank has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may defer a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit. The Bank has the option to make an annual discretionary contribution to the Plan. For the year ended December 31, 1996, the Bank contributed $73,018 to the Plan, which is 3% of the annual salary of all eligible employees.

     During 1994, the Bank adopted a non-qualified deferred bonus plan for officers of the Bank. Under the plan, the Bank has the option to make an annual discretionary contribution to the plan. For the year-ended December 31, 1996, the Bank contributed $32,733 to the plan.

     There were no stock options issued to or exercised or held by any officer of the Company during 1996.

                           SUPERVISION AND REGULATION

     The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not stockholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which was enacted in 1991, numerous additional regulatory requirements have been placed on the banking industry and additional changes have been proposed. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

Federal Bank Holding Company Regulation
---------------------------------------

     The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "BHCA"). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Bank's activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank,
(ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

     In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. In the case of the Company, under Federal Reserve regulations, control will be rebutably presumed to exist if a person acquires at least 10% of the outstanding shares of any class of voting securities once the Company registers the Common Stock under the Exchange Act. The regulations provide a procedure for challenge of the rebutable control presumption.

     Under the BHCA, the Company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

     Source of Strength; Cross-Guarantee. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. The Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other Bank controlled by the Company, which in effect makes the Company's equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of the Company.

The Bank
--------

     General. The Bank is a Georgia banking corporation and state non-member bank. The Georgia Department of Banking and Finance (the "Department") and the Federal Deposit Insurance Corporation are the primary regulators for the Bank. These regulatory authorities regulate or monitor all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The Bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.

     Under FDICIA, all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; and (v) asset quality.

     Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Branching. In addition to the main office, the Bank currently has four branches in Richmond County and two branches in Columbia County. Under current Georgia law, effective July 1, 1996 banks may branch into three additional counties besides the county in which their principal office is located. If the Bank is part of a bank holding company, all affiliates would be treated as one and the holding company would be limited to three counties. Effective July 1, 1998 all intra state branching restrictions will be removed. Although the Bank currently has no definitive plans for opening any other branch offices, depending on profitability and community needs, other branches may be considered. The Company, with prior regulatory approval, will be permitted to acquire interest in and operate banks throughout the State of Georgia. Under Georgia law, any bank acquired by the Company could be merged into the Bank and its offices could then be operated as branches of the Bank. There are currently no definitive plans for the Company to make any such acquisition, but the Company remains open to such acquisitions as part of its strategic growth plan.

     The BHCA, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branch Efficiency Act of 1994 ("Reigle-Neal Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any bank based in another state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Reigle-Neal Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. In March 1996, the Georgia legislature adopted legislation opting into interstate branching which will permit such mergers after June 1, 1997. The Georgia legislation also provides that an out-of-state bank may not enter the State of Georgia through a de novo branch, nor may it enter through the acquisition of less than substantially all of the assets of an existing bank.

     Community Reinvestment Act. The Community Reinvestment Act requires that, each insured depository institution shall be evaluated by its primary federal regulator with respect to its record in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. The Bank received a satisfactory rating in its most recent evaluation.

     Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit system, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. FDICIA also contains a variety of other provisions that may affect the operations of the Company and the Bank, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC.

Enforcement Policies and Actions
--------------------------------

     FIRREA and subsequent federal legislation significantly increased the enforcement authorities of the FDIC and other federal depository institution regulators, and authorizes the imposition of civil money penalties up to $1 million per day. Persons who are affiliated with depository institutions can be removed from any office held in such institution and banned for life from participating in the affairs of any such institution. The banking regulators have not hesitated to use the new enforcement authorities provided under FIRREA.

Deposit Insurance
-----------------

     The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Separate insurance funds (BIF and SAIF) are maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the high rate of failures in recent years, the fees that commercial banks and thrifts pay to BIF and SAIF have increased, and the FDIC has adopted a risk-based deposit insurance premium system for all insured depository institutions, including the Bank, which requires that a depository institution pay to BIF or SAIF from $.04 to $.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis.

     In 1995, the FDIC declared the BIF fully funded, and assessments were suspended on certain financial institutions until further notice. The assessment for the Bank was suspended through December 1996 under this ruling; however, in 1996 the Bank was notified that assessments will be reinstated in 1997. Because the Bank's risk classification is the lowest allowable, the Bank will not be required to pay an assessment for deposit insurance in 1997. The Bank will be required to pay a premium for the new "Financing Corporation (FICO) payment" which is a result of the Deposit Insurance Act of 1996. The annual amount of this premium is $.01296 of insured deposits. This assessment is subject to change. Any increase in deposit insurance premiums for the Bank will increase its cost of funds, and there can be no assurance that such cost can be passed on to the Bank's customers.

Dividends
---------

     The principal source of the Company's cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulations, and policies. In addition, the Board of Governors has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

     Cash dividends on the Bank's common stock may be declared and paid only out of its retained earnings, and dividends may not be declared at any time at which the Bank's paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Department's current rules and regulations require prior Department approval before cash dividends may be declared and paid if: (i) the Bank's ratio of equity capital to adjusted total assets is less than 6%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank's net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank's assets classified as adverse as to repayment or recovery by the Department at the most recent examination of the Bank exceeds 80% of the Bank's equity capital as reflected at such examination.

     Under FDICIA, the Bank may not pay a cash dividend if, after paying the dividend, the Bank would be undercapitalized. See "Capital Regulations" below.

     The Company's Board of Directors declared a 15% stock dividend to holders of the Company's Common Stock on record as of September 4, 1996. The dividend was payable on September 25,1996.

Capital Regulations
-------------------

     The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8% of which at least 4% must be Tier 1 capital. Tier 1 capital includes common stockholders equity, qualifying perpetual preferred stock, and minority interest in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of December 31, 1996, the Company and the Bank were qualified as "well-capitalized." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital."

     Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice.
The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect the Company in several ways. Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

     FDICIA requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

     Both the Company and the Bank exceeded their respective regulatory capital requirements at December 31, 1996. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations - Capital."

Recent Legislative Developments
-------------------------------

     Revisions to the Bank Secrecy Act in 1996 affected numerous issues, including suspicious activity reporting, funds transfer recording keeping, interim exemption rules, and the definition of "exempt persons" and the way in which banks designate exempt customers.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 was enacted in September 1996. This Act primarily provided arrangements for the recapitalization of the SAIF and regulatory relief for bank holding companies in several significant areas. Bank holding companies that also owned savings associations and were therefor subject to regulation by the Office of Thrift Supervision ("OTS") as savings and loan holding companies were relieved of such duplicative regulation, and neither future acquisitions of savings associations by bank holding companies nor mergers of savings associations into banks will any longer require application to and approval by the OTS. Acquisitions by well-capitalized and well-managed bank holding companies of companies engaging in permissible nonbanking activities (other than savings association) may now be made with only 12 days prior notice to the Federal Reserve, and de novo engagement in such activities by such bank holding companies may be commenced without prior notice and with only subsequent notice to the Federal Reserve. The same legislation also gave regulatory relief to banks in regard to corporate governance, branching, disclosure (under the Real Estate Settlement Procedures Act and the Truth in Lending Act) and other operational areas.

     The Federal Reserve also recently adopted regulations providing for a streamlined application process in connection with acquisitions of banks and bank holding companies by well-capitalized, well-managed bank holding companies. During 1996, changes were also made to the current system used to rate banks.

     The State of Georgia Department of Insurance and Department of Banking and Finance also recently adopted regulations that will permit banks operating in Georgia to engage in certain insurance sales activities, subject to compliance with certain conditions.

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers are being considered by the executive branch of the Federal government, Congress and various state governments, including Georgia. Among other items under consideration are the possible combination of the BIF and SAIF, changes in or repeal of the Glass-Steagall Act which separates commercial banking from investment banking, and changes in the BHC Act to broaden the powers of "financial services" companies to own and control depository institutions and engage in activities not closely related to banking. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these proposals will affect the Company and the Bank.

Fiscal and Monetary Policy
--------------------------

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of the Company and the Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits.

     The monetary policies of the Federal Reserve historically have had a significant effect on the operating results of commercial banks and will continue to do so in the future. The conditions in the national and international economies and money markets, as well as the actions and changes in policy by monetary and fiscal authorities, and their effect on the Company and the Bank cannot be predicted.

                        SHARES ELIGIBLE FOR FUTURE SALE

  If all Shares offered are sold, 1,820,368 Shares of Company Common Stock will be outstanding. The 278,000 Shares offered hereby will be freely tradable without restriction or further registration unless purchased by "affiliates" of the Company. As defined in Commission Rule 144 under the Securities Act, an "affiliate" of an issuer is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer, and generally includes members of the Board of Directors of the Company and the Bank, executive officers of the Company and the Bank, and 5% or greater stockholders of the Company and the Bank.

  In general, under Rule 144, as currently in effect, any affiliate of the Company who purchases Shares pursuant to this Offering is entitled to sell within any three-month period a number of Shares that does not exceed the greater of 1% of the outstanding Shares of the Company's Common Stock (18,203 Shares immediately after the Offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements, and the availability of current public information about the Company. Following the Expiration Date of this Offering, the Company intends to file with the Commission periodic reports that provide the "current public information" required by Rule 144. A stockholder (or stockholders whose Shares are aggregated) who has not been an affiliate of the Company for at least 90 days prior to a proposed sale transaction, and who has beneficially owned "restricted securities" for at least three years is entitled to sell such Shares under Rule 144 without regard to the value or other limitations described above.

  No active trading market exists for the Common Stock, and the Company has no reason to believe that a more active trading market will develop in the foreseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any stock exchange or in the over-the-counter market. There is currently one independent market maker in the Common Stock.
As a result, no prediction can be made of the effect, if any, that this Offering will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such shares, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities. See "Special Considerations."

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is authorized by its Articles of Incorporation, as amended, to issue 10,000,000 shares of common Stock, $3.00 par value per share. As of June 30, 1997, 1,542,368 shares were issued and outstanding. All shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to shareholders. Each holder of Common Stock is entitled to one vote for each share on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the Common Stock. All outstanding shares of Common Stock issued in the Offering will be fully paid and nonassessable.

     The Bank is authorized by its Articles of Incorporation to issue up to 10,000,000 shares of common stock, $5.00 par value per share, 625,000 shares of which are issued and outstanding and owned by the Company. All shares of Bank common stock are entitled to share equally in dividends from funds legally available therefor when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Bank, whether voluntary or involuntary, to share equally in the assets of the Bank available for distribution to shareholders. Each holder of Bank common stock is entitled to one vote for each share held on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. All outstanding shares of stock of the Bank are fully paid and nonassessable.

PREEMPTIVE RIGHTS

     Pursuant to the Articles of Incorporation of the Company, holders of shares of the Company have rights to acquire proportional amounts of the Company's unissued shares upon the decision of the Board to issue such shares. Shareholders entitled to preemptive rights must be given a period of at least thirty days to exercise their rights. Shareholders do not have any preemptive right with respect to the issuance of:

     (1) Shares issued as a share dividend;

     (2)  Fractional shares;

     (3) Shares issued to effect a merger or share exchange;

     (4) Shares issued pursuant to the acquisition of substantially all the assets of another bank or trust company or any other corporation, partnership, association, or trust;

     (5) Shares issued as compensation to directors, officers, agents or employees of the Company, their subsidiaries, or affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon;

     (6) Shares issued to satisfy conversion, option, or other share purchase rights created to provide compensation, incentive or reward to directors, officers, agents, or employees of the Company, their subsidiaries, or affiliates upon terms and conditions, or in accordance with a stock option, employee stock ownership, profit sharing, pension or similar plan or arrangement, approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon;

     (7) Shares authorized in the Articles of Incorporation that are issued within one year from the effective date of incorporation;

     (8) Shares issued under a plan of reorganization approved in a proceeding under any applicable law of the State of Georgia or the United States of America relating to the reorganization of corporations;

     (9) Shares sold otherwise than for money, deemed by the board of directors in good faith to be advantageous to the Company's business, other than shares sold pursuant to (1) or (2) above; or

     (10) Shares released by waiver from their preemptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued.

     Additionally, no holder of shares of any class or series of such class has any preemptive right with respect to shares of any other class or series which may in the future be authorized, issued or sold by the Company. A shareholder may waive his or her individual preemptive right at any time, and the holders of a class of shares may waive the preemptive rights of that class by the affirmative vote or written consent of the holders of two-thirds of the shares of the class. A waiver of preemptive rights with respect to past issuances of shares is effective if made by the person who was the shareholder at the time the shares were issued. A waiver evidenced by a writing is irrevocable even though it is not supported by consideration.

     Shares that are otherwise validly issued and outstanding are not affected by any violation of preemptive rights with respect to their issuance. Shareholders do not have any preemptive right to acquire securities of the Company unless they are residents of the State of Georgia, or another state in which the Company is legally permitted to offer and sell its securities, and the Company has no obligation to take any action to qualify to offer or sell its securities in any state other than Georgia.

     An action to enforce any liability for violation of preemptive rights must be brought within three years of the discovery or notice of the violation, and in any event must be brought within five years after the issuance giving rise to the violation.

ANTI-TAKEOVER PROVISIONS

     Fair Price Article. The Articles of Incorporation of the Bank and the Company restrict certain transactions involving the Bank and the Company which involve unequal payments to shareholders. Under the Articles of each corporation, certain "business combinations" between the corporation and an 'interested shareholder" are restricted. An interested shareholder with respect to the corporation is a beneficial owner of 20% or more of the voting power of the outstanding shares of the corporation or an affiliate of the corporation who, at anytime within the previous two years, was the beneficial owner of 20% or more of the voting power of the shares of the corporation. The business combinations restricted include (i) any merger or consolidation with any interested shareholder, (ii) any sale or transfer during any twelve-month. period of 10% or more of the net assets of the corporation to an interested shareholder or its affiliates, (iii) any issuance or transfer during any twelve-month period of equity securities having a market value exceeding 5% of the total market value of the corporation's outstanding shares to any interested shareholder, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder, or (v) any reclassification of securities which has the effect of increasing in any twelve-month period the proportional amount of shares held by any interested shareholder by 5% or more.

     Pursuant to this provision of the Articles, a business combination cannot occur unless it receives a special approval from certain directors and/or shareholders of the corporation, or meets certain conditions with respect to the consideration paid as the part of the business combination. The special approval required is either (i) the unanimous approval by the "continuing directors" of the corporation, provided that they constitute at least three members of the board of directors at the time, or (ii) the recommendation by at least two-thirds of the continuing directors and approval by shareholders owning at least a majority of the shares entitled to vote at a shareholder's meeting, other than shares beneficially owned by the interested shareholder which is a party to the business combination. A continuing director is director of the corporation who is not an affiliate or associate of the interested shareholder and who was a director of the corporation prior to the date on which the interested shareholder became such, or a successor to a continuing director which was recommended or elected by a majority of all of the continuing directors.

     The special approval is not required for a business combination if it meets certain conditions designed to insure that all shareholders receive fair consideration for their shares. These conditions include (i) a requirement that the aggregate amount of cash and other consideration received by selling shareholders at least equal the greater of (a) the highest of the prices paid by the interested shareholder for any shares of the same class or series within the previous two years and in the transaction in which the interested shareholder became such, (b) the fair market value of such shares, or (c) the highest preferential liquidation amount applicable to shares other than common shares if the interested shareholder has acquired shares of such class within two years prior to the business combination; (ii) a requirement that the consideration to be received by selling shareholders is to be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series; (iii) a requirement that, after the interested shareholder became such, unless approved by a majority of the continuing directors, there has been no failure to pay full periodic dividends on preferred shares, no reduction in the annual rate of dividends on common shares, proportionate increases in the annual rate of dividends as necessary to reflect any reclassification, including any reverse share split, which had the effect of reducing the number of outstanding shares, and no increase in the interested shareholder's percentage ownership of any class by more than one percent in any twelve month period (provided that the interest shareholder or any affiliate or associate did not, voting as a director, approve these actions and protested such actions in writing to the board of directors); and (iv) after the interested shareholder became such, it has not received the benefit, except proportionately as a shareholder, of any loans, advances, or other financial assistance or any tax advantages provided by the corporation or any of its subsidiaries.

     Fair Price Bylaw. The Bylaws of the Bank and Company provide for the applicability of the Fair Price Requirements of Part 2 of Article 11 of the Georgia Business Corporation Code, O.C.G.A. 14-2-1110, et seq. (the

"Fair Price Requirements"), to the Bank and Company. The Fair Price Requirements are substantially identical to the provisions of the Fair Price Article described above, except that a person is deemed to be an "interested shareholder" if he or she is the beneficial owner of 10% (as opposed to 20% under the Article) or more of the voting power of the outstanding shares of the corporation or is an affiliate of the corporation who, at anytime within the previous two years, was the beneficial owner of 10% (as opposed to 20% under the Article) or more of the voting power of the shares of the Corporation. In addition, under the Fair Price Requirements, a "business combination" includes an exchange of shares with an interested shareholder or any corporation which is, or would be after the transaction, an affiliate of an interested shareholder.

     Business Combination Bylaw. The Bylaws of the Company provide for the applicability of the Business Combinations Restrictions of Part 3 of Article II of the Georgia Business Corporation Code, O.C.G.A. 14-2-1131, et seq. (the "Business Combinations Restrictions"), to the Company. The Business Combinations Restrictions prohibit a 'resident domestic corporation' from engaging in a "business combination" with an interested shareholder for a period of five years following the date the interested shareholder became such. The prohibition does not apply if (i) prior to that date, the corporation's board of directors approved either the business combination or the transaction in which the interested shareholder became such; (ii) in the transaction in which the interested shareholder became such, it acquired at least 90 percent of the outstanding shares of the corporation, other than shares held by directors and officers (or their affiliates or associates), shares held directly by the corporation, or shares held in employee stock plans in which the participants do not have the right to tender their shares confidentially (collectively, the "Excluded Shares"); or (iii) after the interested shareholder became such, it acquired additional shares so that it beneficially owned at least 90 percent of the outstanding shares of the corporation, other than Excluded Shares, and the business combination is approved by a majority of the outstanding shares of the corporation, other than Excluded Shares.

     The purpose of the Business Combinations Restrictions is to encourage a person to seek the approval of the board of directors of a resident domestic corporation prior to acquiring 10% or more of the outstanding stock of the corporation. If the person does not secure the approval of the board or acquire 90 percent of the corporation's shares (other than the Excluded Shares), business combinations between such person and the corporation are limited for a period of five years.

     The same defined terms apply for purposes of the Business Combinations Restrictions as apply to the Fair Price Requirements, with some exceptions. A business combination is defined to include (i) any merger or consolidation with any interested shareholder or its affiliates, (ii) any sale or transfer of 10% or more of the net assets of the corporation to an interested shareholder or its affiliates, (iii) any issuance or transfer of equity securities having a market value exceeding 5% of the total market value of the corporation's outstanding shares to any interested shareholder, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation, (v) any reclassification of securities which has the effect of increasing the proportional amount of shares held by any interested shareholder by 5% or more, or (vi) any receipt by an interested shareholder or its affiliates or associates, other than in the ordinary course of business, of the benefit of any loans, advances or other financial benefits or assistance from the corporation. A "resident domestic corporation" is defined as a Georgia corporation which has located in Georgia at least 100 beneficial owners and either (a) its principal office, (b) at least 10 percent of its shares, (c) at least 10 percent of its shareholders, or (d) the lesser of $25 million in assets or over half of its assets (or assets producing over half of its revenue). It is likely that the Company would be a resident domestic corporation.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock to be issued in the offering has been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of the Company as of and for the year ended December 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company at and for the years ended December 31, 1994 and 1995 appearing in this Prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                INDEMNIFICATION

  The Georgia Business Corporation Code permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party by reason of his action in such capacity for, or at the request of, such corporation. To the extent that such person is successful in defending any such suit, Georgia law provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The Company's Bylaws provide for the indemnification of the Company's directors, officers, employees and agents in accordance with the Georgia Business Corporation Code. Georgia law also provides that, with certain exceptions, the above rights will not be deemed exclusive of other rights of indemnification contained in any Bylaw, resolution or agreement approved by the holders of a majority of the stock. The Company's Bylaws provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees and agents, as well as others serving at their request, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such persons against such liability under the Georgia Business Corporation Code. The Company has purchased and maintains such insurance.

  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             CHANGE IN ACCOUNTANTS

     As reported on the Company's Form 8-K, filed April 23, 1996, Cherry, Bekaert & Holland LLP was previously the principal accountants for Georgia Bank Financial Corporation. On April 17, 1996, that firm was not re-elected as principal accountants and KPMG Peat Marwick LLP was engaged as principal accountants. The decision to change accountants was recommended by the Audit Committee and approved by the Board of Directors.

     In connection with the audits of the two fiscal years ended December 31, 1995, and the subsequent interim period through April 17, 1996, there were no disagreements with Cherry, Bekaert & Holland LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The Audit reports on the consolidated financial statements of Georgia Bank Financial Corporation and subsidiaries as of and for the years ended December 31, 1995 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                Page
                                                                                                ----

Independent Auditors' Reports                                                                   F-2

 Consolidated Balance Sheets as of December 31, 1996 and 1995                                   F-4

 Consolidated Statements of Income for the years ended December 31, 1996, 1995 and 1994         F-6

 Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1996, 1995, and 1994                                                              F-7

 Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995, and 1994    F-8

 Notes to Consolidated Financial Statements                                                     F-10

 Consolidated Balance Sheets as of June 30, 1997, and December 31, 1996 (unaudited)             F-28

 Consolidated Statements of Income for the quarters ended June 30, 1997 and June 30, 1996
       and the six months ended June 30, 1997 and June 30, 1996 (unaudited)                     F-29

 Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and
       June 30, 1996 (unaudited)                                                                F-30

 Notes to Consolidated Financial Statements (unaudited)                                         F-31

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Georgia Bank Financial Corporation:


We have audited the accompanying consolidated balance sheet of Georgia Bank Financial Corporation and subsidiary (the "Bank") as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia Bank Financial Corporation and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                           KPMG PEAT MARWICK LLP



Atlanta, Georgia
January 10, 1997

               Report of Independent Certified Public Accountant

The Board of Directors
Georgia Bank Financial Corporation
   and Subsidiary
Augusta, Georgia

     We have audited the accompanying consolidated balance sheets of Georgia Bank Financial Corporation and Subsidiary as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporations' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 1995, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                      CHERRY, BEKAERT & HOLLAND, L.L.P.


Augusta, Georgia
February 2, 1997

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                          Consolidated Balance Sheets

                           December 31, 1996 and 1995


                        Assets                               1996         1995
-------------------------------------------------------  ------------  -----------
Cash and due from banks (note 2)                         $ 10,550,857   12,725,123
Federal funds sold                                          1,520,000            -
                                                         ------------  -----------
    Cash and cash equivalents                              12,070,857   12,725,123
                                                         ------------  -----------

Investment securities (note 3):
 Available-for-sale                                        52,819,926   33,434,524
 Held-to-maturity, at cost (fair values of $4,513,828
  and $2,024,126 at December 31, 1996 and 1995,
  respectively)                                             4,491,145    2,014,654

Loans (note 4)                                            135,212,336  120,427,011
 Less allowance for loan losses                             1,467,702    1,335,275
                                                         ------------  -----------
    Loans, net                                            133,744,634  119,091,736
                                                         ------------  -----------

Premises and equipment, net (note 5)                        8,927,402    8,539,172
Accrued interest receivable                                 1,494,291    1,354,174
Other real estate                                             150,315       74,942
Intangible assets, net (note 6)                               878,089    1,158,106
Other assets (note 9)                                       1,431,023      955,237
                                                         ------------  -----------

                                                         $216,007,682  179,347,668
                                                         ============  ===========


                                                            (Continued)

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY



         Liabilities and Stockholders' Equity               1996           1995
------------------------------------------------------  -------------  ------------

Deposits:
 Noninterest bearing                                    $ 33,306,103    26,900,509
 Interest-bearing:
  NOW accounts                                            23,942,118    18,959,510
  Savings                                                 43,557,783    20,045,474
  Money management accounts                               21,241,122    16,071,501
  Time deposits over $100,000                             31,122,021    32,515,699
  Other time deposits                                     42,498,381    42,657,047
                                                        ------------   -----------
                                                         195,667,528   157,149,740
Federal funds purchased and securities sold
 under repurchase agreements                               1,225,294     1,761,527
Advances from Federal Home Loan Bank (note 8)                      -     4,000,000
Other borrowed funds (note 8)                              1,186,668       640,000
Accrued interest and other liabilities                     1,580,714     1,357,720
                                                        ------------   -----------
    Total liabilities                                    199,660,204   164,908,987
                                                        ------------   -----------

Stockholders' equity (notes 11 and 14):
 Common stock, $3.00 par value; 10,000,000
  shares authorized; shares issued and outstanding
  of 1,542,368 in 1996 and 1,341,479 in 1995               4,627,104     4,024,437
 Additional paid-in capital                               10,337,222     7,122,998
 Retained earnings                                         1,564,330     3,435,381
 Unrealized loss on investment securities available-
  for-sale, net of deferred income tax benefit
  of $97,558 in 1996 and $75,222 in 1995                    (181,178)     (144,135)
                                                        ------------   -----------
    Total stockholders' equity                            16,347,478    14,438,681

Commitments (note 7)


                                                        $216,007,682   179,347,668
                                                         ===========   ===========

See accompanying notes to consolidated financial statements.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Income

                 Years ended December 31, 1996, 1995, and 1994

                                                                       1996         1995         1994
                                                                   ------------  -----------  -----------
Interest income:
Loans, including fees                                              $12,469,638   11,529,864    9,355,191
Investment securities:
 Taxable                                                             2,788,829    2,068,874    1,442,195
 Tax-exempt                                                             76,557       67,494       61,249
Federal funds sold                                                     342,264      360,126      219,117
Deposits in banks                                                            -            -        2,997
                                                                   -----------   ----------   ----------
    Total interest income                                           15,677,288   14,026,358   11,080,749
                                                                   -----------   ----------   ----------

Interest expense:
Deposits (including interest on time deposits over
 $100,000 of $1,814,916, $1,757,452, and
 $1,109,419 in 1996, 1995, and 1994,
 respectively)                                                       7,151,635    6,458,661    4,210,731
Federal funds purchased and securities sold
 under repurchase agreements                                            43,774       27,332       14,271
Other borrowings                                                       177,271      242,118      142,883
                                                                   -----------   ----------   ----------
    Total interest expense                                           7,372,680    6,728,111    4,367,885
                                                                   -----------   ----------   ----------

    Net interest income                                              8,304,608    7,298,247    6,712,864

Provision for loan losses (note 4)                                     470,000      200,000      180,000
                                                                   -----------   ----------   ----------
    Net interest income after provision for
     loan losses                                                     7,834,608    7,098,247    6,532,864
                                                                   -----------   ----------   ----------

Noninterest income:
Service charges and fees on deposits                                 2,150,350    1,426,964    1,013,936
Miscellaneous income                                                       495        8,336        3,232
Investment securities losses, net (note 3)                                 (92)     (20,679)    (117,464)
                                                                   -----------   ----------   ----------
    Total noninterest income                                         2,150,753    1,414,621      899,704
                                                                   -----------   ----------   ----------

Noninterest expense:
Salaries                                                             3,074,532    2,578,618    2,242,262
Employee benefits                                                      578,844      567,075      556,115
Occupancy expenses                                                   1,262,475    1,032,349      923,758
Other operating expenses (note 13)                                   2,317,686    2,163,401    2,048,478
                                                                   -----------   ----------   ----------
    Total noninterest expense                                        7,233,537    6,341,443    5,770,613
                                                                   -----------   ----------   ----------

    Income before income taxes                                       2,751,824    2,171,425    1,661,955

Income tax expense (note 9)                                            799,659      766,359      543,519
                                                                   -----------   ----------   ----------

    Net income                                                  $    1,952,165    1,405,066    1,118,436
                                                                   ===========   ==========   ==========

Income per share                                                         $1.27         0.91         0.77
                                                                   ===========   ==========   ==========

Weighted average common shares outstanding
(note 1(i))                                                          1,542,368    1,538,025    1,459,912
                                                                   ===========   ==========   ==========

See accompanying notes to consolidated financial statements.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY
                Consolidated Statements of Stockholders' Equity
                 Years ended December 31, 1996, 1995, and 1994

                                                                                            Unrealized loss on
                                                                                          investment securities
                                     Common stock                                          available-for-sale,
                               -----------------------       Additional                       net of deferred            Total
                               Number of                      paid-in        Retained           income tax           stockholders'
                                shares         Amount         capital        earnings            benefit                equity
                              ----------      -------        --------        --------            -------               -------
       Balance, December
        31, 1993                1,175,044      $3,525,133      6,120,272        911,879             --                  10,557,284

       Issuance of shares
        of common stock           141,667         425,000        841,500             --             --                   1,266,500

       Net income                     --              --             --      1,118,436              --                   1,118,436
       Change in
        unrealized loss on
        investment
        securities
        available-for-sale,
        net of deferred income
        tax benefit                   --              --             --             --           (483,781)                (483,781)
                                ---------       ---------      ---------      ---------          --------                ----------

       Balance, December
        31, 1994                1,316,711       3,950,133      6,961,772      2,030,315          (483,781)              12,458,439
                                ---------       ---------      ---------      ---------          --------               ----------
       Issuance of shares
        of common stock            24,768          74,304        161,226              -                 -                  235,530

       Net income                       -               -              -      1,405,066                 -                1,405,066
       Change in
        unrealized loss on
        investment
        securities
        available-for-sale, net
        of deferred income
        tax benefit                     -               -              -              -             339,646                339,646
                                ---------       ---------      ---------      ---------            --------             ----------
       Balance, December
        31, 1995                1,341,479       4,024,437      7,122,998      3,435,381            (144,135)            14,438,681

       Stock dividend
        declared - 15%            200,889         602,667      3,214,224     (3,816,891)                  -                      -
       Cash paid in lieu
        of fractional
        shares for stock                -               -              -         (6,325)                   -                (6,325)
        dividend
       Net income                       -               -              -      1,952,165                    -              1,952,165
       Change in
        unrealized loss on
        investment
        securities
        available-for-sale,
        net of deferred income
        tax benefit                     -              -               -               -             (37,043)               (37,043)

                                 ---------       ---------      ---------      ---------            --------             ----------

       Balance, December
        31, 1996                 1,542,368      $4,627,104     10,337,222      1,564,330            (181,178)            16,347,478
                                 =========      ==========     ==========      =========            ========             ==========

See accompanying notes to consolidated financial statements.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1996, 1995, and 1994

                                                             1996           1995          1994
                                                         -------------  ------------  ------------
Cash flows from operating activities:
 Net income                                              $  1,952,165     1,405,066     1,118,436
 Adjustments to reconcile net income to net cash
  provided by operating activities
   Depreciation and amortization                              894,858       757,221       670,230
   Deferred income tax benefit                               (253,995)       (1,032)      (19,508)
   Provision for loan losses                                  470,000       200,000       180,000
   Net investment securities losses                                92        20,679       117,464
   Amortization/(accretion) of premium/discount
    on investment securities                                  (36,686)      (72,884)       26,428
   Real estate loans originated for sale                  (21,443,710)  (18,093,358)   (7,334,824)
   Proceeds from sales of real estate loans                21,370,452    16,714,800     8,041,550
   Increase in accrued interest receivable                   (140,117)     (329,250)     (127,184)
   (Increase) decrease in other assets                       (101,890)      250,860      (869,237)
   Increase in accrued interest and other liabilities         222,994       430,148       168,240
                                                         ------------   -----------   -----------
     Net cash provided by operating activities              2,934,163     1,282,250     1,971,595
                                                         ------------   -----------   -----------

Cash flows from investing activities:
 Net decrease in interest-bearing deposits in banks                 -             -        99,000
 Proceeds from sales and maturities of available-
  for-sale securities                                      20,317,428    15,185,367    13,776,811
 Proceeds from maturities of held-to-maturity
  securities                                                  400,993        95,000             -
 Purchase of held-to-maturity securities                   (2,879,762)     (180,000)            -
 Purchase of available-for-sale securities                (39,720,902)  (24,638,825)   (6,787,460)
 Net increase in loans                                    (15,125,013)  (11,040,151)  (13,173,539)
 Purchases of premises and equipment                       (1,003,071)     (686,741)   (2,230,472)
 Proceeds from sale of land                                         -       232,535             -
 Purchase of other investments                               (100,000)            -             -
                                                         ------------   -----------   -----------
     Net cash used in investing activities                (38,110,327)  (21,032,815)   (8,315,660)
                                                         ------------   -----------   -----------

                                                            (Continued)

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY
                Consolidated Statements of Cash Flows, continued

                                                                       1996         1995         1994
                                                                   ------------  -----------  -----------
Cash flows from financing activities:
 Net increase in noninterest-bearing deposits                      $ 6,405,594    4,078,520    5,346,608
 Net increase (decrease) in NOW accounts                             4,982,608   (4,166,061)  (5,581,758)
 Net increase (decrease) in savings accounts                        23,512,309   13,904,836     (468,132)
 Net increase (decrease) in money management
  accounts                                                            5,169,621    (883,002)   1,696,278
 Net (decrease) increase in time deposits
  over $100,000                                                     (1,393,678)   4,424,931    6,321,807
 Net (decrease) increase in other time deposits                       (158,666)  (1,574,948)  11,041,270
 Net (decrease) increase in federal funds purchased
  and securities sold under repurchase agreements                     (536,233)   1,445,605       97,342
 Proceeds from issuance of common stock                                      -      237,750    1,266,500
 Proceeds from other borrowed funds                                  1,000,000            -       50,000
 Payments of Federal Home Loan Bank advances                        (4,000,000)           -     (500,000)
 Principal payments on other borrowed funds                           (453,332)    (678,333)  (2,078,333)
 Cash paid for fractional shares related to
  stock dividend                                                        (6,325)           -            -
 Cash paid for fractional shares related to reverse
  stock split                                                                -       (2,220)           -
                                                                   -----------   ----------   ----------
     Net cash provided by financing activities                      34,521,898   16,787,078   17,191,582
                                                                   -----------   ----------   ----------
     Net (decrease) increase in cash and cash
      equivalents                                                     (654,266)  (2,963,487)  10,847,517

Cash and cash equivalents at beginning of year                      12,725,123   15,688,610    4,841,093
                                                                   -----------   ----------   ----------

Cash and cash equivalents at end of year                           $12,070,857   12,725,123   15,688,610
                                                                   ===========   ==========   ==========

Supplemental disclosures of cash paid during
 the year for:
  Interest                                                         $ 7,460,076    6,510,982    4,104,649
                                                                    ==========   ==========   ==========

  Income taxes                                                    $  1,026,463      769,459      543,519
                                                                   ===========   ==========   ==========

Supplemental information on noncash
 investing activities:
  Loans transferred to other real estate                           $   153,373       74,943            -
                                                                   ===========   ==========    ==========

  Sales of other real estate financed with
   loans from the Bank                                             $    78,000       14,916            -
                                                                   ===========   ==========    ==========

See accompanying notes to consolidated financial statements.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 1996, 1995, and 1994


(1) Summary of Significant Accounting Policies
    ------------------------------------------

   The accounting and reporting policies of Georgia Bank Financial Corporation and subsidiary (the Bank) conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant of those policies the Bank follows in preparing and presenting its consolidated financial statements.

      (a)  Basis of Presentation
           ---------------------

         The consolidated financial statements include the accounts of Georgia Bank Financial Corporation and its wholly owned subsidiary, Georgia Bank & Trust Company of Augusta. Significant intercompany transactions and accounts are eliminated in consolidation.

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

         A substantial portion of the Bank's loans is secured by real estate in Augusta, Georgia and the surrounding area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in real estate market conditions in the Augusta, Georgia and surrounding area.

      (b)  Cash and Cash Equivalents
           -------------------------

         Cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

(c)   Investment Securities
      ---------------------

         The Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994. Under SFAS No. 115, the Bank classifies its investment securities into one of three categories: available for sale, held to maturity, or trading. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities are classified as available for sale. The Bank does not hold any trading securities or engage in the trading or holding of financial derivatives.

         Held to maturity securities are recorded at cost adjusted for the amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of related tax effects, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

         Mortgage-backed securities held to maturity are stated at their unpaid principal balances, adjusted for unamortized premiums and unaccredited discounts.

         A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using a method which approximates the effective interest method and takes into consideration prepayment assumptions. Dividends and interest income are recognized when earned. Realized gains and losses for investment securities available for sale which are sold are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

      (d) Loans and Allowance for Loan Losses
          -----------------------------------

         Loans are stated at the amount of unpaid principal outstanding, reduced by an allowance for loan losses. Interest on loans is calculated using the simple interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on loans that become past due 90 days or more and for which collateral is inadequate to cover principal and interest, or immediately if management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that collection is doubtful. When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against current period interest income. Future collections are applied first to principal and then to interest until such loans are brought current, at which time loans may be returned to accrual status.

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans.
         The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect a borrower's ability to pay.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         The Bank originates mortgages to be held for sale only for loans that have been individually pre-approved by the investor. The Bank bears minimal interest rate risk on these loans and only holds the loans temporarily until documentation can be completed to finalize sale to the investor. Such loans are stated at the lower of cost or aggregate market.

         The Bank adopted the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, on January 1, 1995, and the impact to the consolidated financial statements was not material. Under the provisions of SFAS Nos. 114 and 118, a loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement. The provisions of SFAS No. 114 do not apply to large pools of smaller balance homogeneous loans, such as consumer and installment loans, which are collectively evaluated for impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses, and are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Cash receipts on impaired loans which are accruing interest are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

      (e)  Premises and Equipment
           ----------------------

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets, which range from three to forty years.

      (f)  Other Real Estate
           -----------------

         Other real estate is carried at the lower of its cost or fair value less estimated costs to sell. Any excess of the loan balance at the time of foreclosure over the fair value of the collateral is treated as a loan loss and is charged against the allowance for loan losses. A provision for estimated losses on other real estate is charged to earnings upon subsequent declines in value. Costs related to the development and improvement of property are capitalized; holding costs are charged to expense.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   (g)  Intangible Assets
        -----------------

         Intangible assets relate to certain acquisitions and consist of goodwill, a noncompete agreement, deposit base premiums, and organization costs. The core deposit intangible is being amortized on a straight-line basis over the estimated lives of the related deposits, which is estimated to be 10 years. The cost of a noncompetition agreement is being amortized over a 60-month period using the straight-line method. Goodwill is being amortized over 15 years using the straight-line method. Organization costs represent costs incurred for organizational activities and are being amortized using the straight-line method over 60 months.

    (h)  Income Taxes
         ------------

         The Bank accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (i)  Income Per Share
         ----------------

         Income per share is computed on the weighted average number of shares outstanding. On April 21, 1995, the Company effected a 1 for 3 reverse stock split that increased the par value of common stock to $3.00 per share and reduced the number of outstanding shares. On August 21, 1996, the Board of Directors approved a 15% stock dividend payable on September 25, 1996. All weighted average share and per share information in the accompanying consolidated financial statements have been restated to reflect the effect of the above-mentioned transactions.

    (j)  Reclassifications
         -----------------

         For comparability, certain of the 1995 and 1994 amounts have been reclassified, where appropriate, to conform with the financial statement presentation used in 1996.

    (2)  Cash and Due From Banks
         -----------------------

         The subsidiary bank is required to maintain average daily cash balances with the Federal Reserve. These balances were $1,299,000 and $994,000 at December 31, 1996 and 1995, respectively.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(3)    Investment Securities
       ---------------------
       A summary of investment securities as of December 31, 1996 and 1995 is as follows:

                                                                              1996
                                                        ------------------------------------------------
                                                                       Gross        Gross
                                                         Amortized   unrealized  unrealized   Estimated
                                                           cost        gains       losses     fair value
                                                        -----------  ----------  -----------  ----------
Held-to-maturity:
 Obligations of states and political subdivisions       $ 2,491,657      30,151      (9,376)   2,512,432
 REMICs                                                   1,999,488       4,829      (2,921)   2,001,396
                                                        -----------     -------    --------   ----------

                                                     $    4,491,145      34,980     (12,297)   4,513,828
                                                        ===========     =======    ========   ==========

Available-for-sale:
 Obligations of U.S. Government agencies              $  24,245,222      74,464    (199,928)  24,119,758
 U.S. Treasury notes                                      7,424,228      32,169      (8,417)   7,447,980
 Mortgage-backed securities                              10,588,197      39,424     (38,012)  10,589,609
 REMICs                                                  10,057,894      27,387    (205,823)   9,879,458
 Equity securities                                          783,121           -           -      783,121
                                                        -----------     -------    --------   ----------

                                                      $  53,098,662     173,444    (452,180)  52,819,926
                                                                        =======               ==========

                                                                                1995
                                                      ---------------------------------------------------
                                                                       Gross       Gross
                                                         Amortized   unrealized  unrealized   Estimated
                                                           cost        gains       losses     fair value
                                                        -----------  ----------  ----------   ----------
Held-to-maturity:
 Obligations of states and political subdivisions    $    2,014,654      25,161     (15,689)   2,024,126
                                                        ===========     =======    ========   ==========

Available-for-sale:
 Obligations of U.S. Government agencies              $  16,036,655      56,260           -   16,092,915
 U.S. Treasury notes                                      2,492,516      39,284           -    2,531,800
 Mortgage-backed securities                               3,294,422      23,265     (32,711)   3,284,976
 REMICs                                                  11,106,702      64,455    (372,345)  10,798,812
 Equity securities                                          726,021           -           -      726,021
                                                        -----------     -------    --------   ----------

                                                      $  33,656,316     183,264    (405,056)  33,434,524
                                                                        =======               ==========

   The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale other than equity securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Securities                 Securities
                                              held-to-maturity          available-for-sale
                                        ----------------------------  ----------------------
                                           Amortized      Estimated   Amortized   Estimated
                                              cost        fair value     cost     fair value
                                        ----------------  ----------  ----------  ----------

  One year or less                            $  359,980     360,437     499,319     507,655
  After one through five years                 1,219,847   1,226,360  26,670,678  27,164,386
  After five years through ten years           1,391,362   1,394,759   5,031,375   4,451,135
  After ten years                              1,519,956   1,532,272   9,525,972   9,324,020
                                              ----------   ---------  ----------  ----------
                                               4,491,145   4,513,828  41,727,344  41,447,196
  Mortgage-backed securities                           -           -  10,588,197  10,589,609
                                              ----------   ---------  ----------  ----------

                                              $4,491,145   4,513,828  52,315,541  52,036,805
                                              ==========   =========  ==========  ==========

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   Proceeds from sales of investment securities during 1996, 1995, and 1994 were $16,629,955, $11,062,692, and $9,130,351, respectively. Gross realized gains of $115,883, $67,319, and $32,764 and gross realized losses of $115,975,
   $87,998, and $150,228 were realized on those sales in 1996, 1995, and 1994, respectively.

   Proceeds from maturities and principal repayments of investment securities during 1996, 1995, and 1994 were $4,088,466, $4,217,675, and $4,646,460, respectively.

   Investment securities with a carrying amount of approximately $24,341,000 and $20,356,000 at December 31, 1996 and 1995, respectively, were pledged to secure public and trust deposits, and for other purposes required by law.

(4) Loans
    -----
    Loans at December 31, 1996 and 1995 are summarized as follows:

                                                   1996         1995
                                               ------------  -----------

    Commercial, financial, and agricultural    $ 32,141,492   22,613,637
    Real estate - construction/development       10,829,416   13,273,177
    Other loans secured by real estate:
     Single-family                               24,155,487   24,856,440
     Commercial                                  48,421,500   44,053,490
    Real estate loans originated for sale           477,458      404,200
    Consumer installment                         19,186,983   15,226,067
                                               ------------  -----------
                                                135,212,336  120,427,011
    Less allowance for loan losses                1,467,702    1,335,275
                                               ------------  -----------

                                               $133,744,634  119,091,736
                                               ============  ===========

   As of December 31, 1996 and 1995, the Bank had nonaccrual loans aggregating $1,747,684 and $792,515, respectively. Interest that would have been recorded on nonaccrual loans had they been in accruing status was approximately $28,000 in 1996, $58,000 in 1995, and $34,000 in 1994.

   At December 31, 1996, pursuant to the definitions within SFAS No. 114, the Bank had one impaired loan with an outstanding balance of $1,186,100 with a related valuation allowance of $178,000. There were no impaired loans at December 31, 1995. The average balance of impaired loans was $1,227,800 for the year ended December 31, 1996.

   The following is a summary of the activity in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994:

                                     1996         1995        1994
                                  -----------  ----------  ----------

    Balance, beginning of year    $1,335,275   1,274,686   1,264,902
    Provision for loan losses        470,000     200,000     180,000
    Charge-offs                     (369,423)   (190,265)   (215,720)
    Recoveries                        31,850      50,854      45,504
                                  ----------   ---------   ---------

    Balance, end of year          $1,467,702   1,335,275   1,274,686
                                  ==========   =========   =========

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   In the ordinary course of business, the Bank has direct and indirect loans outstanding to certain executive officers, directors, and principal holders of equity securities (including their associates). Management believes such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers.

   The following is a summary of the activity in loans outstanding to officers, directors, and their associates for the year ended December 31, 1996:

    Balance at beginning of year    $ 4,362,200
    New loans                         2,851,507
    Principal repayments             (2,201,687)

    Balance at end of year          $ 5,012,020
                                    ===========

   The Bank is also committed to extend credit to certain directors and executives of the Bank, including companies in which they are principal owners, through personal lines of credit, letters of credit and other loan commitments. As of December 31, 1996, available balances on these commitments to these persons aggregated $3,372,169.

(5)    Premises and Equipment
       ----------------------

   Premises and equipment at December 31, 1996 and 1995 are summarized as follows:

                                        1996        1995
                                     -----------  ---------

    Land                             $ 1,882,097  1,882,097
    Buildings                          6,033,667  6,033,667
    Furniture and equipment            3,036,098  2,066,547
                                     -----------  ---------
                                      10,951,862  9,982,311
    Less accumulated depreciation      2,024,460  1,443,139
                                     -----------  ---------

                                     $ 8,927,402  8,539,172
                                     ===========  =========

   Depreciation expense amounted to $614,841, $470,539, and $372,497 in 1996, 1995, and 1994, respectively.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(6) Intangible Assets
    -----------------

    Intangible assets, net of accumulated amortization, at December 31, 1996 and 1995 are summarized as follows:

                                   1996      1995
                                 --------  ---------

    Core deposit premium         $640,512    747,264
    Noncompetition agreements      99,996    199,992
    Goodwill                       73,329     79,996
    Organization costs             64,252    130,854
                                 --------  ---------

                                 $878,089  1,158,106
                                 ========  =========

   Amortization expense amounted to $280,017, $286,682, and $297,733 in 1996, 1995, and 1994, respectively.

(7)  Commitments
     -----------

     The Bank is committed under various operating leases for office space and equipment. At December 31, 1996, minimum future lease payments for each of the next five years under noncancelable real property and equipment operating leases are as follows:


                     1997                  $249,329
                     1998                   180,086
                     1999                   133,108
                     2000                   131,452
                     2001                   103,459
                                           --------

                                           $797,434
                                           ========

   Rent expense for all building, equipment and furniture rentals totaled $292,671, $288,785, and $350,202 for the years ended December 31, 1996, 1995, and 1994, respectively.

   The Bank is party to lines of credit with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.
   Lines of credit are unfunded commitments to extend credit. These instruments involve, in varying degrees, exposure to credit and interest rate risk in excess of the amounts recognized in the financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank follows the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   Unfunded commitments to extend credit where contract amounts represent potential credit risk totaled $32,431,722 and $16,712,315 at December 31, 1996 and 1995, respectively.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   Lines of credit are legally binding contracts to lend to a customer, as long as there is no violation of any condition established in the contract. These commitments have fixed termination dates and generally require payment of a fee. As commitments often expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the commitments. Credit worthiness is evaluated on a case by case basis, and if necessary, collateral is obtained to support the commitment.

(8)  Other Borrowed Funds
     --------------------

   Other borrowed funds at December 31, 1996 consist of Development Authority Industrial Development Revenue Bonds (the revenue bonds) payable to SunTrust Bank of Augusta of $186,668 and a treasury, tax, and loan account with the Federal Reserve Bank of $1,000,000. The bonds require principal to be paid in 60 equal installments plus accrued interest at 64% of prime, not to exceed 11% per annum or be less than 6% per annum, and are collateralized by certain buildings, furniture, fixtures and equipment. Other borrowed funds at December 31, 1995 consist of $240,000 outstanding related to the revenue bonds and a note payable of $400,000 with Columbus Bank & Trust. The note payable accrued interest at Columbus Bank & Trust's prime rate floating daily, and was collateralized by 100% of the outstanding stock of the bank subsidiary.

   Aggregate maturities on the revenue bonds for years subsequent to December 31, 1996 are estimated to be as follows:


                       1997            $ 53,332
                       1998              53,332
                       1999              53,332
                       2000              26,672
                                       --------

                                       $186,668
                                       ========

   The Bank has a $14,000,000 available line of credit from the Federal Home Loan Bank of Atlanta (FHLB) which is reviewed annually by the FHLB. At December 31, 1996, no advances were outstanding under this line. At December 31, 1995, $4,000,000 of advances were outstanding with a related interest rate of 5.63%.

(9)    Income Taxes
       ------------

       Income tax expense (benefit) for the years ended December 31, 1996, 1995, and 1994 consists of the following:

                                        1996        1995      1994
                                     -----------  --------  --------

  Current tax expense:
    Federal                          $1,053,654   767,391   563,027
    State                                     -         -         -
                                     ----------   -------   -------
      Total current                   1,053,654   767,391   563,027
                                     ----------   -------   -------

  Deferred tax benefit:
    Federal                            (216,019)     (930)  (17,577)
    State                               (37,976)     (102)   (1,931)
                                     ----------   -------   -------
      Total deferred                   (253,995)   (1,032)  (19,508)
                                     ----------   -------   -------

      Total income tax expense    $     799,659   766,359   543,519
                                     ==========   =======   =======

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   Income tax expense differed from the amount computed by applying the statutory Federal corporate tax rate of 34% to income before income taxes as follows:

                                              Years ended December 31,
                                           ------------------------------
                                              1996       1995      1994
                                           ----------  --------  --------

  Computed "expected" tax expense          $ 935,620   738,285   565,065
  Increase (decrease) resulting from:
    Tax-exempt interest income               (25,893)  (22,498)  (25,840)
    Nondeductible interest expense             4,953     4,226    15,399
    Life insurance                                 -     9,052     8,863
    Change in valuation allowance           (150,000)  (54,408)   27,140
    Meals, entertainment, and club dues       11,149    10,134    20,302
    Other, net                                23,830    81,568   (67,410)
                                           ---------   -------   -------

                                           $ 799,659   766,359   543,519
                                           =========   =======   =======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                      1996       1995
                                                   ----------  ---------

   Deferred tax assets:
    Unrealized loss on investment securities
      available for sale                           $  97,558     75,222
    Allowance for loan losses                        418,716    326,436
    Deferred compensation                             24,326          -
    State net operating loss carryforward                  -     11,117
    Other                                             12,497          -
                                                   ---------   --------
         Total gross deferred tax assets before
          valuation allowance                        553,097    412,775

    Valuation allowance                             (162,698)  (312,698)

         Total deferred tax assets                   390,399    100,077

   Deferred tax liabilities - depreciation           (37,928)   (23,937)
                                                   ---------   --------

         Net deferred tax asset                    $ 352,471     76,140
                                                   =========   ========

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Bank will realize the benefits of these deductible differences, giving consideration to the valuation allowance recorded.

(10)  Related Parties
      ---------------

   Deposits include accounts with certain directors and executives of the Bank, including companies in which they are principal owners. As of December 31, 1996, these deposits totaled approximately $5,080,245.

   In the normal course of business, the Bank paid approximately $17,000 in legal fees to a law firm in which a director is a member.

(11) Regulatory Capital Requirements
     -------------------------------

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements.
   Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1996, the most recent notification from the Federal Reserve Bank of Atlanta categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. Management is not aware of the existence of any conditions or events occurring subsequent to December 31, 1996 which would affect the bank subsidiary's well capitalized classification.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   Actual capital amounts and ratios for the Bank are presented in the table below as of December 31, 1996 and 1995, on a consolidated basis and for the bank subsidiary individually (dollars in thousands):

                                                                                    To be well
                                                                                    capitalized
                                                                  For capital       under prompt
                                                                   adequacy      corrective action
                                                   Actual          purposes         provisions
                                               ---------------  ---------------  ------------------
                                               Amount   Ratio   Amount   Ratio    Amount     Ratio
                                               -------  ------  -------  ------  ---------  -------
  Georgia Bank Financial Corporation and
    subsidiary consolidated:
    As of December 31, 1996:
    Total Capital (to risk-weighted assets)    $17,182  11.84%  $11,607    8.0%        N/A     N/A
    Tier I Capital - risk-based (to risk-
     weighted assets)                           15,650  10.70     5,850    4.0         N/A     N/A
    Tier I Capital - leverage (to average
     assets)                                    15,650   7.36     8,505    4.0         N/A     N/A
    As of December 31, 1995:
    Total Capital (to risk-weighted assets)     14,439  11.19    10,321    8.0         N/A     N/A
    Tier I Capital - risk-based (to risk-
     weighted assets)                           13,101  10.15     5,160    4.0         N/A     N/A
    Tier I Capital - leverage (to average
     assets)                                    13,101   7.30     7,179    4.0         N/A     N/A

  Georgia Bank & Trust Company:
    As of December 31, 1996:
    Total Capital (to risk-weighted assets)    $15,793  11.00%  $11,483    8.0%    $14,354    10.0%
    Tier I Capital - risk-based (to risk-
     weighted assets)                           14,325   9.98     5,741    4.0       8,612     6.0
    Tier I Capital - leverage (to average
     assets)                                    14,325   6.78     8,451    4.0      10,564     5.0
    As of December 31, 1995:
    Total Capital (to risk-weighted assets)     13,801  10.87    10,155    8.0      12,693    10.0
    Tier I Capital - risk-based (to risk-
     weighted assets)                           12,466   9.82     5,077    4.0       7,616     6.0
    Tier I Capital - leverage (to average
     assets)                                    12,466   6.99     7,134    4.0       8,918     5.0

(12)  Employee Benefit Plans
      ----------------------

   The Bank has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Bank has the option to make an annual discretionary payment to the Plan. For the years ended December 31, 1996, 1995, and 1994, the Bank contributed $73,018, $64,063, and $48,589, respectively, to the Plan, which is 3% of the annual salary of all eligible employees.

   During 1994, the Bank adopted a nonqualified deferred bonus plan for officers of the Bank. Under the plan, the Bank has the option to make an annual discretionary payment to the plan. For the years ended December 31, 1996, 1995, and 1994, the Bank contributed $32,733, $28,608, and $24,860, respectively, to the plan.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(13)  Other Operating Expenses
      ------------------------

   Components of other operating expenses exceeding 1% of total revenues include the following for the years ended December 31, 1996, 1995, and 1994, respectively:

                                         1996     1995     1994
                                       --------  -------  -------

  Amortization of intangible assets    $280,017  286,681  297,734
  Business development expense          401,787  289,636  179,673
  Communication expense                 514,595  418,932  358,753
  Data processing expense               137,272  150,277  198,893
  Insurance expense                      36,993  197,585  324,936
  Legal and professional fees           201,673  210,202  193,003
  Office supplies expense               433,538  328,309  271,875

(14)   Condensed Financial Statements of Georgia Bank Financial Corporation
       --------------------------------------------------------------------
   (Parent Only)
   -------------

   The following represents Parent Company only condensed financial information of Georgia Bank Financial Corporation:

                            Condensed Balance Sheets
                            ------------------------

                                                              December 31,
                                                        -------------------------
                        Assets                              1996         1995
------------------------------------------------------  ------------  -----------

  Cash and due from banks                               $    19,776        2,985
  Investment in subsidiary                               14,958,027   13,494,792
  Premises and equipment, net                             1,393,069    1,453,250
  Intangible assets                                          64,252      128,632
  Other assets                                              100,000            -
                                                        -----------   ----------

                                                        $16,535,124   15,079,659
                                                        ===========   ==========

     Liabilities and Stockholders' Equity
------------------------------------------------------

  Accrued interest and other liabilities                $       978          978
  Bonds payable                                             186,668      640,000
                                                        -----------   ----------
       Total liabilities                                    187,646      640,978
                                                        -----------   ----------

  Stockholders' equity:
    Common stock, $3.00 par value, 10,000,000 shares
    authorized; shares issued and outstanding of
    1,542,368 in 1996 and 1,341,479 in 1995               4,627,104    4,024,437
    Additional paid-in capital                           10,337,222    7,122,998
    Retained earnings                                     1,564,330    3,435,381
    Net unrealized loss on investment securities
    available for sale                                     (181,178)    (144,135)
                                                        -----------   ----------
       Total stockholders' equity                        16,347,478   14,438,681
                                                        -----------   ----------

                                                        $16,535,124   15,079,659
                                                        ===========   ==========

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

                         Condensed Statements of Income
                         ------------------------------

                                                        Years ended December 31,
                                                    --------------------------------
                                                       1996       1995       1994
                                                    ----------  ---------  ---------
  Income:
    Dividends from bank subsidiary                  $  525,000    460,000  1,168,226
    Miscellaneous income                                91,200     91,200     84,600
                                                    ----------  ---------  ---------
                                                       616,200    551,200  1,252,826
                                                    ----------  ---------  ---------
  Expense:
    Interest expense                                    13,685     79,782    129,612
    Occupancy expense                                   60,681     29,416     29,416
    Other operating expense                             89,947    105,006     78,518
                                                    ----------  ---------  ---------
                                                       164,313    214,204    237,546
                                                    ----------  ---------  ---------

      Income before equity in undistributed
       earnings of subsidiary                          451,887    336,996  1,015,280

  Equity in undistributed earnings of subsidiary     1,500,278  1,068,070    103,156
                                                    ----------  ---------  ---------

      Net income                                    $1,952,165  1,405,066  1,118,436
                                                    ==========  =========  =========

                       Condensed Statements of Cash Flows
                       ----------------------------------

                                                                            Years ended December 31,
                                                                     --------------------------------------
                                                                         1996         1995         1994
                                                                     ------------  -----------  -----------
  Cash flows from operating activities:
   Net income                                                        $ 1,952,165    1,405,066    1,118,436
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation and amortization                                       124,561       93,796       93,796
     Equity in undistributed earnings of subsidiary                   (1,500,278)  (1,068,070)    (103,156)
                                                                                                ----------
      Net cash provided by operating activities                          576,448      430,792    1,109,076
                                                                     -----------   ----------   ----------

  Cash flows from investing activities:
   Capital expenditures                                                        -            -     (453,757)
   Purchase of other investment                                         (100,000)           -            -
                                                                     -----------   ----------   ----------
      Net cash used in investing activities                             (100,000)           -     (453,757)
                                                                     -----------   ----------   ----------

  Cash flows from financing activities:
   Principal payments on notes and bonds payable                        (453,332)    (678,333)  (2,078,333)
   Proceeds from issuance of notes payable                                     -            -       50,000
   Proceeds from issuance of common stock                                      -      237,750    1,266,500
   Cash paid for fractional shares related to stock dividend              (6,325)           -            -
   Cash paid for fractional shares related to reverse stock split              -       (2,220)           -
                                                                     -----------   ----------   ----------
      Net cash used in financing activities                             (459,657)    (442,803)    (761,833)
                                                                     -----------   ----------   ----------

      Net increase (decrease) in cash and cash equivalents                16,791      (12,011)    (106,514)

  Cash and cash equivalents at beginning of year                           2,985       14,996      121,510
                                                                     -----------   ----------   ----------

  Cash and cash equivalents at end of year                           $    19,776        2,985       14,996
                                                                     ===========   ==========   ==========

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   The Department of Banking and Finance of the State of Georgia (DBF) requires that state banks in Georgia generally maintain a minimum ratio of primary capital, as defined, to total assets of six percent (6%). Additionally, banks and their holding companies are subject to certain risk-based capital requirements based on their respective asset composition.

   The DBF requires its prior approval for a bank to pay dividends in excess of 50% of the preceding year's earnings. Based on this limitation, the amount of cash dividends available from the bank subsidiary for payment in 1997 is approximately $1,013,000, subject to maintenance of the minimum capital requirements. As a result of this restriction, at December 31, 1996, approximately $13,945,000 of the Bank's investment in its subsidiary was restricted from transfer in the form of dividends.

(15) Fair Value of Financial Instruments
     -----------------------------------

   SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. The assumptions used in the estimation of the fair value of the Bank's financial instruments are explained below. Where quoted market prices are not available, fair values are based on estimates using discounted cash flow and other valuation techniques. Discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following fair value estimates cannot be substantiated by comparison to independent markets and should not be considered representative of the liquidation value of the Bank's financial instruments, but rather a good-faith estimate of the fair value of financial instruments held by the Bank. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

   The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

     (a)  Cash and Cash Equivalents
          -------------------------

         Fair value equals the carrying value of such assets due to their nature.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     (b)  Investment Securities
          ---------------------

         The fair value of investment securities is based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     (c)  Loans
          -----

         The fair value of loans is calculated using discounted cash flows by loan type. The discount rate used to determine the present value of the loan portfolio is an estimated market rate that reflects the credit and interest rate risk inherent in the loan portfolio. The estimated maturity is based on the Bank's historical experience with repayments adjusted to estimate the effect of current market conditions. The carrying amount of related accrued interest receivable approximates its fair value.

     (d)  Deposits
          --------

         Fair values for certificates of deposit have been determined using discounted cash flows. The discount rate used is based on estimated market rates for deposits of similar remaining maturities. The carrying amounts of all other deposits, by definition, approximate their fair values. The carrying amount of related accrued interest payable approximates its fair value.

     (e) Federal Funds Purchased and Securities Sold Under Repurchase Agreements
         -----------------------------------------------------------------------

         Fair value approximates the carrying value of such liabilities due to their short-term nature.

     (f)  Other Borrowed Funds
          --------------------

         Fair value approximates the carrying value of such liabilities as the borrowings are at a variable rate of interest.

     (g)  Advances from FHLB
          ------------------

         Fair value approximates the carrying value of such liabilities as the borrowings are at a variable rate of interest.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   The carrying amounts and estimated fair values of the Bank's financial instruments at December 31, 1996 and 1995 are as follows:

                                        December 31, 1996                  December 31, 1995
                                        -----------------               ------------------------
                                            Carrying        Estimated    Carrying     Estimated
                                             amount        fair value     amount     fair value
                                        -----------------  -----------  -----------  -----------
  Financial assets:
    Cash and cash equivalents                $ 12,070,857   12,070,857   12,725,123   12,725,123
    Investment securities                      57,311,071   57,333,754   35,499,178   35,458,650
    Loans, net                                133,744,634  134,547,543  119,091,736  119,264,282
  Financial liabilities:
    Deposits                                  195,667,528  195,734,454  157,149,740  157,164,330
    Federal funds purchased and
    securities sold under repurchase
    agreements                                  1,225,294    1,225,294    1,761,527    1,761,527
    Other borrowed funds                        1,186,668    1,186,668      640,000      640,000
    Advances from FHLB                                  -            -    4,000,000    4,000,000


UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1996

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY
                          Consolidated Balance Sheets
                                     Assets
                                  (Unaudited)

                                          June 30, 1997             December 31, 1996
                                          ----------------------------------------------------
Cash and due from banks                    $ 12,296,264             $ 10,550,857
Federal funds sold                            1,090,000                1,520,000
                                          --------------------------------------
    Cash and cash equivalents                13,386,264               12,070,857

Investment Securities
   Available-for-sale                        50,741,489               52,819,926
   Held-to-maturity (market values of
       $3,716,743 and $4,513,828,             3,702,216                4,491,145
        respectively)

Loans                                       155,365,189              135,212,336
   Allowance for loan losses                 (1,845,103)              (1,467,702)
                                          --------------------------------------
Net Loans                                   153,520,086              133,744,634

Premises and equipment, net                   9,987,605                8,927,402
Accrued interest receivable                   1,522,342                1,494,291
Prepaid expenses                                332,510                  371,385
Intangible assets                               739,190                  878,089
Other assets                                  1,216,240                1,209,953
Total Assets                               $235,147,942             $216,007,682
                                          ======================================

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Non-interest bearing                  $ 35,617,779               33,306,103
     Interest bearing
        NOW accounts                         23,726,460               23,942,118
        Savings                              59,464,956               43,557,783
        Money management accounts            17,362,854               21,241,122
        Time deposits over $100,000          32,099,776               31,122,021
        Other time                           40,658,395               42,498,381
                                          --------------------------------------
Total Deposits                              208,930,220              195,667,528

Federal funds purchased and securities sold
    under repurchase agreements               2,224,547                1,225,294
Accrued interest and other liabilities        1,492,666                1,580,714
Advances from Federal Home Loan Bank          4,000,000                -
Other borrowed funds                          1,160,002                1,186,668
                                          --------------------------------------
          Total liabilities                 217,807,435              199,660,204
                                          --------------------------------------

Stockholders' equity
  Common Stock, par value $3.00; 10,000,000
  shares authorized, shares issued and
  outstanding of                              4,627,104                 4,627,104
      1,542,368 in 1997 and 1996
  Additional paid in capital                 10,337,222                10,337,222
  Retained Earnings                           2,587,469                 1,564,330
  Unrealized loss on securities
   available-for-sale,
   net of deferred
     income taxes of $117,984 in 1997          (211,288)                 (181,178)
      and $97,558 in 1996
                                          ----------------------------------------
          Total stockholders' equity         17,340,507                16,347,478
                                          ----------------------------------------
Total Liabilities and Stockholders'        $235,147,942              $216,007,682
 equity
                                          ========================================

See notes to interim consolidated financial statements.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY
                       Consolidated Statements of Income
                                  (Unaudited)

                                            Three Months Ended        Six Months Ended
                                                 June 30,                  June 30,
                                             1997         1996        1997         1996
                                          ------------------------------------------------
Interest Income
   Loans                                  $3,637,013   $3,138,095  $6,960,750   $5,976,582
   Investment securities                     930,806      761,631   1,897,726    1,407,116
   Federal funds sold                         59,476      103,054     121,626      211,437
                                           4,627,295    4,002,780   8,980,102    7,595,135
                                          ------------------------------------------------
Interest Expense
   Deposits                                2,056,499    1,739,434   4,026,427    3,398,518
   Federal funds purchased and
    securities sold
       under repurchase agreements            26,379       14,325      40,330       20,673
   Loans and borrowings                       60,677       72,707      63,473      128,200
                                           2,143,555    1,826,466   4,130,230    3,547,391
                                          ------------------------------------------------

Net Interest Income                        2,483,740    2,176,314   4,849,872    4,047,744

Provision for loan losses                    370,262      155,000     464,012      220,000
                                          ------------------------------------------------

Net interest income after provision for    2,113,478    2,021,314   4,385,860    3,827,744
 loan losses
                                          ------------------------------------------------

Non-interest Income
   Service charges and fees                  578,072      485,972   1,129,123      903,419
   Miscellaneous income                       10,750        5,480      13,924       11,281
   Investment securities gains (losses)       (9,208)           -     (18,340)      29,658
                                          ------------------------------------------------
                                             579,614      491,452   1,124,707      944,358
                                          ------------------------------------------------

Non-interest expense
   Salaries                                  861,989      735,005   1,707,690    1,422,541
   Employee benefits                         227,324      173,178     426,274      328,264
   Occupancy                                 388,924      306,078     794,675      617,596
   Other operating expenses                  622,594      565,643   1,226,301    1,107,973
                                           2,100,831    1,779,904   4,154,940    3,476,374
                                          ------------------------------------------------

Income before taxes                          592,261      732,862   1,355,627    1,295,728

Provision for income taxes                    55,488      274,652     332,488      483,694
                                          ------------------------------------------------

Net Income                                $  536,773   $  458,210  $1,023,139   $  812,034
                                          ================================================

Earnings per common share:
   Weighted average number of common
     shares outstanding                    1,542,368    1,542,701   1,542,368    1,542,701

   Net income per share                        $0.35        $0.30       $0.66        $0.53
                                          ================================================

See notes to interim consolidated
 financial statements.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                          Six Months Ended June 30,
                                                           1997              1996
Cash flows from operating activities
Net Income                                              $  1,023,139     $    812,034
  Adjustments to reconcile net income to net cash
        provided by operating activities
        Depreciation and amortization                        507,440          487,972
        Provision for loan losses                            464,012          220,000
        Loss (gain) on sale of investment securities          18,340          (29,658)
        Loss on disposal of land                              12,175                -
        Accretion of discount on investment securities       (18,314)         (12,083)
        Loss on sale of other real estate                     39,498                -
        Real estate loans originated for sale             (5,767,500)     (12,076,817)
        Proceeds from sale of real estate loans            5,928,008       12,126,367
        Net increase in accrued interest receivable          (28,051)         (41,222)
        Net decrease in prepaid expenses                      38,875           15,319
        Net increase in other assets                        (106,746)         (60,724)
        Net (decrease) increase in accrued interest
          and other liabilities                              (88,048)          34,228
                                                          ===========      ==========
              Net cash provided by operating activities    2,022,828        1,475,416
                                                          -----------      ----------

Cash flows from investing activities
        Proceeds from sales and maturities of investment
         securities                                       15,765,277       11,154,142
        Purchase of investment securities                (12,966,968)     (22,057,754)
        Net increase in loans                            (20,422,407)      (8,509,582)
        Proceeds from sale of other real estate              122,317                -
        Net purchase of premises and equipment            (1,440,919)        (402,938)
                                                          -----------      ----------
              Net cash used in investing activities      (18,942,700)     (19,816,132)
                                                          -----------      ----------

Cash flows from financing activities
        Net increase in deposits                          13,262,692       23,117,070
        Net increase (decrease) in federal funds
          purchased and securities sold under
          repurchase agreements                              999,253       (1,194,683)
        Payments on notes and bonds payable                  (26,666)        (426,666)
        Proceeds from FHLB advances                        4,000,000                -
                                                          -----------      ----------
              Net cash provided by financing activities   18,235,279       21,495,721
                                                          -----------      ----------

              Net increase in cash and cash equivalents    1,315,407        3,155,005


Cash and cash equivalents at beginning of period          12,070,857       12,725,123
                                                          -----------      ----------

Cash and cash equivalents at end of period              $ 13,386,264     $ 15,880,128
                                                          ===========      ==========

Supplemental disclosures of cash  paid during the
   period for:
        Interest                                        $  4,218,278     $  3,722,908
                                                          ===========      ==========
        Income taxes                                    $    555,000     $    405,000
                                                          ===========      ==========
See notes to interim consolidated financial statements.

               GEORGIA BANK FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                 June 30, 1997

Note 1 - Basis of financial presentation

The accompanying financial statements include the accounts of Georgia Bank Financial Corporation and its wholly-owned subsidiary, Georgia Bank & Trust Company. Significant intercompany transactions and accounts are eliminated in consolidation.

The financial statements for the six and the three months ended June 30, 1997 and 1996 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1996.

The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the financial position and results for interim periods.

Note 2 - Stockholders' equity

On August 21, 1996, the Company's Board of Directors approved a 15% stock dividend payable on September 25, 1996 to shareholders of record on September 4, 1996. All weighted average share and per share information in the accompanying financial statements has been restated to reflect the effect of the additional shares outstanding resulting from the stock dividend.

Note 3 - Allowance for Loan Losses

The following is a summary of the activity in the allowance for loan losses for the periods ended June 30, 1997 and 1996:

                                 1997     1996
                              -----------------

Balance, beginning of period    $1,468   $1,335
Provision for loan losses          464      220
Charge-offs                       (135)    (120)
Recoveries                          48       13
                              -----------------

Balance, end of period          $1,845   $1,448

Note 4 - Income Taxes

During the period ended June 30, 1997, the Company recorded a change in its valuation allowance for deferred income taxes based on the determination that the existing valuation allowance was no longer necessary. This determination was made given the nature of existing temporary differences and levels of historical income. A corresponding income tax benefit of $163,000 was recognized related to this change.

Note 5 - Recent Accounting Pronouncements

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128). Statement 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. Statement 128 replaces the presentation of primary and fully diluted EPS with a presentation of basic EPS and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Statement 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The expected impact on the Company's financial statements of the provisions of Statement 128 is not expected to be material.

Note 6 - Derivatives Disclosures

In January 1997, the Securities and Exchange Commission approved rule amendments (the Release) regarding disclosures about derivative financial instruments, other financial instruments and derivative commodity instruments. The Release requires inclusion in the footnotes to the financial statements of extensive detail about the accounting policies followed by a registrant in connection with its accounting for derivative financial instruments and derivative commodity instruments. The accounting policy requirements become effective for all registrants for filings that include financial statements for periods ending after June 15, 1997. The Company does not presently have any derivative financial instruments or derivative commodity instruments as defined in the Release.

                             SUBSCRIPTION AGREEMENT

Georgia Bank Financial Corporation
3530 Wheeler Road
Augusta, Georgia 30909

     Re: Offering of 278,000 shares (the "Shares") of Common Stock, $3.00 par value (the "Common Stock"), of Georgia Bank Financial Corporation, a Georgia corporation (the "Company").

Ladies and Gentlemen:

     Subject to acceptance of this Subscription Agreement by the Board of Directors of the Company, the undersigned subscriber ("Subscriber") hereby subscribes and agrees to purchase the amount of Common Stock set forth on page 3 hereof at the price set forth on page 3 hereof, and by the Subscriber's execution hereof agrees to be bound by all of the terms and provisions of this Subscription Agreement. Simultaneously with the execution and delivery of this Subscription Agreement, the Subscriber is delivering to the Company payment of the total price for the Common Stock subscribed for, as set forth on page 3, in the form of a check or money order payable to "Georgia Bank Financial Corporation." In order for a Subscriber who is a shareholder of the Company at 9:00 a.m. on August 8, 1997 (the "Record Date") to exercise his right to acquire shares in the Rights Offering (as that term is defined in the Company's _________, 1997 prospectus (the "Prospectus")) of the Common Stock, this Subscription Agreement and the accompanying check must be received by the Company on or before 5:00 p.m. Eastern time on ___________, 1997 . A subscriber wishing to purchase common stock in the Community Offering (as that term is defined in the Prospectus, and which begins following the close of the Rights Offering) must return this Subscription Agreement and the accompanying check to the Company before 5:00 p.m. Eastern time on _____________, 199__, unless such date is extended by the Company in its sole discretion.

     The Subscriber hereby acknowledges and understands that:

     (1) The amount of Common Stock which each Subscriber who is presently a shareholder of the Company is entitled to purchase shall be determined by the Company, whose determination shall be final and binding on all parties. With respect to any Subscriber who is not a shareholder of the Company, his subscription may be accepted or rejected, in whole or in part, by the Company in its sole and absolute discretion. This subscription is and shall be irrevocable.

     (2) The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act") to register the Shares. In connection with the offering of such Shares, the Company has delivered to the Subscriber a Prospectus, of which this Subscription Agreement is part, relating to the Company and the Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. The Subscriber may obtain a copy of the Registration Statement and other information and reports pertaining to the Company as prescribed in this Prospectus.

     (3) No representation or promise has been made concerning the marketability or value of the Common Stock.

     (4) No federal or state agency has made any finding or determination as to the fairness of this offering for investment, or made any recommendation or endorsement of the Common Stock.

     The Subscriber hereby represents and warrants to the Company as follows:

     (1) The information given below regarding the Subscriber is true and correct as of the date set forth below. If there should be any change in such information prior to the acceptance by the

          Company of his subscription, the Subscriber will immediately provide such information to the Company.

     (2) The Subscriber received a copy of the Company's Prospectus dated _______________, 1997, and has carefully read the Prospectus. In evaluating the suitability of an investment in the Company, the Subscriber has not relied upon any representations or other information (whether oral or written) other than as set forth in the Prospectus.

     (3) The Subscriber recognizes that an investment in the Company involves certain risks. The Subscriber has taken full cognizance of and understands all of the risks associated with the purchase of the Common Stock.


     With respect to the Rights Offering, each Subscriber who was a shareholder as of the Record Date of August 8, 1997 may subscribe for the following amounts of Common Stock:

          A number of shares determined by multiplying (i) .18205 and (ii) the number of shares of Common Stock beneficially owned by such Subscriber on the Record Date of August 8, 1997, and rounding that number to the nearest whole number (the "Rights Offering Shares"). The cost per share is $18.

     With respect to the Community Offering, each Subscriber who is an existing Company shareholder or any other person or entity which is Georgia Resident or a South Carolina Resident (as those terms are defined below) may subscribe for the following amounts of Common Stock:

          Any number of shares of Common Stock   The cost per share is $18.  The
          Company may in its sole discretion accept or reject, in whole or part, any subscriptions in the Community Offering.

      As used in this Subscription Agreement, "Georgia Resident" and "South Carolina Resident" means a resident of the State of Georgia or the State of South Carolina, respectively, as determined in accordance with the following rules regarding determination of residence:

     (a) A corporation, partnership, trust or other form of business organization shall be deemed to be a resident of a state if, at the time of the offer and sale to it, it has its principal office within such state.

     (b) An individual shall be deemed to be a resident of a state if such individual has, at the time of the offer and sale to him, his principal residence in the state.

     (c) A corporation, partnership, trust or other form of business organization which is organized for the specific purpose of acquiring part of an issue shall be deemed not to be a resident of a state unless all of the beneficial owners of such organization are residents of such state.

     Each Subscriber in the Community Offering hereby represents and warrants to the Company that such Subscriber is either (i) a shareholder of the Company on the date of the subscription agreement andwill remain a Company shareholder at all times until at least the date that such Subscriber's subscription is accepted or rejected as the case may be or (ii) a Georgia Resident or a South Carolina Resident as described above.

     The Subscriber should carefully read Schedule A hereto regarding federal income tax backup withholding and must complete the substitute Form W-9 which is contained in Schedule A.

     IN WITNESS WHEREOF, the Subscriber has executed this Subscription Agreement as of this _____ day of ______________________, 199__.

Shares of Common Stock subscribed for       -------------------------------------------
at $18 per share in the Rights Offering:    Subscriber's Name (please print or type)

Shares of Common Stock subscribed for        ------------------------------------------
at $18 per share in the Community Offering:  Signature of Subscriber (indicate title if

--------------------------------------
Total Price of Common Stock subscribed       ------------------------------------------
for in the Rights Offering:                  Taxpayer Identification Number
-----------------------------                or Social Security Number



State and Date of Incorporation
(if a corporation)

------------------------------------
Residence Address (if an individual):      Principal Office (if not an individual)

------------------------------------       ----------------------------------------------

------------------------------------       ----------------------------------------------

------------------------------------       ----------------------------------------------

Name and Address of Employer (if an        If you are an individual, indicate whether
individual) (indicate if in military):     you are registered to vote in Georgia:

                                                    Yes____    No_____

                                            State and Number of Driver's License
                                            (if an individual)

                                            -------------------------------------

                                  **********
                            (FOR COMPANY USE ONLY)

Accepted as to _______ shares of Common Stock in the Rights Offering at $18 per share

Accepted as to ______ shares of Common Stock in the Community Offering at $18 per share

GEORGIA BANK FINANCIAL CORPORATION


By:                                 -------------------------------------
   ------------------------------   Date

                      Schedule A to Subscription Agreement
                      ------------------------------------

                     FEDERAL INCOME TAX BACKUP WITHHOLDING

     In order to prevent the application of federal income tax backup withholding, the Subscriber must provide the Company with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

     If backup withholding applies, the Company is required to withhold 31% of payments of interest and of dividends made to such Subscriber. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9 below. In such case, if the Company is not provided with a TIN within 60 days, the Company will withhold 31% of interest and dividend payments thereafter made to such Subscriber until a TIN is provided to the Company.

                              SUBSTITUTE FORM W-9

     Under penalties of perjury, I certify that (1) the number shown below on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (2) I am not subject to backup withholding because (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

     You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

     Each Subscriber Should Complete this Section:

                                    If Joint Tenants, Community Property,
                                    Tenants in Common, etc.:


-----------------------------       -----------------------------------
Signature of Subscriber             Signature of Subscriber

-----------------------------       -----------------------------------
Printed Name                        Printed Name

-----------------------------       -----------------------------------
Social Security or Employer         Social Security or Employer
Identification No. (TIN)            Identification No. (TIN)

==============================================================================
PROSPECTIVE INVESTORS SHOULD RELY ONLY ON INFORMATION PRESENTED IN THIS PROSPECTUS IN MAKING AN INVESTMENT DECISION. NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR STATEMENT NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS OFFERING IS MADE SUBJECT TO WITHDRAWAL, CANCELLATION, OR MODIFICATION BY THE COMPANY WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL SUBSCRIPTIONS, AND NO SUBSCRIPTION WILL BE EFFECTIVE UNTIL ACCEPTED BY THE COMPANY.



                               TABLE OF CONTENTS

                                   PAGE
Available Information............     3
Special Cautionary Notice
 Regarding Forward-Looking
 Statements......................     3
Summary..........................     5
Risk Factors.....................     8
The Offering.....................    10
Use of Proceeds..................    12
Market Information and
  Dividends......................    13
Capitalization...................    14
Business.........................    14
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations.....................    20
Management.......................    39
Security Ownership of Certain
  Beneficial Owners and
  Management.....................    38
Certain Relationships and
  Related Transactions...........    41
Director Compensation............    41
Compensation of Executive
  Officers.......................    41
Compensation Committee
  Report.........................    42
Benefit Plans....................    44
Supervision and Regulation.......    44
Shares Eligible for Future Sale..    50
Description of Common Stock......    51
Legal Matters....................    54
Experts..........................    54
Indemnification..................    54
Change in Accountants............    55
Financial Statements and
  Supplementary Data.............  F-1
Subscription Agreement...........  A-1
 .................................
================================================================================





                              UP TO 278,000 SHARES



                             GEORGIA BANK FINANCIAL
                                  CORPORATION



                                  COMMON STOCK





                                   PROSPECTUS




                               AUGUST ____, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Bylaws provide indemnification as follows:

                                 ARTICLE EIGHT
                                 -------------
                                INDEMNIFICATION

     8.1  INDEMNIFICATION OF DIRECTORS.  The Corporation shall indemnify and
          ----------------------------
hold harmless any person (an "Indemnified Person") who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation) because he is or was a director of the Corporation, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, provided, in any case, that no indemnification shall be made for any expenses, judgments, fines and amounts paid in settlement attributable to circumstances as to which, under applicable provisions of the Code as in effect from time to time, such indemnification may not be authorized by action of the Board of Directors, the shareholders, or otherwise.

     8.2  INDEMNIFICATION OF OTHERS. The Board of Directors shall have the power
          -------------------------
to cause the Corporation to provide to officers, employees and agents of the Corporation all or any part of the right to indemnification and other rights of the type provided under Sections 8.1, 8.5 and 8.11 of this Article Eight (subject to the conditions, limitations and obligations specified therein) upon a resolution to that effect identifying such offices, employees or agents (by position or name) and specifying the particular rights provided, which may be different for each of the persons identified. Each officer, employee or agent of the Corporation so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Eight.

     8.3  SUBSIDIARIES.  The Board of Directors shall have the power to cause
          ------------
the Corporation to provide to any directors, officer, employee or agent of the Corporation who also is or was a director, officer, trustee, general partner, employee or agent of a Subsidiary (as defined below), all or any part of the right to indemnification and other rights of the type provided under Sections 8.1, 8.5 and 8.11 of this Article Eight (subject to the conditions, limitations and obligations specified therein), with regard to amounts actually and reasonably incurred by such person because he is or was a director, officer, trustees general partner, employee or agent of the Subsidiary. The Board of Directors shall exercise such power, if at all, through a resolution identifying the person or persons to be indemnified (by position or name) and the Subsidiary (by name or other classification), and specifying the particular rights provided, which may be different for each of the persons identified. Each person so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Eight. As used in this Article Eight "Subsidiary" shall mean (a) another corporation, joint venture, trust, partnership or unincorporated business association more than 20% of the voting capital stock or other voting equity interest of which was, at or after the time the circumstances giving rise to such action, suit or proceeding arose, owned, directly or Indirectly, by the Corporation, or (b) a nonprofit corporation that receives its principal financial support from the Corporation or its Subsidiaries.

     8.4  DETERMINATION.  Notwithstanding any judgment, order, settlement,
          -------------
conviction or plea in any action, suit or proceeding of the kind referred to in
Section 8.1, an Indemnified Person shall be entitled to indemnification as provided in such Section unless a determination that such Indemnified Person is not entitled to such indemnification shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who are not at the time parties to the proceeding; (b) if a quorum cannot be obtained under (a) above, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors who are not at the time, parties to the proceeding; or (c) is a written opinion by special legal counsel selected as required by law. Notwithstanding any determination pursuant to the preceding sentence, if such determination shall have been made at a time that the members of the Board of Directors, so serving when the events upon which such Indemnified Person's liability has been based occurred, no longer constitute a majority of the members of the Board of Directors, then, subject to any requirements of the Code, such Indemnified Person shall nonetheless be entitled to indemnification as set forth in Section 8.1 unless the Corporation shall carry the burden of proving, in an action before any court of competent jurisdiction, that such Indemnified Person is not entitled to such indemnification.

     8.5  ADVANCES.  Expenses (including, but not limited to, attorneys' fees
          --------
and disbursements, court costs, and expert witness fees) incurred by the Indemnified Person in defending any action, suit or proceeding of the kind described in Section 8.1 (or in Sections 8.2 or 8.3, if the Board of Directors has specified that advancement of expenses be made available to such Indemnified Person) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The Corporation shall promptly pay the amount of such expenses to the Indemnified Person, but in no event later than 10 days following the Indemnified Person's delivery to the Corporation of a written request for an advance pursuant to this Section 8.5, together with a reasonable accounting of such expenses; provided, however, that the Indemnified Person shall furnish to the Corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in the Code and a written undertaking and agreement to repay to the Corporation any advances made pursuant to this Section 8.5 if it shall be determined that the Indemnified Person is not entitled to be indemnified by the Corporation for such amounts. The Corporation shall make the advances contemplated by this Section
8.5 regardless of the Indemnified Person's financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 8.5 shall be unsecured and interest-free.

     8.6  NON-EXCLUSIVITY.  Subject to any applicable limitation imposed by the
          ---------------
Code or the Articles of Incorporation, the indemnification and advancement of expenses provided by or granted pursuant to this Article Eight shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any provision of the Articles of Incorporation, or any Bylaw, resolution, or agreement specifically or in general terms approved or ratified by the affirmative vote of holders of a majority of the shares entitled to be cast thereon.

     8.7  INSURANCE.  The Corporation shall have the power and authority, but
          ---------
not the requirement, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, general partner, employee or agent of a Subsidiary, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Eight.

     8.8  NOTICE.  If the Corporation indemnifies or advances expenses to a
          ------
director under Sections 14-2-851, 14-2-852, 14-2-853 or 14-2-854 of the Code (or
any equivalent provision of these Bylaws) in connection with a proceeding by or in the right of the Corporation, the Corporation shall, to the extent required by Section 14-2-1621 of the Code, report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders' meeting.

     8.9  SECURITY.  The Corporation may designate certain of its assets as
          --------
collateral, provide self-insurance or otherwise secure its obligations under this Article Eight, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article Eight, as the Board of Directors deems appropriate.

     8.10 AMENDMENT.  Any amendment to this Article Eight that limits or
          ---------
otherwise adversely affects the right of indemnification, advancement of expenses, or other rights of any Indemnified Person hereunder shall, as to such Indemnified Person, apply only to claims, actions, suits, or proceedings based on actions, events or omissions (collectively, "Post Amendment Events") occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any Indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under this Article Eight to the same extent as if such provisions had continued as part of the Bylaws of the Corporation without such amendment. This Section 8.10 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person.

     8.11 AGREEMENT.  The provisions of this Article Eight shall be deemed to
          ---------
constitute an agreement between the Corporation and each person entitled to indemnification hereunder. In addition to the rights provided in this Article Eight, the Corporation shall have the power, upon authorization by the Board of Directors, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the Corporation indemnification rights substantially similar to those provided in this Article Eight.

     8.12 CONTINUING BENEFITS.  The indemnification and advancement of expenses
          -------------------
provided by or granted pursuant to this Article Eight shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     8.13 SUCCESSORS.  For purposes of this Article Eight, the term
          ----------
"Corporation" shall include any corporation, joint venture, trust, partnership or unincorporated business association that is the successor to all or substantially all of the business or assets of this Corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successors shall be liable to the persons indemnified under this Article Eight on the same terms and conditions and to the same extent as this Corporation.

     8.14 SEVERABILITY.  Each of the Sections of this Article Eight, and each of
          ------------
the clauses set forth herein, shall be deemed separate and independent, and should any part of any such Section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any separate Section or clause of this Article Eight that is not declared invalid or unenforceable.

     8.15 ADDITIONAL INDEMNIFICATION.  In addition to the specific
          --------------------------
indemnification rights set forth herein, the Corporation shall indemnify each of its directors and such of its officers as have been appointed by the Board of Directors to the full extent permitted by action of the Board of Directors without shareholder approval under the Code or other laws of the State of Georgia as in effect from time to time.


ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following sets forth the Company's estimated expenses in connection with the issuance and distribution of the Shares offered by this Registration Statement.

       Registration Fee                $ 1,517
       Blue Sky Fees and Expenses          500*
       Printing and Engraving            7,500*
       Legal Fees and Expenses          30,000*
       Accountant's Fees and Expenses   10,000*
       Miscellaneous                       483*
                                       -------
                                TOTAL  $50,000*
                                       -------
----------------

*Estimated

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 27.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                                       DESCRIPTION OF EXHIBITS
-----------                                  -----------------------

3.1              Articles of Incorporation of Georgia Bank
                 Financial Corporation, as amended.

 3.2              Bylaws of Georgia Bank Financial Corporation
                  (Incorporated by reference to the Company's Form
                  10-SB, dated April 29, 1994)

  5               Opinion of Alston & Bird LLP, including consent

 21               Subsidiaries of Georgia Bank Financial Corporation

23.1              Consent of Alston & Bird LLP (Included in Exhibit 5)

23.2              Consent of KPMG Peat Marwick LLP

23.3              Consent of Cherry, Bekaert & Holland LLP

 24 Powers of Attorney (Included in the signature pages on pages II-6 and II-7 hereof)

ITEM 28.    UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes to:

   (1) File, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing; any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and.

     (iii) Include any additional or changed material information on the plan of distribution.

   (2) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form or prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

   (3) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Augusta, State of Georgia, on the 23rd day of July, 1997.


                                    GEORGIA BANK FINANCIAL CORPORATION



                                    By:  /s/ Robert W. Pollard, Jr.
                                       ----------------------------
                                       Name:  Robert W. Pollard, Jr.
                                       Title:  Chairman of the Board and
                                           Chief Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Pollard, Jr. and Ronald L. Thigpen as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could in person, hereby ratifying and confirming all which said attorney-in-facts and agents or their substitutes, may lawfully do, or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has duly been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                TITLE                     DATE
---------                -----                     ----


  /s/ Robert W. Pollard, Jr.    Chairman of the Board, Chief      7/23/97
----------------------------                                      ---------
Robert W. Pollard, Jr.          Executive Officer and Director


  /s/ Edward G. Meybohm         Vice Chairman of the Board        7/23/97
-----------------------                                           ---------
Edward G. Meybohm               and Director


  /s/ Patrick G. Blanchard      President and Director            7/23/97
--------------------------                                        ---------
Patrick G. Blanchard


  /s/ R. Daniel Blanton         Executive Vice President, Chief   7/23/97
-----------------------                                          ---------
R. Daniel Blanton               Operating Officer and Director

  /s/ Ronald L. Thigpen      Senior Vice President, Chief Financial    7/23/97
-----------------------                                              ---------
Ronald L. Thigpen            Officer (Principal Financial and
                             Accounting Officer) and Director


/s/ Travers W. Paine III     Corporate Secretary and Director          7/23/97
   ------------------------                                          ---------
Travers W. Paine III


  /s/ William J. Badger       Director                                 7/23/97
-----------------------                                              ---------
William J. Badger


  /s/ William P. Copenhaver   Director                                 7/23/97
---------------------------                                           ---------
William P. Copenhaver


  /s/ Randolph R. Smith, M.D. Director                                 7/23/97
-----------------------------                                         ---------
Randolph R. Smith, M.D.


  /s/ John W. Trulock, Jr.    Director                                 7/23/97
--------------------------                                           ---------
John W. Trulock, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------
OF EXHIBITS
-----------

 3.1              Articles of Incorporation of Georgia Bank
                  Financial Corporation, as amended.

 3.2              Bylaws of Georgia Bank Financial Corporation
                  (Incorporated by reference to the Company's Form
                  10-SB, dated April 29, 1994)

  5               Opinion of Alston & Bird LLP, including consent

 21               Subsidiaries of Georgia Bank Financial Corporation

23.1              Consent of Alston & Bird LLP (Included in Exhibit 5)

23.2              Consent of KPMG Peat Marwick LLP

23.3              Consent of Cherry, Bekaert & Holland LLP

 24 Powers of Attorney (Included in the signature pages on pages II-6 and II-7 hereof)

